UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 11-K
ANNUAL REPORT
(Mark One)

☑	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2007
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from                                          to
Commission file number 1-5805

A.	Full title of the plan and the address of the plan, if different from that of issuer named below:
THE JPMORGAN CHASE 401(k) SAVINGS PLAN
B.	Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:
JPMORGAN CHASE & CO.
270 Park Avenue
New York, New York 10017

THE JPMORGAN CHASE 401(k) SAVINGS PLAN

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
Report of Independent Registered Public Accounting Firm
To the Participants and Plan Administrator of
  The JPMorgan Chase 401(k) Savings Plan:
We have audited the accompanying statements of net assets available for benefits of The JPMorgan Chase 401(k) Savings Plan (the “Plan”) as of December 31, 2007 and 2006, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
During 2007, the Plan adopted Statement of Financial Accounting Standards (“SFAS”) 157, “Fair Value Measurements.”
In our opinion, the 2007 and 2006 financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2007 and 2006, and the change in net assets available for benefits for the year then ended in conformity with accounting principles generally accepted in the United States of America.
Our audit was performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of (1) assets (held at end of year) as of December 31, 2007, (2) investment assets both acquired and disposed of within the plan year for the year ended December 31, 2007, and (3) reportable transactions for the year ended December 31, 2007, are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplementary schedules are the responsibility of the Plan’s management. The supplemental schedules have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.
/s/ Meaden & Moore, Ltd.
Cleveland, Ohio
June 12, 2008

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
Statements of Net Assets Available For Benefits
As of December 31, 2007 and 2006

Assets:	2007	2006
Investments:
JPMorgan Chase & Co. and other common stocks	$5,248,585,704	$5,413,830,031
Common/collective trust funds	2,853,475,127	2,500,057,049
Registered investment companies (mutual funds)	1,924,753,538	2,053,714,713
Synthetic guaranteed investment contracts	1,773,701,660	1,769,972,592
Corporate debt instruments	879,220,618	1,125,501,087
Loans to plan participants	303,212,236	288,860,165
Derivative receivables	241,472,502	58,247,732
U.S. government and federal agency obligations	241,204,808	152,826,922
U.S. government-sponsored enterprise obligations	179,096,363	44,038,578
Other	40,405,401	83,081,803

Total investments	13,685,127,957	13,490,130,672

Contributing employers’ contributions receivable	30,987,640	32,499,734
Participants’ contributions receivable	20,429,841	19,782,942
Receivable for merger-related transactions	—	14,545,769
Other receivables	16,896,736	14,343,892
Dividends and interest receivable	14,667,236	12,615,072
Cash	6,036,537	3,733,414

Total assets	13,774,145,947	13,587,651,495

Liabilities:
Payable under securities lending agreements	267,657,594	343,855,333
Derivative payables	246,916,099	56,160,011
Payable for securities and interest purchased	162,945,756	30,414,576
Accrued expenses	1,419,771	940,595

Total liabilities	678,939,220	431,370,515

Net assets available for benefits reflecting all investments at fair value	13,095,206,727	13,156,280,980
Adjustment from fair value to contract value for fully benefit-responsive synthetic guaranteed investment contracts	50,548,076	26,062,826

Net assets available for benefits	$13,145,754,803	$13,182,343,806

The accompanying notes to financial statements are an integral part of these statements.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
Statements of Changes in Net Assets Available for Benefits
For the Years Ended December 31, 2007 and 2006

	2007	2006
Contributions:
Participants	$574,073,083	$531,643,306
Employers	269,796,521	260,650,251
Rollovers	138,858,822	141,801,609

Total contributions	982,728,426	934,095,166

Investment activities:
Dividends from JPMorgan Chase & Co. common stock	109,923,041	111,340,607
Other dividends	188,643,896	117,680,248
Interest	127,763,468	93,183,554
Investment income from Plan’s interest in Master Trust	—	1,007,721
Net (depreciation) appreciation in fair value of investments, including Master Trust	(167,963,156)	1,486,186,292

Increase in net assets available for benefits derived from investment activities	258,367,249	1,809,398,422

Other income	538,993	5,609,953

Deductions:
Benefits paid to participants	(1,269,468,194)	(1,218,938,306)
Expenses	(11,761,985)	(6,429,961)

Net change during the year	(39,595,511)	1,523,735,274

Transfers from other plans	3,006,508	31,805,802
Net assets available for benefits, beginning of year	13,182,343,806	11,626,802,730

Net assets available for benefits, end of year	$13,145,754,803	$13,182,343,806

The accompanying notes to financial statements are an integral part of these statements.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
1.	Description of the Plan
          The JPMorgan Chase 401(k) Savings Plan (“Plan”) is a defined contribution plan sponsored by JPMorgan Chase Bank, National Association (“JPMorgan Chase Bank, N.A.”), a national banking association with branches in 17 states, and a wholly-owned bank subsidiary of JPMorgan Chase & Co. (“JPMorgan Chase” or the “Firm”).
          The following is a general description of the Plan. Participants should refer to the Plan document for a more complete description of the Plan.
          General
          The Plan enables eligible employees of JPMorgan Chase and certain of its affiliated companies to fund an account, the value of which is to be applied for their benefit upon retirement or termination of employment. All amounts contributed to a Participant’s account under the Plan are held in a trust fund (“Trust Fund”).
          The Plan is administered by the Plan Administrator who is appointed by the Board of Directors of JPMorgan Chase or JPMorgan Chase Bank, N.A. The Plan complies with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan is designed to comply with Section 404(c) of ERISA and the related regulations. As a result, the Plan’s fiduciaries may be released from liability for any losses that result from the Participant’s individual investment decisions.
          Eligibility
          Full-time employees are eligible to enroll in the Plan as of their first day of employment. Part-time employees are eligible to participate after completing 90 days of service. Generally, any employee who is employed on an hourly, occasional, casual, temporary, seasonal, intern, or retainer basis, or an individual who is on a non-U.S. dollar payroll, or any individual who would be deemed to be an employee of a contributing employer (“Contributing Employer”) under the employee leasing provisions of Section 414(n) of the Internal Revenue Code of 1986, as amended (“Code”), is not eligible to participate in the Plan.
          Contributions
          Participant Contributions
          The Plan allows a participant (“Participant”) to defer on a pre-tax and/or Roth 401(k) basis through payroll deductions up to 50% (in 1% increments) of their eligible compensation per pay period subject to certain legal limitations (“Deferred Contributions”). Eligible compensation generally means base salary plus applicable job differential pay (i.e., shift pay). In certain situations, eligible compensation includes other cash earnings (e.g., commissions, draws, and overrides) paid under certain plans that provide compensation in lieu of base salary. Eligible compensation excludes overtime, bonuses, special pay, or any other additional compensation and is not reduced by pre-tax contributions under this Plan and under certain other plans. The maximum annual eligible compensation under the Plan may not exceed the applicable statutory limit. In addition, Participants who are age 50 or older are permitted to make additional Deferred Contributions known as “catch-up” contributions.
          Employer Matching Contributions
          Generally, except as discussed below, each Contributing Employer makes a matching contribution (“Matching Contributions”) on behalf of each Participant who has completed one year of service in an amount equal to 100% of such Participant’s Deferred Contributions up to 5% of such Participant’s eligible compensation each pay period. Participants whose annual total cash compensation is $250,000 or more are not eligible to receive Matching Contributions. This determination is made each August 1 and applies for the next succeeding calendar year.
          A Participant may elect to have 100% of their Matching Contributions invested in the same manner as their Deferred Contributions. If a Participant fails to make such an election, Matching Contributions will be invested in the Plan’s JPMorgan Chase Common Stock Fund.
          Employer Non-Matching Contributions
          JPMorgan Chase Bank, N.A., on behalf of each Participating Employer, granted a discretionary contribution that was allocated to the accounts of certain non-highly compensated employees in both 2008 and 2007. Until the contributions are vested, the contribution will be invested in the Plan’s JPMorgan Chase Common Stock Fund. Participants have full investment discretion over vested employer non-matching contributions.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
          Rollover Contributions
          The Plan accepts qualifying rollover contributions made by Participants in cash from qualified retirement plans of other employers, including: qualified traditional individual retirement accounts (“IRA”); contributory individual retirement accounts; and governmental plans. After-tax and Roth 401(k) rollovers are not accepted by the Plan.
          Dividend Election
          The JPMorgan Chase Common Stock Fund has been designated as a nonleveraged employee stock ownership plan. As such, a Participant may elect to have any dividends attributable to their vested balance paid to them on a quarterly basis rather than reinvested; the dividend payments are not subject to an early distribution tax penalty. If a Participant makes no election, the dividend income will automatically be reinvested in the Participant’s account in the JPMorgan Chase Common Stock Fund.
          Vesting
          A Participant’s Deferred Contributions are always 100% vested, including any associated investment performance (or “earnings”). Participants are immediately 100% vested in the value of the Matching Contributions, including any associated investment performance. Employer non-matching contributions, if any, will generally vest after the Participant has completed three years of service.
          Forfeited Accounts
          At December 31, 2007 and 2006, forfeited nonvested accounts totaled $965,991 and $243,534, respectively. Matching Contributions that are forfeited are used to reduce a Contributing Employer’s future Matching Contributions.
          Distributions
          Withdrawal of Contributions
          The Plan allows a Participant to withdraw all or any portion of their vested account balance attributable to after-tax contributions or contributions rolled over from another qualified plan or IRA, if any. Certain individuals who participated in prior plans may also withdraw other types of nonforfeitable employer contributions, subject to certain restrictions.
          Participants who have withdrawn all amounts permissible under the preceding paragraph may request to withdraw up to the remaining amount of their vested account balance only upon attaining age 59 1/2 or for reasons of financial hardship, provided, however, that earnings realized after December 31, 1988, on Deferred Contributions, Matching Contributions made after December 31, 2004, and certain other Deferred Contributions under prior plans are not available for hardship withdrawal.
          Payment of Vested Benefits
          A Participant who terminates employment may elect to receive the value of their vested benefit under the Plan. In the event of the death of a married Participant, fully vested benefits will be distributed to the Participant’s spouse or to another beneficiary if the spouse previously consented. An unmarried Participant may designate anyone as their beneficiary. If there is no spouse or living beneficiary on the date of the Participant’s death, then the value of the vested benefit is distributed to the Participant’s estate.
          A terminated Participant whose vested account balance under the Plan (including loans) is greater than $1,000 may elect to: (1) receive a lump sum payment; (2) obtain a rollover payment to an IRA (traditional or Roth) or another employer’s qualified plan; (3) receive monthly, quarterly or annual installments over a period not exceeding their life expectancy, or (4) defer receipt of the distribution until April 1 of the year after they attain the age of 70 1/2. If no election is made, then the account distribution will be deferred, automatically, until the month after the Participant attains age 65.
          If a terminated Participant’s vested account balance does not exceed $1,000, the account balance, less any required income tax withholding, will be paid to the Participant in a single lump sum. However, if the Participant elects to roll over the distribution to an IRA (traditional or Roth) or another employer’s qualified plan, the entire account balance will be distributed as there is no required income tax withholding.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
          Loans to Plan Participants
          The Plan permits Participants to borrow a portion of their vested account balance without paying income taxes or incurring income tax penalties. The minimum loan amount is $1,000. The maximum aggregate amount of all loans to any Participant under the Plan is the lesser of $50,000 (reduced by the highest loan balance outstanding during the 12-month period preceding the date of the new loan) or 50% of the vested value of their account balance. The interest rate on a loan is based on the prime rate in effect on the first business day of the month, and it is fixed for the duration of the loan. Generally loans must be paid off within five years. If, however, the loan is for the purchase of a principal residence, the repayment period may be up to 15 years. A Participant is limited to no more than six loans outstanding at any time. Loan principal and interest are paid through payroll deductions. Loan transactions are reported in the Statements of Net Assets Available for Benefits as Loans to plan participants.
          Plan Expenses
          To the extent not paid in full or part by the Contributing Employers, the Trustee pays, using Plan assets, the expenses of the Plan, such as taxes (if any) incurred on the income or assets of the trust, brokerage and other expenses associated with the purchase and sale of assets by the managers of the Funds, investment management fees paid and other expenses directly attributable to the administration of the Plan. For 2007 and 2006, the following expenses have been paid by the Plan: brokerage and other expenses in connection with the purchase and sale of assets by the managers of Funds, fees paid for asset management, and expenses directly attributable to the administration of the Plan.
2.	Summary of Significant Accounting Policies
          Basis of Presentation
          The accounting and financial reporting policies of the Plan conform to accounting principles generally accepted in the United States of America (“U.S. GAAP”). Certain prior year amounts have been reclassified to conform to the current presentation.
          Use of Estimates in the Preparation of Financial Statements
          The preparation of financial statements requires Plan management to make estimates and assumptions that affect the reported amounts of assets, liabilities and changes in net assets available for benefits, and disclosure of contingent assets and liabilities. Actual results could be different from these estimates.
          Investment Valuation
          All investments are recorded at fair value in these financial statements. In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) 157, “Fair Value Measurements,” which is effective for fiscal years beginning after November 15, 2007, with early adoption permitted. SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about assets and liabilities measured at fair value. The Plan chose early adoption of SFAS 157, effective January 1, 2007, which did not have material impact on the financial statements of the Plan. For information related to the Plan’s valuation methodologies under SFAS 157, see Note 3 of these financial statements.
          Fully Benefit-Responsive Investment Contracts
          The Plan accounts for synthetic guaranteed investment contracts at contract value in accordance with FASB Staff Position AAG INV-1 and SOP 94-4-1, “Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans” (“FSP”). A synthetic guaranteed investment contract is an investment contract in which the Plan owns the underlying assets and purchases fully benefit-responsive wrapper contracts from independent third parties (“Issuers”), which provide market value and cash flow risk protection to the Plan.
          Investment contracts held by a defined contribution plan are typically reported at fair value. However, under the FSP, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the plan. As required by the FSP, the Statement of Net Assets Available for Benefits presents the fair value of the investment contracts and the adjustment from fair value to contract value. The Statement of Changes in Net Assets Available for Benefits is prepared on a basis that reflects income credited to Participants but not realized and unrealized gains and losses on the investment contracts.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
          Securities and Securities Lending Transactions
          Securities transactions are recorded on a trade-date basis. Realized gains (losses) are computed based on the average cost of securities sold. Dividend income is recorded on the ex-dividend date. Interest income is accounted for on the accrual basis.
          The Plan participates in a securities lending program administered by JPMorgan Chase Bank, N.A. Under the program, borrowers are required to provide collateral equal to a minimum of 102% (105% for non-U.S. securities) of the fair value of the loaned securities in the form of cash, U.S. government securities, or other qualifying securities. JPMorgan Chase Bank, N.A. bears all the costs of the program. Net interest income earned by the Plan under the program was $2,097,474 and $741,311 in 2007 and 2006, respectively, which is recorded in interest income in the Statement of Changes in Net Assets Available for Benefits. At December 31, 2007 and 2006, common stock, U.S. government-sponsored enterprise obligations, U.S. government and federal agency obligations, corporate debt instruments, and other investments of the Plan with an aggregate fair value of $334,603,814 and $342,279,060, respectively, had been loaned under this program.
          Participant Withdrawals
          Participant withdrawals are recorded when paid.
          Differences between Financial Statements and Form 5500
          The Plan calculates realized gains (losses) and unrealized appreciation (depreciation) as the difference between current market value and cost. Internal Revenue Service (“IRS”) Form 5500 calculates realized gains (losses) and unrealized appreciation (depreciation) as the difference between current market value and market value at the prior period year-end.
          The Plan does not reflect as liabilities amounts allocated to the accounts of Participants who have elected to withdraw from the Plan but have not yet been paid. The Department of Labor, however, requires that these amounts be reported as a liability on Form 5500. Similarly, amounts allocated to withdrawals by Participants that have been processed and approved for payment prior to December 31, but are not yet paid as of that date are recorded on the Form 5500 as benefits paid.
          There were no reconciling items between the net assets available for benefits as disclosed in these financial statements and the Form 5500. The following is a reconciliation of benefits paid to Participants as disclosed in the financial statements to Form 5500:

	Year Ended December 31,
	2007	2006
Benefits paid to Participants per the financial statements	$1,269,468,194	$1,218,938,306
Less: Amounts allocated to withdrawing Participants, beginning of year	(—)	(2,375,189)

Benefits paid to Participants per Form 5500	$1,269,468,194	$1,216,563,117

          Foreign Currency Translation
          The Plan revalues assets and liabilities denominated in foreign (i.e., non-U.S.) currencies into U.S. dollars using applicable exchange rates as of the date of the Statement of Net Assets Available for Benefits. Income and expenses denominated in foreign (i.e., non-U.S.) currencies are revalued at the exchange rates prevailing at the date of the transaction.
          Accounting and Reporting Developments
          The Hierarchy of Generally Accepted Accounting Principles
          In May 2008, the FASB issued SFAS 162, “The Hierarchy of Generally Accepted Accounting Principles,” which is intended to improve financial reporting by identifying the sources of accounting principles and a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with U.S. GAAP for nongovernmental entities. SFAS 162 will be effective 60 days after the U.S. Securities and Exchange Commission approves the Public Company Accounting Oversight Board’s amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” SFAS 162 is not expected to have a material impact on the Plan’s financial statements.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
          Disclosures about Derivative Instruments and Hedging Activities
          In March 2008, the FASB issued SFAS 161, “Disclosures about Derivative Instruments and Hedging Activities,” which amends the disclosure requirements of SFAS 133. SFAS 161 requires increased disclosures about derivative instruments and hedging activities and their effects on an entity’s financial position, financial performance, and cash flows. SFAS 161 is effective for fiscal years beginning after November 15, 2008, with early adoption permitted. SFAS 161 will only affect the Plan’s disclosures of derivative instruments and related hedging activities, and not it’s Statement of Net Assets Available for Benefits or Statement of Changes in Net Assets Available for Benefits.
3.	Fair Value Measurements
          In September 2006, the FASB issued SFAS 157, “Fair Value Measurements,” which is effective for fiscal years beginning after November 15, 2007, with early adoption permitted. SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about assets and liabilities measured at fair value. Specifically, SFAS 157:
•	Defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, and establishes a framework for measuring fair value;

•	Establishes a three-level hierarchy for fair value measurements based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date;

•	Eliminates large position discounts for financial instruments quoted in active markets; and

•	Expands disclosures about instruments measured at fair value.
          The Plan chose early adoption for SFAS 157 effective January 1, 2007. The adoption of SFAS 157 did not have material impact on the financial statements of the Plan.
          Determination of Fair Value
          Following is a description of the Plan’s valuation methodologies for assets and liabilities measured at fair value. Such valuation methodologies were applied to all of the assets and liabilities carried at fair value effective January 1, 2007. The Plan has an established and well-documented process for determining fair values. Fair value is based upon quoted market prices, where available. If listed prices or quotes are not available, fair value is based upon models that primarily use, as inputs, market-based or independently-sourced market parameters, including yield curves, interest rates, volatilities, equity or debt prices, foreign exchange rates and credit curves. In addition to market information, models also incorporate transaction details, such as maturity. Valuation adjustments, such as liquidity valuation adjustments, may be necessary when the Plan is unable to observe a recent market price for a financial instrument that trades in inactive (or less active) markets. Liquidity adjustments are not taken for positions classified within level 1 (as defined below) of the fair value hierarchy.
          The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.
          Valuation Hierarchy
          SFAS 157 establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:
•	Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•	Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3 — inputs to the valuation methodology are unobservable and significant to the fair value measurement.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
          A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.
          Following is a description of the valuation methodologies used for instruments measured at fair value, including the general classification of such instruments pursuant to the valuation hierarchy.
          Assets and Liabilities
          JPMorgan Chase & Co. and other common stocks
          JPMorgan Chase & Co. common stock is valued at the closing price reported on the New York Stock Exchange Composite Transaction Tape and is classified within level 1 of the valuation hierarchy. Other common stocks are valued at the closing price reported on the major market on which the individual securities are traded. Substantially all other common stock is classified within level 1 of the valuation hierarchy.
          Common/collective trust funds and Registered investment companies (mutual funds)
          These investments are public investment vehicles valued using the Net Asset Value (“NAV”) provided by the administrator of the fund. The NAV is based on the value of the underlying assets owned by the fund, minus its liabilities, and then divided by the number of shares outstanding. The NAV is a quoted price in a market that is not active and classified within level 2 of the valuation hierarchy.
Corporate debt instruments, U.S. government and federal agency obligations, U.S. government-sponsored enterprise obligations, and Other
          A limited number of these investments are valued at the closing price reported on the major market on which the individual securities are traded. Where quoted prices are available in an active market, the investments are classified within level 1 of the valuation hierarchy. If quoted market prices are not available for the specific security, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics or discounted cash flows. When quoted market prices for the specific security are not available in an active market, they are classified within level 2 of the valuation hierarchy.
          Synthetic guaranteed investment contracts
          The fair value of the synthetic guaranteed investment contracts is based on the underlying investments. The underlying investments are common/collective trust funds, which are public investment vehicles, valued at the NAV as described above. Because the NAV is a quoted price in a market that is not active, they are classified within level 2 of the valuation hierarchy. The related wrapper contracts have a fair value of $0 at December 31, 2007 and 2006. See Note 9 of these financial statements for further information on these contracts.
          Derivative receivables and Derivative payables
          Exchange-traded derivatives valued using quoted prices are classified within level 1 of the valuation hierarchy. However, few classes of derivative contracts are listed on an exchange; thus, the majority of the Plan’s derivative contracts are valued using models that use as their basis readily observable market parameters — that is, parameters that are actively quoted and can be validated to external sources, including industry pricing services. Depending on the types and contractual terms of derivatives, fair value can be modeled using a series of techniques, such as simulation models or a combination of various models, which are consistently applied. These models reflect the contractual terms of the derivatives, including the period to maturity, and market-based parameters such as interest rates, volatility, and the credit quality of the counterparty. Further, many of these models do not contain a high level of subjectivity as the methodologies used in the models do not require significant judgment, and inputs to the model are readily observable from actively quoted markets, as is the case for “plain vanilla” interest rate swaps and credit default swaps. Such instruments are generally classified within level 2 of the valuation hierarchy.
          Loans to plan participants
          Loans to plan participants are valued at cost plus accrued interest, which approximates fair value and are classified within level 2 of the valuation hierarchy.
          The following table presents the financial instruments carried at fair value as of December 31, 2007, by caption on the Statement of Net Assets Available for Benefits and by SFAS 157 valuation hierarchy (as described above). The Plan has no assets classified within level 3 of the valuation hierarchy.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
Assets and liabilities measured at fair value on a recurring basis

		Models with	Total carrying
	Quoted market	significant	value in the
	prices in active	observable market	Statement of Net
	markets	parameters	Assets Available
December 31, 2007	(Level 1)	(Level 2)	for Benefits

JPMorgan Chase & Co. and other common stocks	$5,248,236,420	$349,284	$5,248,585,704
Common/collective trust funds	—	2,853,475,127	2,853,475,127
Registered investment companies (mutual funds)	—	1,924,753,538	1,924,753,538
Synthetic guaranteed investment contracts	—	1,773,701,660	1,773,701,660
Corporate debt instruments	809,113	878,411,505	879,220,618
Loans to plan participants	—	303,212,236	303,212,236
Derivative receivables	832,987	240,639,515	241,472,502
U.S. government and federal agency obligations	527,509	240,677,299	241,204,808
U.S. government-sponsored enterprise obligations	—	179,096,363	179,096,363
Other	14,484,621	25,920,780	40,405,401

Total assets at fair value	5,264,890,650	8,420,237,307	13,685,127,957

Derivative payables	1,772,478	245,143,621	246,916,099

Total liabilities at fair value	$1,772,478	$245,143,621	$246,916,099

4.	Investment Program
          The net assets available for benefits of the Plan at December 31, 2007 and 2006, are held in a Trust Fund administered by JPMorgan Chase Bank, N.A., as trustee (“Trustee”), to be invested and distributed in accordance with the Plan and the trust agreement under which the Trust Fund was established.
          As of December 31, 2007, the 25 investment options consist of: 21 core investment funds, including six fixed-income funds, eleven domestic equity funds, and four international equity funds; the JPMorgan Chase Common Stock Fund and three lifestyle portfolios. Each lifestyle portfolio invests in a predetermined mix of core investment funds (excluding the JPMorgan Chase Stock Fund), with varying risk/return policies. The Participants direct their accounts and the funds are managed by various investment managers.
          Fund transactions are processed on a daily basis and are recorded at an aggregate level within the Trust Fund. J.P. Morgan Retirement Plan Services, LLC, a wholly-owned subsidiary of JPMorgan Chase, is the record keeper for the Plan.
          Participants may elect to change the allocation of their account balances and contributions in the investment funds on a daily basis. Participant requests for fund reallocations, transfers and distributions are processed on a daily basis using net asset values. Changes become effective on the same business day if the New York Stock Exchange is open and the request is made before 4 p.m. Eastern Time, or by the close of the New York Stock Exchange, whichever is earlier. Otherwise, the changes become effective on the next business day.
          At its discretion, JPMorgan Chase Bank, N.A. may place restrictions on investments in the Funds and on daily transfers and reallocations among Funds. Effective October 1, 2006, a transfer and/or reallocation out of any of the investment funds that hold shares of a mutual fund or international fund will result in no amounts being transferred back into that same Fund for 30 calendar days from the date of the initial transfer/reallocation. Prior to October 1, 2006, no amount — including any prior balance — could be transferred and/or reallocated out of the four international funds for 30 calendar days from the date of the initial transfer/reallocation transaction.
5.	Investments
          Investments that represent five percent or more of the Plan’s net assets available for benefits at December 31, 2007 and 2006 were as follows:

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS

Description	2007	2006
JPMorgan Chase & Co. common stock	$3,223,209,062	$3,770,313,601
BGI S&P500 Index Fund	1,378,704,203	1,392,254,923
          During the years ended December 31, 2007 and 2006, the Plan’s investments generated net appreciation (depreciation) as follows:

Description	2007	2006
Based on quoted market prices:
JPMorgan Chase & Co. and other common stocks	$(281,154,342)	$883,810,191
Derivative receivables (payables), net	(4,446,175)	3,490,476
Other	(838,757)	(590,639)

Total based on quoted market prices	(286,439,274)	886,710,028

Based on estimated fair value:
Common/collective trust funds	156,919,308	318,357,268
U.S. government and federal agency obligations	14,050,582	2,195,424
JPMorgan Chase & Co. and other common stocks	1,976,482	428,102
U.S. government-sponsored enterprise obligations	524,485	551,075
Registered investment companies	(42,965,075)	205,295,417
Corporate debt instruments	(15,365,905)	8,517,074
Derivative receivables (payables), net	(1,822,270)	(974,096)
Plan’s share of Master Trust	—	59,730,415
Other	5,158,511	5,375,585

Total based on estimated fair value	118,476,118	599,476,264

Total net (depreciation)/appreciation	$(167,963,156)	$1,486,186,292

6.	Master Trust
          Prior to October 1, 2006, certain of the Plan’s investments were held in the Master Trust For Certain Investment Funds of The JPMorgan Chase Retirement and 401(k) Savings Plans (“Master Trust”). Effective October 1, 2006, the Plan’s assets held by the Master Trust were transferred to the Plan, and the Master Trust was dissolved due to a transfer of net assets related to the other participating plan (i.e., The JPMorgan Chase Retirement Plan) to another trust. JPMorgan Chase Bank, N.A. was the trustee for the Master Trust.
          Prior to the dissolution of the Master Trust, the Plan’s accounts in the Master Trust were credited with income, gains or losses in respect of the Plan’s assets held in the Master Trust. Additionally, the Plan invested in one of the Master Trust’s investment Funds in equal increments called units (“Units”). Each Unit represented an equal right to share in the applicable Fund’s net earnings, gains and losses. No Unit had priority or preference over any other Unit of the applicable Fund. The underlying investments of the Master Trust and the Plan investments were valued in the same manner.
          Investment income for the Master Trust was as follows during 2006:

Description	2006
Common stocks	$130,734,523
Registered investment companies (mutual funds)	5,962,185
Corporate debt instruments	2,792,960
Common/collective trust funds	4,809,436
U.S. government and federal agency obligations	(10,936,387)
U.S. government-sponsored enterprise obligations	(5,943,346)
Derivative receivables (payables), net	(2,533,990)
Other investments	762,401

Total net appreciation	125,647,782
Interest	46,907,851
Dividends	17,804,596

Net investment income for the Master Trust	$190,360,229

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
7.	Derivative Receivables and Derivative Payables
          In the normal course of business, the Plan utilizes interest rate, foreign currency and credit derivative contracts to hedge interest rate, securities price, foreign currency and credit risks in the Intermediate Bond Fund and the Treasury Inflation Protection Securities Fund. These financial instruments are recorded at fair value as derivative receivables and payables in the Statement of Net Assets Available for Benefits.
          Interest Rate Contracts
          The Funds primarily enter into interest rate swap, forward and futures contracts. Interest rate swap contracts involve the exchange of fixed-rate and variable-rate interest payments based on the contractual underlying notional amount. Forward and futures contracts represent agreements under which the seller agrees to deliver at a specified future date, a specified instrument at a specified price or yield. Forward contracts used for the Plan’s interest rate risk management activities are primarily arrangements to exchange cash in the future based on price movements in securities. The Funds primarily use index futures contracts, which provide for exchanges of cash based upon the movements of an underlying interest rate index. The Funds utilize these contracts to minimize significant fluctuations in income caused by interest rate volatility. Under its interest rate swap and forward contracts, the Plan is subject to the risk that the counterparty will not fulfill its obligation under the contract.
          Foreign Exchange Forward Contracts
          A foreign exchange forward contract represents an agreement to exchange one currency for another at an agreed-upon price on an agreed-upon settlement date. To hedge against foreign exchange rate risks on foreign currency denominated transactions and holdings, the Plan may buy or sell foreign exchange forward contracts. The Plan is subject to the risk that the counterparty to a foreign currency forward contract will not fulfill its obligation under the contract.
          Credit Derivative Contracts
          A credit default swap is a credit derivative contract between two counterparties that provides protection against a credit event on one or more referenced credits. Protected credit events are established at the inception of a transaction, and may include bankruptcy, insolvency or failure to meet payment obligations when due. The buyer of the credit derivative pays a periodic fee in return for a payment by the seller upon any occurrence of a credit event. The Intermediate Bond Fund manages exposure to credit risk in their bond portfolios with credit derivatives. The Plan is subject to the risk that the counterparty to the credit default swap will not fulfill its obligation under the contract.
8.	Transactions with Affiliated Parties
          The following is a summary of transactions with parties affiliated with the Plan for the years ended December 31, 2007 and 2006:

		Aggregate Proceeds
		from Sales,
		Redemptions and
	Aggregate Cost	Distributions to
For the Year Ended December 31, 2007	of Purchases	Participants
JPMorgan Domestic Liquidity Fund	$3,637,348,330	$ 3,546,676,771
JPMorgan Chase & Co. common stock	487,073,988	634,408,522
American Century Ultra Fund	2,797,067	175,282,263
Core Bond Fund (managed by JPMorgan Investment Advisors)	36,801,218	19,582,709
Funds managed by JPMorgan Asset Management (USA) Inc.:
Short-Term Fixed Income Fund	1,479,310,754	1,444,004,974
Growth and Income Fund	120,761,975	81,788,898
Stable Value Fund	503,259,684	483,248,765
Mid Cap Growth Fund	81,750,384	50,084,985
Small Cap Core Fund	104,456,624	148,059,368

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS

		Aggregate Proceeds
		from Sales,
		Redemptions and
	Aggregate Cost	Distributions to
For the Year Ended December 31, 2006	of Purchases	Participants
JPMorgan Domestic Liquidity Fund	$3,504,630,341	$ 3,446,484,203
JPMorgan Chase & Co. common stock	387,299,164	601,968,701
American Century International Small Cap Fund	58,538,284	224,907,767
American Century Ultra Fund	543,477	543,477
Core Bond Fund (managed by JPMorgan Investment Advisors)	26,264,805	20,040,379
Funds managed by JPMorgan Asset Management (USA) Inc.:
Short-Term Fixed Income Fund	2,458,711,357	2,637,652,431
Growth and Income Fund	60,555,721	63,103,371
Stable Value Fund	487,870,525	362,931,166
Mid Cap Growth Fund	63,859,394	45,556,589
Small Cap Core Fund	73,940,929	133,538,656
International Large Cap Core Fund (managed by JPMorgan Asset Management (London) Limited)	21,104,210	478,455,055
9.	Investments in Synthetic Guaranteed Investment Contracts
          The Plan accounts for synthetic guaranteed investment contracts at contract value in accordance with FSP AAG INV-1 and SOP 94-4-1. Contract value represents contributions made under the contract, plus earnings, less withdrawals and administrative expenses. The crediting rate is reset each calendar quarter based on data as of the last business day of the month prior to the end of the quarter. Crediting rates are reset in accordance with a formula contained in the contract, and take into account the yield, duration, and fair value of the portfolio, as well as the contract value and wrap fees. All wrapper contracts have a 0% minimum crediting rate. The average yield and interest crediting rate of the synthetic guaranteed investment contracts were 5.16% and 5.47% at December 31, 2007 and 2006, respectively.
          The wrapper contracts in the Plan permit all Participant-initiated transactions as allowed by the Plan to occur at contract value. There are no events known to the Plan that are probable of occurring and which would limit its ability to transact at contract value with the Issuers, and which also limit the ability of the Plan to transact at contract value with Participants. The wrapper contracts cannot be terminated by the Issuer at a value other than contract value except under a limited number of very specific circumstances including termination of the Plan or failure to qualify, material misrepresentations by the Plan sponsor or investment manager, failure by these same parties to meet material obligations under the contract, or other similar types of events.
          The following is a summary of the Plan’s fully benefit-responsive contracts:

			Wrapper
	Major		Contracts	Adjustments
	Credit	Investments	at Fair	to Contract	Total
Investments at December 31, 2007	Ratings	at Fair Value	Value	Value	Investment
Bank of America Bond Wrapper	AA	$591,257,807	—	$16,850,040	$608,107,847
State Street Bank Bond Wrapper	AA	591,257,032	—	16,850,019	608,107,051
AIG Financial Products Bond Wrapper	AA	591,186,821	—	16,848,017	608,034,838

Synthetic guaranteed investment contracts		1,773,701,660	—	50,548,076	1,824,249,736
State Street Bank Loan Wrapper	AA	524,417	—	—	524,417

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS

			Wrapper
	Major		Contracts	Adjustments
	Credit	Investments	at Fair	to Contract	Total
Investments at December 31, 2007	Ratings	at Fair Value	Value	Value	Investment
JPMorgan Domestic Liquidity Fund	N/A	8,185,318	—	—	8,185,318

Other benefit-responsive contracts		8,709,735	—	—	8,709,735

Total		$1,782,411,395	$—	$50,548,076	$1,832,959,471

			Wrapper
	Major		Contracts	Adjustments
	Credit	Investments	at Fair	to Contract	Total
Investments at December 31, 2006	Ratings	at Fair Value	Value	Value	Investment
Bank of America Bond Wrapper	AA	$590,013,887	—	$8,687,947	$598,701,834
State Street Bank Bond Wrapper	AA	590,013,139	—	8,687,937	598,701,076
AIG Financial Products Bond Wrapper	AA	589,945,566	—	8,686,942	598,632,508

Synthetic guaranteed investment contracts		1,769,972,592	—	26,062,826	1,796,035,418
State Street Bank Loan Wrapper	AA	670,392	—	—	670,392
JPMorgan Domestic Liquidity Fund	N/A	16,242,741	—	—	16,242,741

Other benefit-responsive contracts		16,913,133	—	—	16,913,133

Total		$1,786,885,725	$—	$26,062,826	$1,812,948,551

          The Other benefit-responsive contracts are held in Loans to plan participants (State Street Bank) and Common/collective trust funds (JPMorgan Domestic Liquidity Fund) as reported in the Statement of Net Assets Available for Benefits.
10.	Tax Status and Federal Income Taxes
          On July 1, 2004, the Plan received a favorable letter of determination from the IRS stating that it qualified under Section 401(a) of the Code, and therefore, the related trust is exempt from taxation. The Plan is required to operate in accordance with the Code to maintain its qualified status. The Plan administrator believes the Plan has been operating in compliance with applicable requirements of the Code.
          Participants currently pay no U.S. federal income tax on contributing employer contributions or income earned by the Trust. When a Participant, or his or her beneficiary or estate, receives a distribution under the Plan, the distribution is generally taxable. The tax treatment of any distribution from the Trust depends on individual circumstances.
11.	Net Assets Transferred From Other Plans
          During 2007 and 2006, JPMorgan Chase acquired all or some of the business operations of certain entities and, accordingly the Plan, received (including net assets receivable) a transfer of net assets with a total fair value of $3,006,508 and $31,805,802 as of December 31, 2007 and 2006, respectively. The details of the transfers were as follows:

Description	Amount
At December 31, 2007:
Xign Corporation	$3,006,508

Total	$3,006,508

At December 31, 2006:
CCA Strategies, LLC	$14,545,769
Collegiate Funding Services, LLC	11,102,673
J.P. Morgan Mortgage Capital Inc.	6,157,360

Total	$31,805,802

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
12.	Commitments and Contingencies
          In accordance with the provisions of SFAS 5, “Accounting for Contingencies,” the Plan accrues for a litigation-related liability when it is probable that such a liability has been incurred and the amount of the loss can be reasonably estimated. While the outcome of litigation is inherently uncertain, the Trustee of the Plan believes, in light of all information known to it at December 31, 2007, that there is no outstanding litigation affecting the Plan that would require the establishment of a litigation reserve. In addition, the Trustee of the Plan believes that the Plan has meritorious defenses to claims asserted against it in its currently outstanding litigation and, with respect to such litigation, intends to continue to defend itself vigorously, litigating or settling cases according to the Trustee’s judgment as to what is in the best interests of the Plan.
13.	Risks and Uncertainties
          The Plan’s investments include financial instruments which are exposed to various risks such as interest rate, market and credit risks. Due to the level of risk associated with certain financial instruments, it is at least reasonably possible that changes in the values of financial instruments will occur in the near term and such changes could materially affect the amounts reported in the Statements of Net Assets Available for Benefits.
          The Plan’s exposure to a concentration of credit risk is limited by the diversification of investments across 25 investment fund elections. Additionally, the investments within each Fund are further diversified into various financial instruments, with the exception of the JPMorgan Chase Common Stock Fund, which invests primarily in JPMorgan Chase & Co. common stock. The Plan’s exposure to credit risk on synthetic guaranteed investment contracts is limited to the fair value of the contracts with each counterparty.
14.	Plan Termination
          JPMorgan Chase reserves the right to amend, modify or terminate the Plan at any time. In the event of termination, the value of Participants’ accounts will be paid in accordance with the provisions of the Plan and the provisions of ERISA.
15.	Merger of JPMorgan Chase & Co. and The Bear Stearns Companies Inc.
          On May 30, 2008, a wholly-owned subsidiary of JPMorgan Chase & Co. merged with and into The Bear Stearns Companies Inc (“Bear Stearns”), with Bear Stearns continuing as the surviving corporation and a subsidiary of JPMorgan Chase. It is anticipated that the Bear Stearns retirement plans will merge into the JPMorgan Chase 401(k) Savings Plan.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2007
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(C) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	COMMON STOCK:
	3M CO	18,300 SHARES	1,369,146	1,543,056
	3PAR INC	55,200 SHARES	746,264	706,560
	ABACUS GROUP	44,571 SHARES	89,490	55,008
	ABBEY	5,570 SHARES	78,077	48,862
	ABC ARBITRAGE	19,759 SHARES	71,408	168,998
	ABITIBIBOWATER INC	31,616 SHARES	1,162,121	665,675
	ACAL	24,700 SHARES	161,736	77,193
	ACCA NETWORKS CO LTD	33 SHARES	64,222	49,922
	ACCIDENT EXCHANGE GROUP PLC	61,500 SHARES	170,111	82,329
	ACCOR	27,844 SHARES	2,211,954	2,226,800
	ACERINOX	18,200 SHARES	457,562	447,835
	ACME PACKET INC	55,600 SHARES	664,252	711,402
	ACS ACTIVIDADES DE CONSTRUCCION	87,248 SHARES	4,121,256	5,185,352
	ACTUANT CORP	108,984 SHARES	2,888,518	3,745,858
	ADDAX PETROLEUM CORP	13,170 SHARES	462,435	573,131
	ADDTECH AB	421 SHARES	10,198	8,989
	ADECCO SA	40,800 SHARES	2,286,178	2,207,305
	ADELAIDE BRIGHTON	163,100 SHARES	416,190	498,371
	ADITYA BIRLA MINERALS	70,700 SHARES	224,760	140,917
	ADMINISTAFF INC	61,500 SHARES	2,236,022	1,739,220
	ADTRAN INC	168,963 SHARES	3,669,019	3,683,476
	AECON GROUP INC	7,780 SHARES	158,126	181,700
	AED OIL LTD	72,600 SHARES	609,963	271,560
	AEGIS GROUP	629,460 SHARES	1,487,680	1,466,013
	AEVUM LIMITED	8,500 SHARES	20,783	22,092
	AFFILIATED COMPUTER	90,000 SHARES	5,260,022	4,059,000
	AFFINE(EX-IMMOBAIL)	830 SHARES	49,284	45,506
	AGRIUM INC	6,460 SHARES	311,338	469,110
	AHRESTY CORPORATION	4,700 SHARES	121,929	76,570
	AICHI MACHINE INDUSTRY CO	50,000 SHARES	136,340	99,807
	AIDA ENGINEERING	45,000 SHARES	308,163	247,326
	AIPHONE CO	5,200 SHARES	82,148	80,200
	AIR FRANCE — KLM	120,478 SHARES	4,019,221	4,236,284
	AIR NEW ZEALAND	147,900 SHARES	239,160	213,975
	AIRGAS INC	19,600 SHARES	522,727	1,021,356
	AISAN INDUSTRY CO	25,000 SHARES	308,486	300,989
	AISIN SEIKI CO	78,500 SHARES	2,945,181	3,274,493
	AIZAWA SECURITIES CO LTD	22,600 SHARES	172,975	152,737
	AJ LUCAS GR	33,300 SHARES	110,763	130,114
	AKAMAI TECHNOLOGIES	26,485 SHARES	1,223,413	916,381
	AKER KVAERNER ASA	93,400 SHARES	2,208,565	2,485,575
	AKER YARDS ASA	26,000 SHARES	315,608	296,877
	AKITA BANK	20,000 SHARES	107,850	91,662
	AKZO NOBEL NV	49,683 SHARES	3,873,007	3,979,892
	ALCON INC	10,145 SHARES	1,370,779	1,451,141
	ALEXON GROUP	57,600 SHARES	183,155	102,046
	ALLIANCE DATA SYSTEM	13,100 SHARES	704,671	982,369
	ALLIED IRISH BANKS	321,834 SHARES	7,996,572	7,377,504
	ALLIED PROPERTIES	988,000 SHARES	114,991	364,922
	ALPS ELECTRIC CO	6,300 SHARES	81,941	81,714
	ALPS LOGISTICS CO	7,600 SHARES	86,346	66,806
	ALTAGAS INCOME TRUST	18,610 SHARES	502,454	498,554
	ALTANA AG	30,800 SHARES	2,049,520	749,768
	ALTRIA GROUP INC	56,915 SHARES	3,830,249	4,301,636
	AMBRIAN CAPITAL PLC	94,295 SHARES	93,063	83,997
	AMERICAN EXPRESS CO	112,318 SHARES	6,584,455	5,842,782
	AMERICAN INTERNATIONAL GROUP INC	44,300 SHARES	2,955,456	2,582,690
	AMERICAN TOWER CORP	242,800 SHARES	6,787,136	10,343,280
	AMERIPRISE FINANCIAL INC	25,300 SHARES	1,103,901	1,394,283
	AMGEN INC	19,900 SHARES	1,019,870	924,156
	AMLIN	460,269 SHARES	3,106,898	2,730,310

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2007
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(C) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	COMMON STOCK (CONTINUED):
	AMLIN INTERIM	517,803 SHARES	—	230,885
	ANDRITZ	9,600 SHARES	593,383	581,779
	ANGIOTECH PHARMACEUTICALS INC	27,061 SHARES	321,719	94,046
	ANHEUSER-BUSCH COS	57,400 SHARES	2,617,810	3,004,316
	ANIMAL HEALTH INTERNATIONAL INC	114,600 SHARES	1,378,347	1,409,580
	ANNALY CAPITAL MANAGEMENT INC	115,900 SHARES	3,506,624	4,251,212
	AOI ELECTRONICS	3,400 SHARES	57,654	38,713
	AOKI HOLDINGS INC	19,200 SHARES	362,196	337,888
	AOYAMA TRADING CO	17,300 SHARES	500,133	450,638
	APOLLO ENTERPRISES	58,000 SHARES	74,750	104,359
	APPLE INC	16,610 SHARES	2,002,502	3,290,109
	AQUILA RESOURCES LTD	8,000 SHARES	65,337	66,381
	ARANA THERAPEUTICS LTD	5,000 SHARES	5,059	5,049
	ARCH CHEMICALS INC	32,500 SHARES	1,160,500	1,194,375
	ARNOLDO MONDADORI EDITORE SPA	116,872 SHARES	1,134,571	960,305
	ARTHROCARE CORPORATION	60,000 SHARES	2,728,419	2,926,500
	ARTS OPTICAL INTERNATIONAL HLDGS	106,000 SHARES	42,115	41,870
	ASCOM HOLDING	39,000 SHARES	483,208	425,429
	ASIA FINANCIAL HLDGS	42,000 SHARES	21,817	22,892
	ASIA SATELLITE TELECOMMUNICATIONS	8,000 SHARES	16,803	15,903
	ASKA PHARMACEUTICAL CO LTD	11,000 SHARES	85,250	91,572
	ASML HOLDING	116,977 SHARES	3,602,713	3,704,428
	ASPEN INSURANCE HLDGS	46,315 SHARES	1,145,267	1,335,920
	ASSICURAZIONI GENERALI	43,296 SHARES	1,915,405	1,962,328
	ASTALDI	98,000 SHARES	804,183	744,344
	ASTORIA FINANCIAL CORP	292,540 SHARES	8,054,760	6,875,179
	ASTRAZENECA	49,229 SHARES	2,407,327	2,120,617
	AT&T INC	61,800 SHARES	1,663,607	2,568,408
	ATCO	17,100 SHARES	567,981	956,574
	ATKINS WS	44,072 SHARES	1,048,110	1,006,260
	ATLAS COPCO	175,200 SHARES	2,566,767	2,615,856
	ATMI INC	111,651 SHARES	3,475,240	3,624,470
	ATOS ORIGIN	14,410 SHARES	948,156	744,759
	AUBAY TECHNOLOGY	903 SHARES	10,060	9,770
	AUGUSTA TECHNOLOGIE	6,677 SHARES	104,598	158,244
	AUSTAL LIMITED	13,500 SHARES	38,829	33,664
	AUTOBACS SEVEN CO	9,500 SHARES	317,472	192,611
	AUTODESK INC	121,700 SHARES	4,524,126	6,055,792
	AUTOSTRADE MERIDIONALI SPA	433 SHARES	18,973	13,643
	AUXIMINES	8 SHARES	10,449	10,527
	AVIVA	605,536 SHARES	8,465,531	8,112,207
	AVOCENT CORP	62,500 SHARES	1,831,077	1,456,875
	AVON PRODUCTS INC	150,090 SHARES	5,326,578	5,989,212
	AVON RUBBER	8,791 SHARES	28,391	28,436
	AXA	117,035 SHARES	4,360,925	4,686,731
	AXCAN PHARMA INC	2,347 SHARES	37,084	53,958
	B & G FOODS HLDGS	150,000 SHARES	1,877,114	1,539,504
	BAE SYSTEMS	707,371 SHARES	5,327,826	7,012,302
	BAKER HUGHES INC	46,500 SHARES	3,012,374	3,771,150
	BALOISE-HLDGS	60,190 SHARES	5,591,241	5,927,823
	BAM GROEP	57,101 SHARES	1,660,491	1,344,101
	BANCA POPOLARE DELL’ETRURIA LAZIO	64,260 SHARES	1,407,035	877,036
	BANCO SANTANDER SA	480,062 SHARES	9,371,353	10,380,726
	BANK OF AMERICA CORP	91,700 SHARES	4,321,992	3,783,542
	BANK OF NEW YORK MELLON CORP	47,300 SHARES	1,694,651	2,306,348
	BANK OF THE OZARKS	141,386 SHARES	4,097,017	3,775,383
	BANQUE CANTONALE DE GENEVE	196 SHARES	34,136	48,820
	BARCLAYS	270,374 SHARES	3,241,470	2,712,561
	BARD(C.R.) INC	53,800 SHARES	3,604,954	5,100,240
	BARR PHARMACEUTICALS INC	117,100 SHARES	7,500,210	6,218,010
	BARRATT DEVELOPMENTS PLC	110,932 SHARES	1,743,539	1,005,841

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2007
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(C) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	COMMON STOCK (CONTINUED):
	BASF SE	43,273 SHARES	5,607,091	6,415,936
	BASIC NET SPA	10,750 SHARES	24,311	31,560
	BAU-VEREIN ZU HAMBURG	18,888 SHARES	158,484	121,507
	BAYER	49,519 SHARES	2,693,560	4,527,125
	BAYERISCHE MOTOREN WERKE	72,938 SHARES	4,171,728	4,516,162
	BE SEMICONDUCTOR INDUSTRIES	3,000 SHARES	15,771	16,623
	BECHTLE	22,200 SHARES	517,647	889,985
	BECKMAN COULTER INC	122,500 SHARES	6,984,299	8,918,000
	BEFESA MEDIO AMBIENTE	231 SHARES	9,979	6,853
	BELLUNA CO	400 SHARES	4,173	2,800
	BELLWAY	54,810 SHARES	1,186,930	909,388
	BHP BILLITON LIMITED	306,317 SHARES	10,343,212	10,796,120
	BIC CAMERA INC.	8 SHARES	6,397	6,187
	BILFINGER BERGER	2,265 SHARES	220,807	174,783
	BLACKBAUD INC	76,500 SHARES	1,518,433	2,145,060
	BLOCK(H & R) INC	158,600 SHARES	3,218,116	2,939,651
	BLUESCOPE STEEL	72,100 SHARES	621,464	610,916
	BNP PARIBAS	131,157 SHARES	13,626,178	14,232,285
	BOBST AG	8,027 SHARES	506,932	571,812
	BODYCOTE INTL	242,682 SHARES	1,384,390	902,157
	BOEING CO	28,250 SHARES	2,690,546	2,470,745
	BOK FINANCIAL CORP	17,400 SHARES	835,717	901,421
	BORG-WARNER INC	87,800 SHARES	3,289,572	4,250,398
	BOSCH CORP	72,000 SHARES	354,535	350,606
	BOSTON PRIVATE FINANCIAL HLDGS INC	114,030 SHARES	3,105,428	3,125,673
	BOSTON PROPERTIES INC	133,800 SHARES	11,254,245	12,380,514
	BOSTON SCIENTIFIC	103,800 SHARES	1,668,874	1,226,397
	BOUYGUES	71,400 SHARES	5,794,714	5,950,251
	BP	955,211 SHARES	10,796,631	11,693,874
	BPO PROPERTIES LTD	1,080 SHARES	67,705	65,985
	BRADKEN LIMITED	41,100 SHARES	490,837	285,455
	BRIGHT HORIZONS FAMILY SOLUTIONS	90,047 SHARES	3,228,923	3,145,212
	BRINKER INTERNATIONAL	129,750 SHARES	3,314,350	2,537,910
	BRINOVA FASTIGHETER	994 SHARES	19,628	14,879
	BRIT INSURANCE HOLDINGS	142,000 SHARES	831,114	647,303
	BRITISH AIRWAYS	1,109,050 SHARES	8,938,344	6,838,273
	BRITISH AMERICAN TOBACCO	366,419 SHARES	11,483,461	14,332,585
	BRITISH ENERGY GROUP	274,033 SHARES	2,821,577	2,994,741
	BRITISH POLYTHENE INDUSTRIES	12,832 SHARES	92,320	65,455
	BT GROUP	851,333 SHARES	5,415,778	4,622,195
	BUCHER INDUSTRIES	3,030 SHARES	280,996	698,520
	BUZZI UNICEM SPA	40,200 SHARES	1,341,144	1,112,599
	C&C GROUP	38,268 SHARES	224,316	229,394
	C.S.M	18,416 SHARES	647,379	621,970
	CABLEVISION SYSTEMS CORP	36,100 SHARES	918,334	884,450
	CADBURY SCHWEPPES	22,940 SHARES	1,242,430	1,132,548
	CALLOWAY REAL ESTATE INVESTMENT	19,350 SHARES	456,501	480,147
	CALTEX AUSTRALIA	1,700 SHARES	34,511	28,913
	CANACCORD CAP INC	440 SHARES	8,180	6,821
	CANAM GROUP INC	7,000 SHARES	87,542	100,360
	CANETIC RESOURCES TRUST	12,100 SHARES	164,403	164,039
	CANON APTEX	6,900 SHARES	115,756	97,649
	CANON INC	108,000 SHARES	5,840,208	5,027,078
	CAP GEMINI	83,510 SHARES	4,806,614	5,250,119
	CAPITAL & REGIONAL	37,252 SHARES	1,086,441	295,318
	CARCLO	11,396 SHARES	23,913	21,551
	CARLSBERG	34,175 SHARES	4,562,139	4,134,464
	CARMAX INC	351,600 SHARES	6,838,314	6,988,050
	CARR’S MILLING INDUSTRIES	2,890 SHARES	34,321	29,483
	CARTER & CARTER GROUP	42,911 SHARES	91,443	70,470
	CASCADES INC COM	40,652 SHARES	434,987	347,639

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2007
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(C) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	COMMON STOCK (CONTINUED):
	CASIO COMPUTER CO	27,300 SHARES	384,531	317,439
	CASTINGS	8,281 SHARES	44,096	49,658
	CATERPILLAR FIN SERV	183,000 SHARES	185,553	189,405
	CATHAY PACIFIC AIRWAYS	891,000 SHARES	2,326,610	2,331,085
	CATIC SHENZHEN HOLDINGS	74,000 SHARES	19,358	64,914
	CAVIUM NETWORKS	126,000 SHARES	3,004,741	2,962,260
	CAWACHI	4,800 SHARES	138,602	123,743
	CBS CORP	42,800 SHARES	1,148,503	1,182,350
	CCL INDUSTRIES INC	440 SHARES	12,810	17,213
	CELESTICA INC	193,941 SHARES	1,685,062	1,137,766
	CELGENE CORP	28,130 SHARES	1,626,195	1,299,887
	CEMENTIR HLDGS SPA	1,872 SHARES	23,795	16,545
	CEMENTOS PORTLAND VALDERRIVAS	14,000 SHARES	1,591,636	1,516,731
	CENTENE CORP	104,100 SHARES	2,373,642	2,856,504
	CENTENNIAL COAL CO	138,100 SHARES	545,830	588,105
	CENTENNIAL COMMUNICATIONS CORP	241,300 SHARES	2,182,038	2,263,307
	CENTRAL GLASS CO	35,000 SHARES	203,141	132,838
	CENTURY ALUMINIUM	38,800 SHARES	1,150,341	2,092,872
	CENTURYTEL INC	30,100 SHARES	1,007,380	1,247,946
	CEREBOS PACIFIC	125,000 SHARES	288,698	380,354
	CERNER CORP	13,403 SHARES	569,756	767,687
	CGI GROUP INC	10,920 SHARES	91,775	128,236
	CHAMPION TECHNOLOGY HOLDINGS LTD	1,212,000 SHARES	188,920	250,253
	CHARLES VOGELE HLDG	1,005 SHARES	67,865	82,422
	CHAUCER HOLDINGS	54,339 SHARES	107,893	109,790
	CHEESECAKE FACTORY	201,400 SHARES	4,957,866	4,829,572
	CHEN HSONG HLDGS	92,000 SHARES	64,302	54,982
	CHESAPEAKE ENERGY CORP	294,197 SHARES	10,329,291	11,713,348
	CHEVALIER INTL HLDGS	98,000 SHARES	124,127	100,546
	CHEVRON CORP	47,500 SHARES	2,814,801	4,433,175
	CHIBA BANK	404,000 SHARES	2,910,668	3,290,874
	CHIME COMMUNICATIONS	27,898 SHARES	27,975	19,992
	CHINA HONGKONG PHOTO PRODUCTS	80,000 SHARES	10,561	8,003
	CHINA ORIENTAL GROUP CO	823,000 SHARES	183,690	672,341
	CHINA SHINEWAY PHARMACEUTICAL GRP	64,000 SHARES	45,108	46,374
	CHINA TING GROUP HOLDINGS LIMITED	317,000 SHARES	81,405	80,090
	CHOW SANG SANG HLDGS INTL	28,000 SHARES	32,195	48,334
	CHUBU NIPPON BROADCASTING	2,400 SHARES	27,990	23,395
	CHUDENKO CORP	12,500 SHARES	217,838	229,938
	CHUN WO DEVELOPMENT HOLDINGS	254,000 SHARES	58,908	45,931
	CIBA SPECIALTY CHEMICALS HLDG INC	22,200 SHARES	1,249,649	1,029,457
	CIMENTS FRANCAIS	9,400 SHARES	1,791,151	1,617,720
	CIMPOR CIMENTOS DE PORTUGAL	58,890 SHARES	532,567	516,601
	CINEMARK HOLDINGS INC	71,155 SHARES	1,279,817	1,227,413
	CIR-COMPAGNIE INDUSTRIALI	337,258 SHARES	1,034,193	1,253,676
	CITIC INTL FIN HLD	304,000 SHARES	253,133	189,868
	CITIGROUP INC	138,500 SHARES	6,358,132	4,077,440
	CKD CORP	30,800 SHARES	287,431	221,113
	CLARIANT	80,000 SHARES	1,150,534	744,071
	CLEANUP CORP	18,000 SHARES	124,401	116,009
	CLECO CORP	97,453 SHARES	2,444,235	2,718,471
	CLS HLDGS	4,683 SHARES	54,166	30,296
	CNIM	3,600 SHARES	497,941	475,283
	COASTAL GREENLAND	574,000 SHARES	78,017	117,783
	COBHAM	600,000 SHARES	2,392,193	2,496,212
	COCA COLA CENTRAL	39 SHARES	309,116	298,832
	COCA-COLA AMATIL	272,439 SHARES	2,138,179	2,267,759
	COCA-COLA CO	27,900 SHARES	1,178,269	1,712,223
	COCA-COLA HELL BOT	79,050 SHARES	2,686,678	3,421,021
	COEUR D’ALENE MINE	508,400 SHARES	2,374,807	2,526,748
	COFIDE	6,378 SHARES	9,924	10,220

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2007
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(C) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	COMMON STOCK (CONTINUED):
	COGECO CABLES INC	13,400 SHARES	597,437	649,125
	COHEN & STEERS INC	88,178 SHARES	2,635,356	2,677,070
	COL CAPITAL	191,000 SHARES	146,552	149,422
	COLT TELECOM GROUP S.A.	56,311 SHARES	185,181	186,074
	COMCAST CORP	75,305 SHARES	1,792,318	1,369,469
	COMMONWEALTH BANK OF AUSTRALIA	147,200 SHARES	6,898,672	7,638,613
	COMMUTURE CORP	3,000 SHARES	20,009	14,931
	COMMVAULT SYSTEMS INC.	100,900 SHARES	1,682,907	2,137,575
	COMPASS GROUP	473,803 SHARES	2,424,074	2,909,625
	COMPUTERLINKS COMPUTERHANDELS	4,825 SHARES	85,027	96,292
	CONCHO RESOURCES INC	20,000 SHARES	384,544	412,200
	CONOCOPHILLIPS	29,425 SHARES	2,551,556	2,598,227
	CONSOLIDATED COMMU	68,900 SHARES	973,793	1,371,110
	CONSOLIDATED RUTILE LIMITED	37,600 SHARES	19,247	18,488
	CONSTRUCCIONES Y AUXILIAR DE FERR	3,204 SHARES	466,580	1,295,239
	CONTACT ENERGY	10,500 SHARES	67,425	66,581
	CONTINENTAL	21,766 SHARES	2,855,648	2,831,927
	COOKSON GROUP	52,788 SHARES	824,994	732,406
	CORNING INC	600,185 SHARES	13,033,189	14,398,438
	CORONA CORPORATION	6,200 SHARES	112,388	79,363
	CORPORATE EXPRESS	16,542 SHARES	235,626	129,391
	CORPORATE SVS GRP	413,294 SHARES	69,593	16,701
	CORUS ENTERTAINMENT INC	997 SHARES	51,827	48,812
	COSCO INTERNATIONAL HLDGS	80,000 SHARES	87,570	78,180
	COSMO OIL CO	92,000 SHARES	416,628	345,880
	COSMOS INITIA CO LTD	6,000 SHARES	36,192	17,348
	COUNTRYWIDE FINANCIAL CORP	151,000 SHARES	3,359,659	1,354,470
	COVANCE INC	127,200 SHARES	6,476,133	11,018,064
	COVENTRY HEALTHCARE	147,420 SHARES	8,534,168	8,734,635
	COVIDIEN LTD	38,800 SHARES	1,473,469	1,718,452
	CPH CHEMIE & PAPER HLDGS	6 SHARES	13,116	17,489
	CREDIT SUISSE GROUP	112,429 SHARES	6,956,223	6,762,721
	CRESTON	6,641 SHARES	10,095	10,113
	CRH	210,722 SHARES	7,877,701	7,328,805
	CSX CORP	140,800 SHARES	4,748,265	6,192,384
	CUMMINS INC	123,800 SHARES	5,873,287	15,768,406
	CVS CAREMARK CORP	86,738 SHARES	3,207,617	3,447,835
	CYPRESS SEMICONDUCTOR CORP	115,975 SHARES	2,813,552	4,178,579
	D.LOGISTICS	23,821 SHARES	85,072	67,914
	DAIEI INC	42,550 SHARES	451,602	228,528
	DAI-ICHI SEIKO CO. LTD	500 SHARES	7,852	8,325
	DAIICHIKOSHO CO	400 SHARES	4,772	4,318
	DAIMLER	35,199 SHARES	3,697,585	3,422,269
	DAINICHISEIKA COLOR & CHEM MFG CO	19,000 SHARES	94,875	80,446
	DAINIPPON INK & CHEMICALS INC	95,000 SHARES	354,729	476,212
	DAINIPPON SCREEN MANUFACTURING CO	82,000 SHARES	651,291	458,757
	DAIRY CREST GROUP	174,884 SHARES	2,363,793	2,029,563
	DAISHI BANK	85,000 SHARES	382,994	346,954
	DAISHINKU CORP	27,000 SHARES	153,699	145,979
	DAISYO CORP	1,800 SHARES	24,898	24,249
	DANSKE BANK	152,100 SHARES	5,913,934	5,957,192
	DARDEN RESTAURANTS INC	134,400 SHARES	5,254,871	3,724,224
	DATA 3	5,464 SHARES	37,039	34,159
	DAVINCI ADVISORS	2,160 SHARES	1,981,251	1,914,157
	DBS GROUP HLDGS LTD	352,800 SHARES	4,573,938	5,073,438
	DCC	34,258 SHARES	1,075,851	970,183
	DE LA RUE	134,532 SHARES	1,997,109	2,615,061
	DELHAIZE FRERES ET CIE(LE LION)SA	17,053 SHARES	1,200,962	1,500,927
	DELL INC	49,900 SHARES	1,125,020	1,223,049
	DELTA	164,000 SHARES	480,335	362,369
	DENBURY RESOURCES INC	148,800 SHARES	1,380,807	4,426,800

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2007
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(C) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	COMMON STOCK (CONTINUED):
	DENKI KAGAKU KOGYO KK	109,000 SHARES	473,102	475,164
	DENYO CO	12,400 SHARES	173,139	110,220
	DEUTSCHE BANK	35,127 SHARES	4,382,968	4,591,354
	DEUTSCHE POST	110,208 SHARES	2,945,846	3,788,157
	DEUTSCHE STEINZEUG CREMER& BREUER	9,100 SHARES	27,655	20,622
	DEUTZ	1,009 SHARES	9,989	10,253
	D’IETEREN TRADING BV	1,725 SHARES	559,143	620,421
	DIGITAL CHINA HLDGS	11,000 SHARES	4,928	8,013
	DLH	5,411 SHARES	82,808	96,018
	DNB NOR ASA	368,400 SHARES	5,492,007	5,631,316
	DOMINION MINING	77,852 SHARES	144,827	380,754
	DOREL INDUSTRIES	1,800 SHARES	53,673	53,620
	DR HORTON INC	696,700 SHARES	15,687,249	9,290,214
	DRAGON OIL	240,395 SHARES	1,202,567	1,634,333
	DSM	145,100 SHARES	6,799,874	6,858,598
	DTS CORP	3,500 SHARES	56,037	55,892
	DU PONT(E.I.)DE NEMOURS & CO	38,900 SHARES	1,675,495	1,715,101
	DUKE ENERGY CORP	53,500 SHARES	1,047,842	1,079,095
	DUNDEE CORP	22,264 SHARES	280,127	425,677
	DUSKIN CO.	500 SHARES	8,662	8,692
	E.ON	83,064 SHARES	13,040,411	17,680,991
	E2V TECHNOLOGIES	18,603 SHARES	114,135	94,800
	EAST WEST BANCORP INC	260,400 SHARES	8,377,049	6,377,196
	EASTMAN CHEMICAL CO	81,800 SHARES	4,404,954	4,997,162
	EATON VANCE CORP	215,000 SHARES	5,978,373	9,763,150
	EBARA CORP	104,000 SHARES	492,549	355,619
	EBAY INC	88,280 SHARES	3,298,300	2,930,013
	ECLIPSYS CORP	83,974 SHARES	1,804,269	2,163,431
	EIGHTEENTH BANK	102,000 SHARES	414,282	356,998
	EIZO NANAO CORP	11,300 SHARES	354,471	291,313
	ELDORADO GOLD CORP	376,600 SHARES	2,218,937	2,264,425
	ELEKTRIZITATS-G LAUFENBURG	976 SHARES	1,103,502	1,287,080
	ELEKTROBIT OYJ	4,039 SHARES	9,930	9,684
	ELEMENTIS	285,174 SHARES	423,758	431,427
	ELMOS SEMICONDUCTOR	24,000 SHARES	233,781	257,906
	EMC CORP MASSACHUSETTS	179,360 SHARES	3,184,673	3,323,541
	EMMI	4,483 SHARES	550,844	593,958
	EMPIRE CO	11,460 SHARES	433,224	496,973
	EMPIRE DISTRICT ELECTRIC CO	124,197 SHARES	2,910,312	2,873,918
	ENAGAS SA	64,899 SHARES	1,483,828	1,896,763
	ENCORE ACQUISITION CO	29,700 SHARES	1,036,531	991,089
	ENEL SPA	621,300 SHARES	6,722,380	7,389,603
	ENERGIEDIENST HOLDING	817 SHARES	372,223	473,754
	ENI	215,300 SHARES	7,566,240	7,885,223
	ENTERGY CORP	18,600 SHARES	1,362,839	2,223,072
	ENTERPRISE INNS	252,700 SHARES	3,171,909	2,449,730
	ENTRAVISION COMMUNICATIONS CORP	213,200 SHARES	1,659,588	1,669,356
	EOG RESOURCES INC	21,665 SHARES	1,569,629	1,933,601
	EPICOR SOFTWARE CORP	240,000 SHARES	2,942,861	2,883,600
	ERAMET	892 SHARES	201,385	456,452
	ESPEC CORP	13,400 SHARES	144,197	98,957
	EUROMICRON	3,108 SHARES	75,337	86,337
	EUROPEAN GOLDFIELDS COM	900 SHARES	5,492	4,997
	EUROZ	1,234 SHARES	2,792	5,396
	EV3 INC	134,315 SHARES	2,301,920	1,707,144
	EXPLOSIFS ET DE PRODUITS CHIMIQUES	180 SHARES	97,517	123,689
	EXPRESS SCRIPTS INC	145,112 SHARES	6,382,991	10,593,176
	EXTENDICARE REAL ESTATE INVESTMENT	1,761 SHARES	26,512	22,286
	EXTERRAN HOLDINGS INC .	19,202 SHARES	842,050	1,571,703
	EXXON MOBIL CORP	50,400 SHARES	2,995,591	4,721,976
	FAIRPOINT COMMUNICATIONS INC	111,200 SHARES	1,696,204	1,488,412

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2007
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(C) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	COMMON STOCK (CONTINUED):
	FANNIE MAE	159,394 SHARES	7,644,122	6,351,402
	FELIX RESOURCES	71,100 SHARES	177,957	502,556
	FIAT SPA	89,300 SHARES	2,365,097	2,310,931
	FIELDS CORP	145 SHARES	326,362	186,904
	FIFTH THIRD BANCORP	44,800 SHARES	1,711,436	1,125,824
	FILTRONIC	5,892 SHARES	20,746	21,112
	FINANCIERE DE L’ODET	3,417 SHARES	1,458,553	1,493,752
	FIRST NATURAL FOODS HLDGS	490,000 SHARES	59,103	66,612
	FIRST QUANTUM MINERALS	3,700 SHARES	295,519	318,921
	FIRSTGROUP	150,400 SHARES	1,907,497	2,439,998
	FIRSTSERVICE CORP	9,700 SHARES	258,349	297,796
	FISCHER(GEORGE)	1,560 SHARES	1,063,990	960,403
	FKI	611,479 SHARES	1,196,699	715,111
	FLEXTRONICS INTERNATIONAL	445,100 SHARES	4,881,497	5,367,906
	FLIGHT CENTRE	16,800 SHARES	269,057	476,465
	FLINT ENERGY SERVICES COM	20,600 SHARES	479,575	377,373
	FNX MINING CO INC	12,644 SHARES	182,630	387,538
	FOMENTO DE CONSTRUCCIONES Y CONTRA	24,400 SHARES	2,379,441	1,833,645
	FONCIER FINANCIERE ET DE PARTICIP	2,577 SHARES	327,427	331,558
	FORBO HLDGS	1,996 SHARES	503,436	1,234,112
	FORNIX BIOSCIENCES	11,400 SHARES	299,357	313,347
	FORTESCUE METALS GROUP	7,000 SHARES	30,347	46,098
	FOUNDRY NETWORKS INC	58,400 SHARES	824,682	1,023,168
	FRANCE TELECOM	231,125 SHARES	5,786,315	8,319,499
	FRIENDS PROVIDENT	599,018 SHARES	1,958,044	1,948,390
	FRONTLINE TECHNOLOGIES CORP	125,000 SHARES	15,525	20,841
	FROSTA	10 SHARES	166	277
	FTI CONSULTING INC	20,600 SHARES	486,307	1,269,784
	FUGRO	37,800 SHARES	2,774,221	2,918,018
	FUJI ELECTRIC HOLDINGS	90,000 SHARES	398,837	314,998
	FUJI FIRE & MARINE INSURANCE CO	121,000 SHARES	476,876	326,017
	FUJI HEAVY INDUSTRIES	87,000 SHARES	435,250	406,517
	FUJI MACHINE MANUFACTURING CO	21,000 SHARES	448,683	454,908
	FUJI SOFT INC	13,300 SHARES	260,668	210,009
	FUJIKURA	57,000 SHARES	585,607	289,809
	FUJISHOJI CO.LTD.	108 SHARES	98,175	86,427
	FUJITSU FRONTECH	1,200 SHARES	10,980	9,667
	FUKUDA DENSHI CO	3,600 SHARES	113,114	102,797
	FUKUYAMA TRANSPORTING CO	56,000 SHARES	243,274	225,574
	FUNKWERK AG	6,168 SHARES	117,409	146,992
	FURUKAWA ELECTRIC CO	21,000 SHARES	116,683	81,583
	FURUNO ELECTRIC CO	2,400 SHARES	35,446	34,545
	FURUSATO INDUSTRIES	9,500 SHARES	133,638	93,542
	FUTABA CORP	19,500 SHARES	478,831	377,031
	FUTABA INDUSTRIAL CO	17,200 SHARES	451,708	481,905
	G.K.GOH HLDGS SGD0.20	73,000 SHARES	59,189	55,278
	GALLIFORD TRY	133,422 SHARES	409,449	273,558
	GATX CORP	225,782 SHARES	9,012,279	8,406,532
	GENENTECH INC COM	60,526 SHARES	4,471,709	4,059,479
	GENERAL ELEC CAP	500,000 SHARES	500,000	510,000
	GENERAL ELECTRIC CO	233,713 SHARES	8,478,340	8,663,741
	GENERAL MILLS INC	22,400 SHARES	1,152,570	1,276,800
	GENERAL MOTORS CORP	60,800 SHARES	1,417,221	1,547,056
	GENWORTH FINANCIAL INC	81,800 SHARES	2,657,972	2,081,810
	GESCO	3,751 SHARES	194,054	294,992
	GESTEVISION TELECINCO	47,967 SHARES	1,314,360	1,227,979
	GEVEKO AB	471 SHARES	9,742	9,146
	GILDEMEISTER	82,659 SHARES	1,938,784	2,235,754
	GILEAD SCIENCES INC	38,305 SHARES	1,516,495	1,762,413
	GINGER	2,846 SHARES	52,613	87,298
	GKN	238,000 SHARES	1,231,916	1,336,011

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2007
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(C) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	COMMON STOCK (CONTINUED):
	GLADSTONE CAP CORP	105,490 SHARES	2,166,825	1,828,916
	GLADSTONE COMMERICAL CORP	59,921 SHARES	1,046,414	1,045,377
	GLAXOSMITHKLINE	212,261 SHARES	5,761,394	5,404,117
	GLOBAL PAYMENTS INC	79,380 SHARES	3,733,869	3,697,788
	GOLDLION HLDGS	100,000 SHARES	13,175	35,268
	GOLDMAN SACHS GROUP INC	23,525 SHARES	4,874,177	5,059,051
	GOODMAN FIELDER	464,400 SHARES	942,508	772,717
	GOODMAN GLOBAL INC	54,700 SHARES	1,172,252	1,347,237
	GOOGLE INC	4,020 SHARES	2,191,068	2,779,750
	GP BATTERIES INTERNATIONAL	20,000 SHARES	19,333	15,839
	GRACO INC	56,500 SHARES	2,105,704	2,105,190
	GRAFTON GROUP UTS	128,245 SHARES	1,495,125	1,030,316
	GRAMMER	12,500 SHARES	373,157	292,776
	GREAT WALL TECHNOLOGY CO	50,000 SHARES	14,552	15,518
	GREENE KING	193,922 SHARES	3,630,723	3,088,169
	GROUPE GUILLIN	123 SHARES	11,159	12,212
	GROUPE STERIA	14,500 SHARES	536,931	529,145
	GSI COMMERCE	120,000 SHARES	2,115,517	2,362,400
	GUANGNAN(HLDGS)	418,000 SHARES	86,787	82,020
	GUOCO GROUP	26,000 SHARES	313,625	348,116
	GYLDENDAL	450 SHARES	76,381	68,823
	HAKUHODO DY HLDGS INC	3,700 SHARES	244,139	205,344
	HAKUTO CO	12,900 SHARES	176,858	175,749
	HALDEX AB	63 SHARES	1,497	1,106
	HANG SENG BANK	161,500 SHARES	3,033,851	3,332,566
	HANNOVER RUECKVERSICHERUNGS	27,372 SHARES	1,280,027	1,262,607
	HARDY UNDERWRITING GROUP	16,914 SHARES	98,055	99,324
	HARMAN INTERNATIONAL INDUSTRIES INC	61,700 SHARES	6,000,906	4,547,907
	HARRIS CORP	141,600 SHARES	6,354,596	8,875,488
	HARSCO CORP	136,400 SHARES	4,798,310	8,739,148
	HARTFORD FINANCIAL SERVICES GRP INC	7,700 SHARES	670,311	671,363
	HARTMANN BRODRENE	458 SHARES	13,281	13,291
	HARVEY NASH GROUP	17,438 SHARES	22,238	18,571
	HARWANNE CIE PTN	155 SHARES	33,844	49,971
	HASEKO CORP	1,147,000 SHARES	3,228,577	1,981,569
	HAULOTTE GROUP	32,892 SHARES	1,205,399	984,878
	HAVAS	35,113 SHARES	174,835	171,465
	HAW PAR CORP	30,000 SHARES	109,001	148,182
	HBOS	591,096 SHARES	10,610,274	8,648,272
	HEALTHEXTRAS INC	7,500 SHARES	221,170	195,600
	HEALTHSPRING	42,000 SHARES	787,764	800,100
	HEARTLAND EXPRESS INC	463,066 SHARES	6,899,029	6,756,133
	HEDEGAARD	356 SHARES	44,336	31,411
	HEIJMANS CVA	14,522 SHARES	778,110	548,420
	HEIWA CORP	36,700 SHARES	484,414	324,572
	HEIWADO	25,300 SHARES	426,150	433,009
	HELVETIA HLDG	3,652 SHARES	1,105,295	1,312,868
	HEWLETT-PACKARD CO	74,960 SHARES	3,417,962	3,783,981
	HIBIYA ENGINEERING	4,000 SHARES	32,123	31,867
	HIGASHI-NIPPON BANK	10,000 SHARES	32,912	34,552
	HISCOX LTD	46,824 SHARES	253,509	267,041
	HITACHI CABLE	66,000 SHARES	381,476	392,284
	HITACHI MAXELL	39,000 SHARES	507,887	473,732
	HITACHI SYSTEM & SERVICES	6,300 SHARES	128,923	138,728
	HITACHI TRANSPORT SYSTEM	4,700 SHARES	53,551	50,948
	HO BEE INVESTMENT	191,000 SHARES	171,159	193,727
	HODOGAYA CHEMICAL CO	1,000 SHARES	3,296	2,363
	HOLIDAYBREAK	5,166 SHARES	82,615	69,927
	HOME DEPOT INC	93,600 SHARES	3,397,230	2,521,584
	HOME RETAIL GROUP PLC	346,305 SHARES	3,027,593	2,261,084
	HONDA MOTOR CO	134,429 SHARES	4,599,638	4,512,454

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2007
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(C) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	COMMON STOCK (CONTINUED):
	HOPEWELL HLDGS	152,000 SHARES	451,657	701,772
	HOPSON DEVELOPMENT HLDGS	64,000 SHARES	131,011	176,879
	HORIZON LINES INC	56,200 SHARES	1,372,244	1,047,568
	HOTEL GRAND CENTRAL	225,450 SHARES	129,358	167,586
	HOTEL PLAZA	96,000 SHARES	143,691	116,711
	HSBC HLDGS	159,459 SHARES	2,883,330	2,693,302
	HUA HAN BIO-PHARMACEUTICAL HLDGS	72,000 SHARES	23,460	18,468
	HUADIAN POWER INTERNATIONAL CORP	124,000 SHARES	46,914	62,975
	HUAN HSIN HLDGS	3,000 SHARES	1,171	1,209
	HUNTER DOUGLAS	19,559 SHARES	1,516,956	1,449,257
	HYAKUGO BANK	82,000 SHARES	518,991	455,087
	I GRANDI VIAGGI	14,919 SHARES	44,582	33,373
	IAMGOLD CORP	85,915 SHARES	729,047	704,243
	IBERIA LINEAS AEREAS DE ESPANA SA	263,250 SHARES	690,767	1,154,654
	IBS AB	87,000 SHARES	308,085	174,991
	IDEMITSU KOSAN CO	1,700 SHARES	180,019	180,325
	IDEX CORP	85,950 SHARES	2,554,937	3,105,374
	IFIL INVESTMENTS SPA	256,904 SHARES	2,141,416	2,422,662
	IINET	12,121 SHARES	21,582	22,882
	ILLINOIS TOOL WORKS INC	79,200 SHARES	4,034,600	4,308,084
	IMDEX	82,024 SHARES	158,145	182,934
	IMMOBEL	1,751 SHARES	106,859	110,594
	IMMOFINANZ AG	51,530 SHARES	644,426	523,609
	IMMUCOR INC	36,000 SHARES	1,129,767	1,223,640
	INBEV	50,637 SHARES	4,356,816	4,219,928
	INCITEC PIVOT	11,500 SHARES	443,542	1,182,426
	INDEPENDENCE GROUP NL	53,400 SHARES	185,739	418,240
	INDO INTERNACIONAL SA	3,714 SHARES	39,815	31,929
	INDUSTRIAL ALLIANCE INS & FINL COM	15,770 SHARES	498,141	680,365
	INDUSTRIAL & COMMERCIAL BK CHINA	199,000 SHARES	420,579	535,948
	INFICON HLDG	2,059 SHARES	263,942	331,906
	INFINEON TECHNOLOGIES	248,838 SHARES	3,130,095	2,935,976
	ING GROEP N.V.	347,690 SHARES	14,581,923	13,598,099
	INMET MINING CORP	11,900 SHARES	440,637	971,219
	INNOVATION GROUP	97,753 SHARES	61,402	65,673
	INSIGHT ENTERPRISE INC	201,100 SHARES	4,068,322	3,668,064
	INTEGRA LIFESCIENCES HLDGS CORP	73,400 SHARES	2,949,661	3,135,281
	INTEGRALIS	1,638 SHARES	14,014	13,770
	INTEGRATED DEVICE TECHNOLOGY INC	130,900 SHARES	1,688,826	1,480,479
	INTEGRYS ENERGY GROUP INC	151,889 SHARES	7,562,628	7,940,825
	INTEK SPA	93,854 SHARES	116,877	94,407
	INTEL CORP	63,300 SHARES	1,292,890	1,687,578
	INTERIOR SERVICES GROUP	29,198 SHARES	140,270	145,885
	INTERLINE BRANDS INC	160,518 SHARES	3,280,178	3,569,633
	INTERNATIONAL BUS MACH CORP	20,400 SHARES	1,699,500	2,205,240
	INTERNATIONAL GAME TECHNOLOGY	176,000 SHARES	5,467,294	7,731,680
	INTERNATIONAL PAPER CO	128,700 SHARES	4,231,222	4,222,116
	INTERNATIONAL POWER	979,400 SHARES	8,304,022	8,841,407
	INTERNATIONAL RECTIFIER CORP	140,000 SHARES	5,111,686	4,755,800
	ION GEOPHYSICAL CORPORATION	75,400 SHARES	1,172,041	1,226,380
	IOWA TELECOMMNCTNS SVCS INC	162,901 SHARES	2,965,773	2,648,122
	IRIDE SPA	218,163 SHARES	616,097	814,159
	ISHARES INCMSCI EAFE INDEX	43,547 SHARES	3,418,440	3,516,420
	ISHARES INCMSCI SOUTH KOREA INDEX F	29,512 SHARES	1,909,426	1,969,926
	ITALCEMENTI(FABBR RIUN CEM)	84,014 SHARES	2,208,313	1,797,042
	ITOHAM FOOD	100,000 SHARES	448,580	435,036
	IXIA INC	89,600 SHARES	893,317	849,408
	JALUX INC	6,200 SHARES	114,406	106,335
	JAPAN AIRLINES CORP	3,000 SHARES	7,140	6,848
	JAPAN DIGITAL LABORATORY CO	17,000 SHARES	261,232	215,020
	JAPAN PETROLEUM EXPLORATION CO	400 SHARES	30,465	29,253

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2007
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(C) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	COMMON STOCK (CONTINUED):
	JAPAN PULP & PAPER CO	79,000 SHARES	309,094	292,763
	JB HI-FI	50,500 SHARES	391,504	691,728
	JEFFERIES GROUP INC	209,431 SHARES	4,965,701	4,835,138
	JER INVESTMENT	190,418 SHARES	2,593,684	2,096,441
	JJB SPORTS PLC	210,594 SHARES	1,106,800	517,722
	JOHNSON & JOHNSON	37,500 SHARES	2,313,633	2,501,250
	JOHNSON MATTHEY	107,685 SHARES	3,736,395	4,032,069
*	JPMORGAN CHASE & CO	73,842,132 SHARES	2,894,721,284	3,223,209,062
	JUBILEE MINES NL	35,000 SHARES	445,198	696,996
	JUNGFRAUBAHN-GES	3,626 SHARES	134,955	182,717
	K1 VENTURES	805,000 SHARES	179,582	125,829
	KAGAWA BANK	29,000 SHARES	149,489	162,243
	KAKEN PHARMACEUTICAL	3,000 SHARES	20,970	21,054
	KANADEN CORP	2,000 SHARES	11,667	11,332
	KANEKA CORP	41,000 SHARES	376,532	339,847
	KASUMI CO	17,000 SHARES	91,224	91,912
	KATO SANGYO CO	900 SHARES	10,408	10,666
	KAZAKHMYS	67,500 SHARES	1,522,173	1,842,151
	KBC GROUPE SA	44,600 SHARES	5,806,189	6,272,955
	KDDI CORPORATION	608 SHARES	4,655,178	4,528,094
	KEIHANSHIN REAL ESTATE CO	23,000 SHARES	164,681	102,735
	KEISEI ELECTRIC RAILWAY CO	83,000 SHARES	458,428	444,291
	KELLER GROUP	106,318 SHARES	2,352,900	1,405,267
	KEMIRA OYJ	33,450 SHARES	557,112	704,240
	KENDLE INTERNATIONAL INC	11,300 SHARES	455,059	552,796
	KENDRION N.V.	347 SHARES	10,357	9,132
	KENEDIX INC.	3,302 SHARES	4,651,371	5,349,881
	KEWILL SYSTEMS	111,620 SHARES	157,881	182,752
	KEYERA FACILITIES INCOME FUND	12,160 SHARES	226,300	245,184
	KILN LTD	111,873 SHARES	264,134	326,804
	KINDEN CORP	54,000 SHARES	464,413	424,401
	KINGBOARD COPPER FOIL HLDGS	626,000 SHARES	182,829	156,560
	KINGSWAY FINANCIAL SERVICES	200 SHARES	3,784	2,434
	KITA-NIPPON BANK	5,400 SHARES	211,157	197,216
	KLA TENCOR CORP	43,705 SHARES	2,431,821	2,104,833
	KLOEKNER & CO	20,857 SHARES	990,591	838,584
	KME GROUP SPA	3,301 SHARES	9,899	7,191
	KNOLL INC	58,300 SHARES	1,015,151	957,869
	KOKUYO CO	1,000 SHARES	16,419	9,041
	KOMATSU	273,300 SHARES	8,123,113	7,437,068
	KOMORI CORP	13,500 SHARES	260,172	300,900
	KONECRANES INTERNATIONAL CORP	88,169 SHARES	3,394,182	3,039,639
	KONICA MINOLTA HOLDINGS INC	149,000 SHARES	2,814,315	2,639,493
	KONINKLIJKE PHILIPS ELECTRONICS	88,296 SHARES	3,074,493	3,810,830
	KRAFT FOODS INC	24,800 SHARES	726,337	809,224
	KSB AG	531 SHARES	510,587	351,142
	KUKA AG	21,153 SHARES	824,698	804,405
	KUONI REISEN HLDG	1,560 SHARES	888,709	812,966
	KURARAY CO	153,000 SHARES	1,940,895	1,861,227
	KUREHA CORP	19,000 SHARES	89,047	102,045
	KV PHARMACEUTICAL CO	113,800 SHARES	3,210,867	3,302,476
	KYOKUTO KAIHATSU KOGYO CO	13,800 SHARES	104,429	101,911
	KYORIN CO LTD	20,000 SHARES	226,677	218,413
	KYOWA EXEO CORP	17,000 SHARES	149,079	128,890
	LAFARGE	12,500 SHARES	1,882,996	2,275,315
	LAND OF LEATHER HLDGS PLC	82,637 SHARES	293,473	203,977
	LANXESS	44,700 SHARES	1,941,330	2,195,882
	LAURENTIAN BANK OF CANADA	11,100 SHARES	374,318	373,955
	LEGG CORP	117,300 SHARES	1,904,157	1,788,670
	LEMMINKAINEN CORP	1,445 SHARES	69,665	66,549
	LEON’S FURNITURE	3,830 SHARES	39,436	50,060

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2007
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(C) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	COMMON STOCK (CONTINUED):
	LIBERTY MEDIA HOLDING	234,470 SHARES	5,468,075	5,718,100
	LIFECELL CORP	49,403 SHARES	1,463,827	2,166,577
	LINAMAR CORP	26,300 SHARES	361,360	543,348
	LINCOLN NATIONAL CORP	18,500 SHARES	1,038,424	1,077,070
	LION NATHAN	2,300 SHARES	19,090	19,408
	LIPPO	14,000 SHARES	4,743	13,017
	LOGICACMG	345,410 SHARES	1,230,675	809,617
	LONDON & ASSOCIATED PROPERTIES	4,348 SHARES	9,653	7,422
	LUNDIN MINING CORP	44,500 SHARES	424,318	430,143
	MACFARLANE GROUP	150,000 SHARES	99,508	88,831
	MACMAHON HLDGS	313,100 SHARES	261,093	459,112
	MACNICA	5,700 SHARES	174,628	120,414
	MACQUARIE INFRASTRUCTURE CO LLC	53,400 SHARES	2,179,160	2,175,253
	MAEDA CORP	94,000 SHARES	379,895	322,266
	MAEDA ROAD CONSTRUCTION CO	49,000 SHARES	351,399	393,000
	MAEZAWA KAISEI INDUSTRIES CO	1,700 SHARES	28,471	20,209
	MAJOR DRILLING INC	9,860 SHARES	568,979	625,397
	MAKITA CORP	129,100 SHARES	5,010,145	5,477,635
	MAN	37,000 SHARES	5,268,352	6,156,108
	MANAGEMENT CONSULTING GROUP	35,333 SHARES	35,569	23,914
	MANDARIN ORIENTAL INTERNATIONAL	52,000 SHARES	109,448	122,720
	MANDOM CORP	8,900 SHARES	232,552	237,806
	MANULIFE FINANCIAL CORP	87,825 SHARES	2,832,386	3,610,173
	MAPFRE SA	341,800 SHARES	1,445,777	1,504,183
	MARCHPOLE HLDGS	43,960 SHARES	156,952	37,628
	MARSH & MCLENNAN COS INC	101,300 SHARES	3,090,792	2,681,411
	MARTINREA INTL INC	27,520 SHARES	358,631	340,741
	MARUDAI FOOD CO	13,000 SHARES	43,658	28,394
	MARUZEN SHOWA UNYU CO	4,000 SHARES	13,600	12,962
	MASCO CORP	312,600 SHARES	6,804,134	6,755,286
	MATSUYA FOODS CO	4,000 SHARES	70,712	49,734
	MATTEL INC	303,600 SHARES	6,287,252	5,780,544
	MAX CO	7,000 SHARES	108,099	80,517
	MCBRIDE	61,593 SHARES	224,162	133,642
	MEDICIS PHARMACEUTICAL CORP	73,600 SHARES	2,100,190	1,949,296
	MEDIKIT CO LTD	10 SHARES	2,191	1,987
	MEGGITT	31,876 SHARES	195,560	211,138
	MELCO PBL ENTERTAINMENT(MACAU)	86,110 SHARES	1,059,153	995,432
	MERCIAN CORP	72,000 SHARES	193,304	138,567
	MERCK & CO INC	121,210 SHARES	5,336,844	7,043,513
	MERCK KGAA	24,650 SHARES	3,315,686	3,182,291
	MERIDIAN GOLD INC	31,200 SHARES	878,295	1,131,000
	MERRILL LYNCH & CO INC	82,800 SHARES	4,968,379	4,468,302
	METHANEX CORP	28,401 SHARES	630,700	793,081
	METRO HLDGS	387,000 SHARES	266,725	268,853
	MFA MORTGAGE INVESTMENTS	125,900 SHARES	1,000,905	1,164,575
	MI DEVELOPMENTS INC	8,900 SHARES	302,717	250,241
	MICE GROUP	198,182 SHARES	134,395	23,670
	MICHELIN(CIE GLE DES ETABL.)	33,220 SHARES	2,250,932	3,812,690
	MICREL INC	140,400 SHARES	1,378,309	1,207,440
	MICROGEN	130,000 SHARES	141,390	120,332
	MICROSOFT CORP	101,200 SHARES	2,606,914	3,602,720
	MIE BANK	70,000 SHARES	364,328	355,906
	MIKUNI COCA-COLA BOTTLING CO	25,400 SHARES	276,724	274,656
	MILLENNIUM & COPTHORNE HOTELS	60,663 SHARES	563,669	493,287
	MINCOR RESOURSES NL	83,800 SHARES	129,615	309,774
	MITANI CORP	1,300 SHARES	14,442	12,265
	MITSUBA CORP	7,000 SHARES	74,100	40,979
	MITSUBISHI CORP	140,100 SHARES	4,101,143	3,837,497
	MITSUBISHI ELEC CP	234,000 SHARES	2,834,816	2,446,511
	MITSUBISHI RAYON CO	8,000 SHARES	50,118	38,885

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2007
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(C) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	COMMON STOCK (CONTINUED):
	MITSUBISHI UFJ FINANCIAL GROUP	463,200 SHARES	5,205,640	4,341,140
	MITSUI & CO	267,000 SHARES	5,673,445	5,652,374
	MITSUI CHEMICALS INC	84,000 SHARES	542,083	551,904
	MITSUI HIGH TEC INC	3,100 SHARES	36,383	31,329
	MITSUI MINING & SMELTING CO	80,000 SHARES	463,049	320,816
	MITSUI O.S.K.LINES	313,000 SHARES	4,670,586	3,995,327
	MITTEL(SOCIETA INDUSTR MED)	25,889 SHARES	205,157	194,554
	MOBILE MINI	117,671 SHARES	2,841,472	2,222,777
	MOCHIDA PHARMACEUTICAL CO	8,000 SHARES	80,483	73,186
	MONADELPHOUS GROUP	10,500 SHARES	105,193	127,137
	MONBERG & THORSEN	493 SHARES	53,657	48,816
	MONEYGRAM INTERNATIONAL INC	440,000 SHARES	9,701,057	6,846,400
	MONTPELIER RE HOLDINGS	103,200 SHARES	1,902,427	1,780,716
	MOOG INC	47,100 SHARES	1,747,071	2,157,651
	MORGAN CRUCIBLE CO	374,319 SHARES	2,339,628	1,505,141
	MORGAN STANLEY	32,600 SHARES	1,665,293	1,731,386
	MORGANS HOTEL GROUP	106,800 SHARES	2,238,383	2,095,752
	MORINAGA MILK INDUSTRY CO	33,000 SHARES	125,621	96,594
	MOSS BROS GROUP	12,055 SHARES	11,878	11,098
	MS INTERNATIONAL	3,352 SHARES	15,954	14,012
	MTL INSTRUMENTS GROUP	5,628 SHARES	65,993	76,181
	MTU AERO ENGINES INVEST	67,374 SHARES	4,071,146	3,940,166
	MUEHLBAUER HLDG	1,615 SHARES	55,671	57,118
	MURPHY OIL CORP	33,400 SHARES	1,600,796	2,833,656
	MVV ENERGIE	13,525 SHARES	484,153	618,736
	NAGASE & CO	36,000 SHARES	443,306	374,453
	NANKAI ELECTRIC RAILWAY CO	6,000 SHARES	16,628	16,381
	NATIONAL BANK OF GREECE	43,686 SHARES	2,672,098	3,000,665
	NATIONAL CAN INDUSTRIES LIMITED	14,440 SHARES	25,203	21,935
	NATIONAL GRID	410,100 SHARES	6,141,653	6,808,318
	NATIONWIDE FINANCIAL SOLUTIONS INC	104,500 SHARES	6,320,477	4,703,545
	NATIXIS	91,800 SHARES	2,503,986	1,763,601
	NAVTEQ CORP	25,045 SHARES	1,565,795	1,893,402
	NCIPHER	5,362 SHARES	26,842	23,108
	NEC CORP	68,000 SHARES	380,147	313,476
	NEC LEASING LTD	2,500 SHARES	48,357	36,678
	NEC NETWORKS & SYSTEM INTE CO	24,900 SHARES	274,408	315,610
	NESTLE SA	30,642 SHARES	13,470,218	14,073,965
	NEW HOPE CORPORATION	84,140 SHARES	184,271	169,922
	NEW YORK TIMES CO	106,800 SHARES	2,314,190	1,883,952
	NEW ZEALAND REFINING CO	3,100 SHARES	17,410	19,204
	NEWELL RUBBERMAID INC	65,500 SHARES	1,632,092	1,695,140
	NEWFIELD EXPLORATION CO	219,300 SHARES	11,405,073	11,691,960
	NEXITY	16,430 SHARES	1,082,113	751,872
	NGK SPARK PLUG CO	5,000 SHARES	72,654	87,544
	NH HOTELES S.A.	45,157 SHARES	950,008	805,466
	NICE HLDGS INC	54,000 SHARES	165,847	165,797
	NIHON YAMAMURA GLASS CO	65,000 SHARES	189,818	139,641
	NIKE INC	42,530 SHARES	2,350,563	2,732,127
	NIKON CORP	162,000 SHARES	5,026,203	5,611,959
	NINTENDO CO	4,400 SHARES	2,102,445	2,634,919
	NIPPEI TOYAMA CORP	29,000 SHARES	291,919	246,091
	NIPPO CORP	52,000 SHARES	429,334	377,031
	NIPPON BEET SUGAR MANUFACTURING CO	86,000 SHARES	248,543	181,677
	NIPPON DENSETSU KOGYO CO	16,000 SHARES	107,677	106,987
	NIPPON FLOUR MILLS CO	91,000 SHARES	366,012	349,452
	NIPPON KOEI CO	48,000 SHARES	136,833	121,165
	NIPPON KONPO UNYU SOKO CO	2,000 SHARES	27,210	26,496
	NIPPON LIGHT METAL CO	210,000 SHARES	537,589	366,558
	NIPPON MEAT PACKERS INC	26,000 SHARES	302,296	262,292
	NIPPON SHINYAKU CO	28,000 SHARES	240,027	259,661

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2007
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(C) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	COMMON STOCK (CONTINUED):
	NIPPON SODA CO	69,000 SHARES	280,181	279,792
	NIPPON STEEL CORP	591,000 SHARES	3,955,297	3,660,851
	NIPRO CORP	25,000 SHARES	478,747	502,394
	NISHIMATSU CONSTRUCTION CO	131,000 SHARES	466,435	365,860
	NISOURCE INC	56,600 SHARES	1,197,790	1,069,174
	NISSAY DOWA GENERAL INSURANCE	80,000 SHARES	504,672	389,563
	NISSHIN STEEL CO	118,000 SHARES	403,392	415,110
	NITTETSU MINING CO	1,000 SHARES	8,361	6,893
	NITTO KOGYO CORP	22,600 SHARES	347,998	245,391
	NOBLE GROUP	191,000 SHARES	207,490	322,436
	NOHMI BOSAI	18,000 SHARES	120,111	121,165
	NOKIA CORP	318,030 SHARES	10,624,727	12,297,238
	NONI B LTD	1,800 SHARES	5,975	6,164
	NORDDEUTSCHE AFFINERIE	16,972 SHARES	572,212	661,787
	NORDEA BANK	259,100 SHARES	3,947,268	4,329,558
	NORDSON CORP	66,335 SHARES	3,471,454	3,915,223
	NORDSTROM INC	43,460 SHARES	2,078,048	1,596,286
	NORTHBRIDGE FINANCIAL CORP	5,600 SHARES	173,129	209,316
	NORTHERN TRUST CORP	96,800 SHARES	6,276,718	7,412,944
	NORTHLAND POWER INCOME FUND TRUST	2,600 SHARES	31,601	32,245
	NORTHSTAR REALTY FINANCE CORP	214,600 SHARES	2,574,384	1,922,816
	NOVARTIS	62,538 SHARES	3,538,573	3,430,296
	NSB RETAIL SYSTEMS	170,842 SHARES	96,570	127,529
	NTELOS HOLDINGS CORP	73,600 SHARES	1,442,478	2,185,184
	NUCOR CORP	7,900 SHARES	307,518	467,838
	NUFARM	5,200 SHARES	75,673	64,698
	OBRASCON HUARTE LAIN SA	31,482 SHARES	1,432,563	1,060,031
	OFFICE2OFFICE	55,330 SHARES	242,890	131,617
	OHARA INC	3,100 SHARES	56,804	49,893
	OILES CORP	9,580 SHARES	209,696	178,797
	OITA BANK	51,000 SHARES	291,428	320,933
	OKINAWA BANK	100 SHARES	3,470	3,518
	OKK CORP	30,000 SHARES	95,442	64,718
	OKUWA CO	16,000 SHARES	209,419	211,682
	OLD MUTUAL	633,000 SHARES	2,023,833	2,111,843
	OLYMPUS CORP	97,000 SHARES	4,031,528	4,011,458
	OMV	34,600 SHARES	2,195,314	2,803,528
	ONEOK INC	102,300 SHARES	5,170,866	4,579,971
	ONESTEEL	140,300 SHARES	548,910	757,621
	ONWARD HOLDINGS CO LTD	36,000 SHARES	445,415	369,297
	OPD GROUP	5,706 SHARES	54,701	21,354
	OPEN TEXT CORP	19,433 SHARES	326,487	617,871
	OPTIONSXPRESS HLDGS INC	45,140 SHARES	1,176,348	1,526,635
	ORBCOMM INC	299,100 SHARES	2,340,118	1,912,209
	ORIX CORP	22,710 SHARES	4,735,547	3,880,713
	ORKLA ASA	297,800 SHARES	4,805,531	5,772,434
	OSAKA STEEL CO	10,300 SHARES	193,750	143,461
	OSI PHARMACEUTICALS INC	61,470 SHARES	2,217,838	2,981,910
	OSTJYDSK BANK	235 SHARES	42,591	47,000
	PACE MICRO TECHNOLOGY	13,355 SHARES	27,000	24,258
	PACIFIC BRANDS	225,000 SHARES	548,532	642,074
	PACIFIC CENTURY PREM	984,000 SHARES	313,776	324,323
	PACIFIC INDUSTRIAL CO	2,000 SHARES	9,415	9,614
	PAN AMERICAN SILVER CORP	6,900 SHARES	217,673	244,623
	PAN AUSTRALIAN RESOURCES	124,700 SHARES	114,353	108,398
	PARALLEL PETROLEUM CORP	90,263 SHARES	1,712,852	1,593,408
	PARTNERTECH AB	1,186 SHARES	21,370	6,551
	PAUL Y ENGINEERING GRP	340,000 SHARES	61,222	62,790
	PCCW	40,000 SHARES	24,502	23,752
	PC-TEL INC	106,197 SHARES	834,861	724,838
	PC-WARE INFORMATION TECHNOLOGIE	1,143 SHARES	23,343	23,112

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2007
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(C) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	COMMON STOCK (CONTINUED):
	PEMBINA PIPELINE INC INCOME TRUST	10,040 SHARES	177,334	178,430
	PENDRAGON PLC	9,518 SHARES	11,101	6,679
	PERFORMANCE FOODS GROUP INC	173,023 SHARES	4,826,809	4,692,269
	PERRIGO CO	45,400 SHARES	950,209	1,589,454
	PERSIMMON	142,247 SHARES	2,736,894	2,265,255
	PETROFAC	58,469 SHARES	605,897	640,136
	PETROHAWK ENERGY CORP	134,100 SHARES	1,763,476	2,321,271
	PEUGEOT SA	21,600 SHARES	1,359,568	1,637,438
	PFIZER INC	103,500 SHARES	2,519,019	2,352,555
	PHARMANET DEVELOPMENT GROUP INC	95,496 SHARES	2,901,600	3,851,830
	PHOENIX MECANO	791 SHARES	285,269	370,295
	PIERRE & VACANCES	4,619 SHARES	508,598	638,786
	PIOLAX CO	4,500 SHARES	99,514	95,668
	PIONEER CORP	25,200 SHARES	325,321	227,830
	PIONEER NATURAL RESOURCES CO	232,600 SHARES	11,827,602	11,553,242
	PIRELLI & CO	806,315 SHARES	724,501	887,691
	PLASTIC OMNIUM(CIE)	5,282 SHARES	236,690	283,031
	PLENUS CO	16,500 SHARES	254,673	230,999
	PLEXUS CORP	23,500 SHARES	518,941	617,110
	PMP	70,700 SHARES	110,631	112,051
	POCHIN’S	6,652 SHARES	44,653	31,780
	POKFULAM DEVELOPMENT CO	6,000 SHARES	5,909	5,848
	POPULAR HLDGS	4,000 SHARES	884	861
	PORTMAN LTD	40,000 SHARES	325,347	368,781
	PRECISION DRILLING TRUST	141,226 SHARES	3,219,501	2,159,279
	PREMUDA SPA	116,231 SHARES	216,727	276,485
	PRIDE INTL INC	48,800 SHARES	1,177,935	1,654,320
	PROCTER & GAMBLE CO	9,900 SHARES	612,692	726,858
	PROTECTIVE LIFE CORP	147,400 SHARES	6,609,130	6,046,348
	PROVIDENCE SERVICE CORP	86,200 SHARES	2,447,699	2,451,959
	PROVIDENT ENERGY T TRUST	1,845 SHARES	18,533	18,657
	PSION	168,000 SHARES	399,115	337,765
	PSS WORLD MEDICAL INC	53,300 SHARES	960,235	1,043,081
	PUBLICIS GROUPE SA	81,677 SHARES	3,297,905	3,197,957
	PUBLIGROUPE AG	127 SHARES	43,770	41,169
	PULTE HOMES INC	184,100 SHARES	7,533,544	1,940,414
	PYI CORPORATION LTD	28,000 SHARES	13,223	11,563
	PZ CUSSONS	10,782 SHARES	45,280	46,145
	QANTAS AIRWAYS	387,338 SHARES	2,067,670	1,850,156
	QBE INSURANCE GROUP	110,894 SHARES	3,362,863	3,246,332
	QINETIQ GROUP	419,505 SHARES	1,483,743	1,645,081
	QLT INC	33,560 SHARES	273,085	148,936
	QUALCOMM INC	70,185 SHARES	3,050,240	2,761,780
	QUEBECOR INC	14,980 SHARES	609,438	542,616
	QUEST SOFWARE INC	168,275 SHARES	2,655,744	3,127,617
	QWEST COMMUNICATIONS INTL INC	221,400 SHARES	1,445,823	1,606,257
	RADIOSHACK CORP	30,200 SHARES	546,307	518,836
	RAKUTEN	665 SHARES	217,028	327,396
	RANDSTAD HLDGS	26,361 SHARES	1,303,739	1,041,381
	RAUTARUUKKI OYJ	97,100 SHARES	5,368,681	4,209,264
	RAYMOND JAMES FINANCIAL INC	180,400 SHARES	4,736,836	5,891,864
	RAYTHEON CO	30,000 SHARES	1,257,029	1,821,000
	RBC BEARINGS INC	44,200 SHARES	1,234,202	1,920,932
	RECKITT BENCKISER GROUP PLC	77,081 SHARES	4,369,664	4,471,167
	RED ROBIN GOURMET BURGERS INC	83,200 SHARES	2,988,138	2,713,984
	REED ELSEVIER	178,606 SHARES	3,344,003	3,564,437
	REGAL ENTERTAINMENT GROUP	199,000 SHARES	3,774,496	3,613,839
	REGENT INNS PLC	10,846 SHARES	17,055	4,426
	REINSURANCE GROUP OF AMERICA	83,900 SHARES	5,234,056	4,403,072
	RENEWAGY AS	40,000 SHARES	76,557	115,293
	REPSOL YPF SA	85,100 SHARES	2,871,449	3,033,371

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2007
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(C) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	COMMON STOCK (CONTINUED):
	RESEARCH IN MOTION	44,390 SHARES	2,665,076	5,033,826
	RESOURCES CONNECTION INC	68,400 SHARES	1,743,046	1,242,144
	RHEINMETALL	18,730 SHARES	1,610,657	1,489,153
	RIETER HLDGS AG	1,588 SHARES	675,672	701,321
	RIKEN TECHNOS CORP	1,000 SHARES	4,028	2,551
	RISO KAGAKU CORP	14,300 SHARES	276,466	254,985
	RM PLC	7,332 SHARES	24,930	32,109
	ROBERT WALTERS	18,852 SHARES	73,947	57,135
	ROCHE HLDG	47,530 SHARES	8,289,187	8,211,693
	ROGERS CORP	46,699 SHARES	2,240,840	2,080,342
	ROLAND CORP	10,500 SHARES	306,206	302,645
	ROMANDE ENERGIE HOLDING	1 SHARE	1,509	1,842
	ROTHMANS INC	27,000 SHARES	546,830	692,132
	ROYAL BANK OF SCOTLAND GROUP	1,190,273 SHARES	12,941,191	10,519,947
	ROYAL DUTCH SHELL	463,273 SHARES	18,868,005	20,257,936
	ROYAL HOLDINGS CO	3,100 SHARES	39,086	32,328
	ROYAL UTILITIES INCOME FUND	600 SHARES	6,454	6,505
	RYODEN TRADING CO	25,000 SHARES	196,314	174,104
	RYOYO ELECTRO CORP	17,200 SHARES	241,491	222,939
	S FOODS	1,500 SHARES	12,831	12,514
	SAAB AB	8,130 SHARES	207,525	162,897
	SAKAI CHEMICAL INDUSTRY CO	46,000 SHARES	221,204	219,881
	SALLY MALAY MINING	117,400 SHARES	175,589	551,494
	SALZGITTER	20,000 SHARES	3,720,780	2,984,044
	SAMSUNG ELECTRONICS CO	18,650 SHARES	6,103,172	5,459,788
	SAMUDERA SHIPPING LINE	565,000 SHARES	139,434	153,079
	SANDEN CORP	82,000 SHARES	362,230	422,790
	SANKYO CO	49,779 SHARES	2,530,383	2,312,608
	SANOFI-AVENTIS	123,672 SHARES	10,585,961	11,387,706
	SANTOS	47,300 SHARES	504,148	586,429
	SANWA HLDGS CORP	92,000 SHARES	537,759	453,762
	SAS AB	48,298 SHARES	1,130,831	620,240
	SASKATCHEWAN WHEAT POOL	5,980 SHARES	54,087	80,767
	SATORI ELECTRIC CO	8,600 SHARES	102,731	82,832
	SAUER-DANFOSS INC	51,000 SHARES	1,272,753	1,277,550
	SAVANNA ENERGY SERVICES CORP	12,480 SHARES	237,671	202,447
	SAVVIS INC	101,900 SHARES	3,061,090	2,912,101
	SBA COMMUNICATIONS	272,100 SHARES	7,432,755	9,292,872
	SCANFIL OYJ	12,000 SHARES	43,802	34,212
	SCHERING-PLOUGH CORP	52,000 SHARES	1,076,570	1,385,280
	SCHLOTT GRUPPE AG	640 SHARES	20,161	17,273
	SCHOOL SPECIALITY INC	22,700 SHARES	814,715	784,285
	SCHWEIZ NATIONAL-VERSICHERUNGS-G	1,110 SHARES	621,846	866,705
	SCIENTIFIC GAMES	301,000 SHARES	10,068,191	10,121,125
	SCOTTS MIRACLE-GRO CO	114,788 SHARES	5,218,918	4,307,450
	SCRIPPS(EW)CO	14,525 SHARES	665,369	656,897
	SCS UPHOLSTERY PLC	53,267 SHARES	274,624	100,732
	SEGA SAMMY HLDGS INC	4,900 SHARES	70,502	61,099
	SEIKAGAKU CORP	15,100 SHARES	174,070	159,495
	SEKISUI CHEMICAL CO	18,000 SHARES	131,773	121,327
	SEKTKELLEREI SCHLOSS WACHENHEIM AG	2,326 SHARES	28,341	28,906
	SEMAPA SOC INVEST E GESTAO SGPS	38,782 SHARES	637,106	497,270
	SEMBCORP MARINE	8,400 SHARES	18,869	23,576
	SENIOR	362,096 SHARES	435,976	848,728
	SENSHU ELECTRIC CO	2,700 SHARES	44,798	47,226
	SENSHUKAI CO	27,200 SHARES	321,630	287,303
	SEQUANA CAPITAL	35,666 SHARES	1,090,954	1,160,758
	SEVEN NETWORK	34,300 SHARES	279,357	386,403
	SHERRITT INTL CORP	52,900 SHARES	523,496	712,337
	SHIDAX CORP	192 SHARES	204,047	120,650
	SHINDENGEN ELECTRIC MANUFACTURING	8,000 SHARES	38,396	23,488

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2007
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(C) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	COMMON STOCK (CONTINUED):
	SHINHAN FINANCIAL GROUP	20,300 SHARES	2,027,069	2,327,598
	SHINKAWA	10,900 SHARES	256,367	167,625
	SHIN-KOBE ELECTRIC MACHINERY CO	23,000 SHARES	105,999	89,970
	SHIRE	85,368 SHARES	1,855,983	1,952,536
	SHOWA CORP	35,200 SHARES	443,440	326,431
	SIEGFRIED HOLDING	263 SHARES	42,219	44,834
	SIEMENS	47,717 SHARES	4,682,296	7,594,579
	SIERRA HEALTH SERVICES INC	18,300 SHARES	688,970	767,868
	SIERRA WIRELESS INC	4,820 SHARES	116,479	72,084
	SIMS GROUP LTD	32,700 SHARES	537,588	770,924
	SINANEN CO	37,000 SHARES	203,905	158,976
	SING TAO NEWS CORP	726,000 SHARES	119,168	125,696
	SINGAPORE PETROLEUM CO	41,000 SHARES	136,792	215,617
	SINGAPORE REINSURANCE	1,157,000 SHARES	264,772	281,323
	SINO-FOREST CORP	23,870 SHARES	440,521	518,540
	SINOLINK WORLDWIDE HLDGS	70,000 SHARES	17,757	15,621
	SINTOKOGIO	29,100 SHARES	369,621	304,246
	SIRF TECHNOLOGY INC	60,395 SHARES	1,486,330	1,517,726
	SIXT	16,200 SHARES	835,998	730,689
	SKANDINAVISKA ENSKILDA BANKEN	209,500 SHARES	6,076,322	5,364,564
	SL GREEN REALTY CORP	91,800 SHARES	9,468,045	8,558,514
	SMART(J.)& CO	6,152 SHARES	115,118	99,500
	SMARTONE TELECOMMUNICATIONS HLDGS	68,500 SHARES	78,193	64,218
	SMITH(DS)	328,000 SHARES	889,801	1,366,228
	SMS MANAGEMENT & TECHNOLOGY	23,200 SHARES	154,595	154,818
	SMURFIT KAPPA GROUP PLC	129,752 SHARES	3,109,828	2,134,169
	SNAP-ON INC	32,400 SHARES	1,255,903	1,562,976
	SOARES DA COSTA SOC DE CONSTRUCOES	3,372 SHARES	10,101	10,205
	SODEXO	30,300 SHARES	1,459,799	1,860,605
	SOJITZ CORP	116,400 SHARES	437,529	421,985
	SOL MELIA S.A.	54,000 SHARES	864,051	822,666
	SOLVAY S.A.	2,252 SHARES	308,341	315,096
	SONAE INDUSTRIA	116,030 SHARES	1,246,589	1,128,117
	SONY CORP	90,280 SHARES	4,327,078	4,983,933
	SONY FINANCIAL HOLDINGS INC	194 SHARES	718,895	741,512
	SOUL PATTINSON(WASHINGTON H.)&CO	43,759 SHARES	370,124	351,951
	SOUNDWILL HLDGS	358,000 SHARES	272,114	215,790
	SOUTH CHINA (CHINA) LTD	350,000 SHARES	15,044	28,728
	SOUTHWEST AIRLINES CO	132,300 SHARES	1,931,697	1,614,060
	SPECTRA ENERGY CORP	49,000 SHARES	969,729	1,265,180
	SPECTRIS	70,476 SHARES	1,297,115	953,969
	SPRINT NEXTEL CORP	112,500 SHARES	2,171,352	1,477,125
	SRI SPORTS LIMITED	29 SHARES	35,495	35,045
	ST JOE CO	33,400 SHARES	1,140,195	1,185,867
	STAGECOACH GROUP	393,589 SHARES	2,097,748	2,232,913
	STANCORP FINANCIAL GROUP	65,600 SHARES	2,972,263	3,304,928
	STANTEC INC	1,620 SHARES	60,003	63,835
	STATE STREET CORP	27,200 SHARES	1,583,565	2,208,640
	STATOILHYDRO ASA	58,150 SHARES	1,991,829	1,809,875
	STATS CHIPPAC	5,000 SHARES	5,779	5,558
	STELUX HOLDINGS INTERNATIONAL	427,000 SHARES	54,702	43,809
	STERICYCLE INC	22,400 SHARES	592,674	1,330,560
	STOLT-NIELSEN S.A.	60,111 SHARES	1,452,763	1,793,416
	SUCRIERE DE PITHIVIERS-LE-VIEIL	218 SHARES	206,193	186,137
	SUEZ	76,610 SHARES	4,126,617	5,216,196
	SUMCO CORP	127,600 SHARES	5,178,893	3,647,084
	SUMITOMO ELECTRIC	134,800 SHARES	2,065,375	2,144,203
	SUMITOMO FORESTRY CO	63,000 SHARES	579,928	459,607
	SUMITOMO METAL INDUSTRIES	1,006,000 SHARES	4,887,272	4,673,625
	SUMITOMO PIPE&TUBE	7,000 SHARES	50,798	49,125
	SUMITOMO PRECISION PRODUCTS CO	21,000 SHARES	125,624	68,988

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2007
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(C) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	COMMON STOCK (CONTINUED):
	SUMITOMO RUBBER INDUSTRIES	49,200 SHARES	583,340	439,526
	SUMITOMO SEIKA CHEMICALS CO	25,000 SHARES	144,022	100,031
	SUN HING VISION GROUP HLDGS	6,000 SHARES	3,275	3,278
	SUNEVISION HLDGS	106,000 SHARES	18,224	14,138
	SUNRISE SENIOR LIVING REAL ESTATE	42,500 SHARES	1,616,542	1,303,900
	SUNSTONE HOTEL INVESTORS INC	161,200 SHARES	3,518,895	2,983,669
	SURUGA BANK	253,000 SHARES	3,294,460	2,758,394
	SUSS MICRO TEC	7,178 SHARES	83,545	45,022
	SW UMWELTTECHNIK STOISER&WOLSCHNER	164 SHARES	21,313	23,954
	SWATCH GROUP	17,706 SHARES	5,294,091	5,336,901
	SWISS LIFE HOLDING	8,400 SHARES	2,118,379	2,099,722
	SWISS PRIME SITE	15,737 SHARES	894,190	799,256
	SWISS REINSURANCE	77,060 SHARES	6,450,812	5,475,844
	SYNGENTA	64,765 SHARES	2,477,261	3,280,995
	SYSOPENDIGIA OYJ	3,344 SHARES	16,507	14,667
	TAI CHEUNG HLDGS	239,000 SHARES	123,412	210,268
	TAIHEIYO CEMENT	123,000 SHARES	460,841	293,971
	TAIHO KOGYO	200 SHARES	3,173	3,086
	TAIYO YUDEN CO	30,000 SHARES	500,780	484,178
	TAKAGI SECURITIES CO	38,000 SHARES	152,682	96,603
	TAKEDA PHARMACEUTICAL	143,390 SHARES	9,647,846	8,432,818
	TAKEUCHI MFG CO	5,100 SHARES	210,322	204,977
	TAMRON CO	12,700 SHARES	378,934	318,878
	TASEKO MINES	8,740 SHARES	45,211	45,783
	TATE & LYLE	286,604 SHARES	3,274,648	2,538,787
	TAVEX ALGODONERA S.A.	30,723 SHARES	133,605	80,853
	TAYLOR WIMPEY PLC	323,354 SHARES	1,892,025	1,308,256
	TDK CORP	28,400 SHARES	2,386,721	2,115,096
	TECHNIP	71,820 SHARES	4,668,518	5,722,741
	TEIKOKU TSUSHIN KOGYO CO	7,000 SHARES	30,519	25,502
	TEIXEIRA DUARTE ENGEN & CONST	211,930 SHARES	1,117,534	647,591
	TELE2 AB	115,100 SHARES	1,157,963	2,306,203
	TELEFONAKTIEBOLAGET LM ERICSSON	1,790,000 SHARES	6,384,895	4,204,140
	TELEFONICA SA	549,459 SHARES	12,510,634	17,850,138
	TELENOR ASA	108,025 SHARES	1,347,772	2,581,332
	TELEVISION BROADCASTS	15,000 SHARES	107,809	90,126
	TELSTRA CORPORATION	992,657 SHARES	3,767,995	4,087,816
	TELUS CORP	49,727 SHARES	2,130,135	2,418,961
	TESCO CORP	841,340 SHARES	7,920,881	8,251,905
	TEXAS INDUSTRIES INC	11,200 SHARES	838,859	795,760
	TEXAS INSTRUMENTS INC	71,640 SHARES	2,703,694	2,392,776
	TEXAS ROADHOUSE	257,306 SHARES	3,033,432	2,867,846
	TFS CORP LIMITED	9,248 SHARES	9,138	9,907
	TGS NOPEC GEOPHYSICAL CO	98,769 SHARES	1,869,330	1,356,974
	THALES	23,391 SHARES	1,397,368	1,393,602
	THE NISSHIN OILLIO GROUP LTD	82,000 SHARES	350,581	308,284
	THOMSON SA	35,593 SHARES	660,203	506,337
	THYSSENKRUPP	103,500 SHARES	5,768,831	5,803,205
	TIBCO SOFTWARE INC	415,261 SHARES	3,578,920	3,384,486
	TIETOENATOR OYJ	27,851 SHARES	845,775	625,452
	TIME WARNER INC	176,200 SHARES	3,154,746	2,909,062
	TIME WARNER TEL	116,033 SHARES	2,198,827	2,400,037
	TJX COS INC	170,200 SHARES	4,078,311	4,889,846
	TKC CORP	6,000 SHARES	112,645	107,362
	TNT	123,909 SHARES	4,882,682	5,117,803
	TOAGOSEI CO	26,000 SHARES	104,566	82,854
	TOKO INC	8,000 SHARES	19,027	14,251
	TOKYO ENERGY & SYSTEMS INC	9,000 SHARES	57,334	53,090
	TOKYO OHKA KOGYO CO	9,900 SHARES	248,542	221,103
	TOKYO STEEL MANUFACTURING CO	10,500 SHARES	231,924	117,111
	TOKYO STYLE CO	41,000 SHARES	459,887	414,349

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2007
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(C) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	COMMON STOCK (CONTINUED):
	TOKYO TATEMONO CO	184,000 SHARES	2,098,079	1,742,577
	TOKYO TEKKO CO	25,000 SHARES	222,922	93,094
	TOMTOM	19,849 SHARES	1,502,226	1,494,542
	TOPRE CORP	24,200 SHARES	240,169	249,983
	TOPY INDUSTRIES	112,000 SHARES	399,281	305,778
	TORNOS HOLDING	3,479 SHARES	53,623	52,854
	TOSHIBA TEC CORP	78,000 SHARES	358,277	527,145
	TOSOH CORP	127,000 SHARES	514,783	546,811
	TOTAL ACCESS COMMUNICATIONS	114,000 SHARES	95,362	131,100
	TOTAL S A SPONSORED	56,500 SHARES	3,660,799	4,666,900
	TOTAL S.A	86,373 SHARES	6,740,380	7,176,586
	TOURISM HLDGS	59,900 SHARES	87,448	107,404
	TOYO INK MANUFACTURING CO	118,000 SHARES	495,462	402,435
	TOYO KOHAN CO	59,000 SHARES	211,560	272,515
	TOYO SEIKAN KAISHA	25,100 SHARES	453,275	445,314
	TOYO SUISAN KAISHA	109,000 SHARES	1,893,271	1,980,665
	TOYOTA MOTOR CORP	167,000 SHARES	9,477,339	9,029,047
	TRANSCONTINENTAL INC	14,460 SHARES	252,051	230,610
	TRANSPORT INTERNATIONAL HLDGS	80,000 SHARES	421,355	377,562
	TRIBAL GROUP	698 SHARES	2,512	1,716
	TRIFAST	104,000 SHARES	112,484	135,082
	TRIZETTO GROUP INC	33,300 SHARES	500,176	578,421
	TROY RESOURCES NL	9,100 SHARES	26,461	25,409
	TRULY INTERNATIONAL HLDGS	160,000 SHARES	204,316	367,302
	TRUSCO NAKAYAMA CORP	17,000 SHARES	341,630	248,955
	TSUGAMI CORP	6,000 SHARES	28,686	18,476
	TSURUMI MANUFACTURING CO	16,000 SHARES	161,028	133,626
	TT ELECTRONICS	109,699 SHARES	409,014	246,209
	TUI AG	88,800 SHARES	1,849,381	2,483,649
	TURNERS & GROWERS LTD	10,080 SHARES	19,921	17,066
	TWEEN BRANDS INC	44,600 SHARES	1,838,331	1,181,008
	TYCO ELECTRONICS LTD	37,800 SHARES	1,264,620	1,403,514
	TYCO INTERNATIONAL LTD	37,800 SHARES	1,659,762	1,498,770
	UBE INDUSTRIES	213,000 SHARES	654,609	726,429
	UCBH HLDGS INC	297,800 SHARES	4,755,588	4,230,249
	UCHIDA YOKO CO	30,000 SHARES	137,075	121,380
	UMECO	870 SHARES	10,267	10,859
	UNICREDIT SPA	678,529 SHARES	5,742,028	5,634,806
	UNIDEN CORP	28,000 SHARES	166,276	163,666
	UNILEVER	251,282 SHARES	7,239,469	9,388,011
	UNION FENOSA	9,399 SHARES	668,086	634,734
	UNION PACIFIC CORP	80,500 SHARES	6,460,343	10,112,410
	UNIPRES	20,900 SHARES	157,256	194,754
	UNITED FOOD HOLDINGS	781,000 SHARES	92,872	92,237
	UNITED NATURAL FOODS INC	247,400 SHARES	7,537,545	7,913,086
	UNY CO	44,000 SHARES	479,601	377,711
	UOB-KAY HIAN HOLDINGS	265,000 SHARES	200,158	393,970
	UPM-KYMMENE OYJ	98,707 SHARES	2,512,125	1,994,427
	US BANCORP DELAWARE	105,000 SHARES	3,279,109	3,357,628
	USG PEOPLE	24,787 SHARES	742,479	672,611
	USI HLDGS	42,000 SHARES	25,492	31,241
	VALARTIS GROUP	4,413 SHARES	347,886	323,525
	VALERO ENERGY CORP	29,710 SHARES	2,186,953	2,080,591
	VALSPAR CORP	193,600 SHARES	4,746,922	4,400,664
	VANCO	55,888 SHARES	193,561	207,761
	VARIAN INC	17,300 SHARES	746,214	1,129,690
	VAUDOISE ASSURANCES HOLDING	17 SHARES	2,423	2,649
	VEDIOR CVA	70,400 SHARES	1,438,790	1,772,426
	VEGA GROUP	32,000 SHARES	169,287	174,536
	VERIZON COMMUNICATIONS INC	32,300 SHARES	978,261	1,411,187
	VERWALTUNGS-UND PRIVAT-BANK VADUZ	3,736 SHARES	793,286	924,801

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2007
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(C) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	COMMON STOCK (CONTINUED):
	VIACOM INC	16,800 SHARES	644,505	737,856
	VIANINI LAVORI	41,315 SHARES	712,236	694,049
	VICTORY CITY INTERNATIONAL HLDGS	60,000 SHARES	20,035	18,699
	VINCI	135,604 SHARES	8,272,127	10,041,860
	VITAL SIGNS	34,200 SHARES	1,745,474	1,767,627
	VITAL-NET INC	800 SHARES	5,057	4,698
	VITTORIA ASSICURAZIONI	9,005 SHARES	140,764	164,572
	VIVENDI	204,635 SHARES	8,389,070	9,388,476
	VODAFONE GROUP	3,292,687 SHARES	9,850,149	12,309,206
	VOEST-ALPINE	28,900 SHARES	2,244,879	2,089,423
	VOLCOM INC	112,803 SHARES	2,822,525	2,593,012
	VOLEX GROUP	12,675 SHARES	24,574	36,080
	VOLVO(AB)	160,600 SHARES	2,665,162	2,696,048
	VTECH HLDGS	51,000 SHARES	268,822	366,276
	WAL-MART STORES INC	41,900 SHARES	1,934,457	1,991,507
	WALT DISNEY(HLDG)CO	39,000 SHARES	952,039	1,258,920
	WALTER MEIER	1,885 SHARES	183,867	414,578
	WASTE CONNECTIONS INC	29,200 SHARES	926,906	902,280
	WASTE MANAGEMENT INC	55,800 SHARES	1,778,925	1,822,986
	WATERMAN GROUP	9,693 SHARES	31,841	28,942
	WEIQIAO TEXTILE CO	114,000 SHARES	132,071	163,162
	WESTAMERICA BANCORP	34,000 SHARES	1,516,586	1,539,350
	WESTERN UNION COMPANY	55,190 SHARES	1,075,194	1,340,013
	WESTON(GEORGE)	7,440 SHARES	537,886	408,203
	WET SEAL INC	452,399 SHARES	2,189,851	1,079,504
	W-H ENERGY SERVICES INC	34,000 SHARES	2,118,550	1,911,140
	WHARF(HLDGS)	661,000 SHARES	3,288,494	3,462,930
	WHEELOCK PROPERTIES	245,000 SHARES	284,806	271,789
	WILEY(JOHN)& SONS INC	35,800 SHARES	1,477,036	1,533,672
	WILLIAM HILL PLC	216,034 SHARES	2,826,263	2,255,545
	WING ON CO INTERNATIONAL	97,000 SHARES	164,951	178,141
	WING TAI HOLDINGS	38,000 SHARES	86,307	71,277
	WORLEYPARSONS	18,400 SHARES	553,110	840,118
	WRIDGWAYS AUSTRALIA LIMITED	49,918 SHARES	160,962	139,819
	WRIGHT EXPRESS CORP	35,900 SHARES	1,003,767	1,274,091
	WSFS FINANCIAL CORP	13,300 SHARES	726,725	669,740
	WYETH COM	38,800 SHARES	1,862,273	1,714,572
	XSTRATA PLC	142,327 SHARES	8,156,627	10,057,722
	XTO ENERGY INC	180,625 SHARES	6,288,076	9,276,900
	YACHIYO INDUSTRY CO	100 SHARES	1,243	1,235
	YAHOO INC	45,884 SHARES	1,250,339	1,067,262
	YAMAHA MOTOR CO	135,200 SHARES	3,766,812	3,273,652
	YAMANA GOLD INC	1,500 SHARES	17,607	19,591
	YAMATO KOGYO CO	16,700 SHARES	357,804	687,643
	YAMAZEN CO	100 SHARES	517	436
	YARA INTERNATIONAL ASA	55,400 SHARES	1,993,030	2,566,019
	YOKOGAWA ELECTRIC CORP	2,800 SHARES	32,943	30,778
	YOKOHAMA RUBBER CO	32,000 SHARES	189,171	190,771
	YONEKYU CORP	17,000 SHARES	193,521	155,368
	YOROZU CORP	200 SHARES	2,831	2,888
	YT REALTY GROUP	586,000 SHARES	104,355	145,797
	YUM BRANDS INC COM	182,900 SHARES	4,299,366	6,999,583
	YURAKU REAL ESTATE CO	30,000 SHARES	176,015	104,731
	YURTEC CORP	31,000 SHARES	161,680	170,102
	ZURICH FINANCIAL SERVICES	44,807 SHARES	12,094,997	13,159,323

	TOTAL COMMON STOCK		4,841,970,841	5,248,585,704

	COMMON/COLLECTIVE TRUST FUNDS:
	BGI EAFE INDEX FUND	6,555,314 UNITS	166,244,687	224,126,172
	BGI S&P500 INDEX FUND	63,012,075 UNITS	1,062,506,434	1,378,704,203

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2007
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(C) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	COMMON/COLLECTIVE TRUST FUNDS (CONTINUED):
	BGI RUSSELL 1000 GROWTH FUND	63,173,507 UNITS	500,070,711	598,884,844
	BGI RUSSELL 1000 VALUE FUND	14,592,453 UNITS	178,065,403	235,230,347
	BGI RUSSELL 2000 INDEX FUND	7,748,519 UNITS	123,493,479	152,645,824
*	JPM DOMESTIC LIQ FUND	263,883,503 UNITS	263,883,503	263,883,503
*	JPM LIQUIDITY FUND	234 UNITS	234	234

	TOTAL COMMON/COLLECTIVE TRUST FUNDS		2,294,264,451	2,853,475,127

	REGISTERED INVESTMENT COMPANIES (MUTUAL FUNDS):
	FREEHOLD ROYALTY TRUST UNITS	4,700 UNITS	69,657	74,289
*	JP MORGAN US EQUITY FDS	33,458,509 UNITS	580,792,050	576,824,690
*	JPMORGAN TR I CAP GROWTH FD	7,375,281 UNITS	311,161,638	332,182,654
*	JPMORGAN TR I SMALL CAP CORE FD	13,172,075 UNITS	580,696,029	506,071,117
*	JPMORGAN TR II CORE BD FD	16,969,016 UNITS	183,296,591	183,265,370
	PIMCO FDS PAC INVT MGMT	2,661,280 UNITS	27,350,953	27,057,836
	WA FLTG RATE HI INCOME FD	788,675 UNITS	9,181,000	9,777,996
	WA MBS PORTFOLIO, LLC	23,484,749 UNITS	247,608,584	268,407,198
	WESTERN ASSET INVT GRADE, LLC	682,496 UNITS	14,743,097	13,522,294
	WESTERN ASSET US DOLLAR HIGH YIELD LLC	459,183 UNITS	6,820,707	7,570,094

	TOTAL REGISTERED INVESTMENT COMPANIES (MUTUAL FUNDS)		1,961,720,306	1,924,753,538

**	GUARANTEED INVESTMENT CONTRACTS:
	AIG GIC # 496672	0.000%, 12/31/2049, 608,034,838	608,034,838	591,186,821
*	JP MORGAN/BANK OF AMERICA	01-001/10051-5, 608,107,847	608,107,847	591,257,807
*	JP MORGAN/STATE STREET BANK	101004/10051-5, 608,107,050	608,107,051	591,257,032

	TOTAL GUARANTEED INVESTMENT CONTRACTS		1,824,249,736	1,773,701,660

	CORPORATE DEBT INSTRUMENTS:
	ABBEY NATIONAL	0.000% 03/07/2008, 5,500,000	5,447,869	5,447,869
	ABN AMRO NO AMER FIN	0.000% 01/17/2008, 8,000,000	7,981,973	7,981,973
	ABN AMRO NO AMER FIN	0.000% 03/10/2008, 5,500,000	5,449,927	5,449,927
	ACCELLENT INC	SEMI-ANN. 10.500% 12/01/2013, 500,000	514,031	420,000
	ACCELLENT INC	10.5%, 125,000	106,130	108,125
	ACCO BRANDS CORP	SEMI-ANN. 7.625% 08/15/2015, 500,000	469,635	446,250
	ACIH INC	SEMI-ANN. FLOATING 12/15/2012, 250,000	211,514	142,500
	ADVANCED MEDICAL OPTICS INC	SEMI-ANN. 7.500% 05/01/2017, 250,000	228,291	230,000
	AES CORP	7.75%, 03/01/14, 80,000	82,684	84,400
	AES CORP	8.80%, 10/15/17, 960,000	998,027	1,006,325
	AES CORP	7.75%, 10/15/15, 580,000	598,314	603,200
	AES CORP	SEMI-ANN. 7.750% 10/15/2015, 1,080,000	1,081,238	1,096,200
	AES CORP	SEMI-ANN. 8.000% 10/15/2017, 960,000	966,125	981,600
	AES CORP	SEMI-ANN. 7.750% 03/01/2014, 105,000	110,740	105,788
	AFFINION GROUP INC	10.13%, 500,000	516,453	526,250
	AFFINION GROUP INC	SEMI-ANN. 10.125% 10/15/2013, 500,000	517,659	505,625
	AIFUL CORPORATION	5.00%, 279,000	279,316	283,185
	AIFUL CORPORATION	SEMI-ANN. 5.000% 08/10/2010, 279,000	269,907	273,813
	AINSWORTH LUMBER CO	7.25%, 480,000	289,393	313,199
	AINSWORTH LUMBER CO	SEMI-ANN. 7.250% 10/01/2012, 494,000	426,396	297,635
	AK STEEL CORP	SEMI-ANN. 7.750% 06/15/2012, 500,000	495,776	502,500
	ALERIS INTERNATIONAL INC	SEMI-ANN. 10.000% 12/15/2016, 1,000,000	1,025,554	810,000
	ALERIS INTERNATIONAL INC	SEMI-ANN. 9.000% 12/15/2014, 375,000	379,610	313,125
	ALLIANCE IMAGING INC	7.25%, 250,000	238,356	243,125
	ALLIANCE IMAGING INC	SEMI-ANN. 7.250% 12/15/2012, 250,000	232,613	237,500
	ALLIANCE ONE INTERNATIONAL INC	11.00%, 400,000	423,744	432,000
	ALLIANCE ONE INTERNATIONAL INC	SEMI-ANN. 11.000% 05/15/2012, 500,000	486,870	522,500
	ALLIED WASTE NORTH AMERICA	SEMI-ANN. 6.125% 02/15/2014, 250,000	241,615	240,313
	ALLIED WASTE NORTH AMERICA	SEMI-ANN. 6.875% 06/01/2017, 500,000	495,978	487,500
	ALLIED WASTE NORTH AMERICA	SEMI-ANN. 7.250% 03/15/2015, 1,000,000	966,867	995,000
	ALLISON TRANS	11.00%, 11/01/15, 375,000	349,958	349,687

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2007
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(C) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	CORPORATE DEBT INSTRUMENTS (CONTINUED):
	ALLISON TRANS	SEMI-ANN. 11.000% 11/01/2015, 375,000	377,740	341,250
	ALPINE SECURITZATION CORPORATE	0.000% 02/05/2008, 6,000,000	5,969,375	5,969,375
	ALTRA INDUSTRIAL MOTION INC	SEMI-ANN. 9.000% 12/01/2011, 375,000	378,152	380,625
	ALTRIA GROUP INC	SEMI-ANN. 7.000% 11/04/2013, 194,000	206,072	216,957
	AMER HONDA FIN CORP	QUARTERLY FLOATING 06/12/2009, 3,400,000	3,392,434	3,396,855
	AMERICA MOVIL SAB DE	SEMI-ANN. 5.625% 11/15/2017, 520,000	517,821	508,089
	AMERICAN EXPRESS BANK	SEMI-ANN. 6.000% 09/13/2017, 300,000	299,265	301,672
	AMERICAN EXPRESS CENTURION	SEMI-ANN. 6.000% 09/13/2017, 200,000	199,510	201,115
	AMERICAN EXPRESS CO	SEMI-ANN. FLOATING 09/01/2066, 40,000	41,084	40,559
	AMERICAN EXPRESS CREDIT ACCOUNT	MONTHLY FLOATING 09/15/2010, 4,450,000	4,451,663	4,451,121
	AMERICAN EXPRESS CREDIT ACCOUNT	MONTHLY FLOATING 01/18/2011, 1,175,000	1,173,238	1,174,773
	AMERICAN EXPRESS	MONTHLY FLOATING 03/02/2009, 3,295,000	3,284,427	3,285,632
	AMERICAN GENERAL FINANCE	SEMI-ANN. 6.900% 12/15/2017, 1,370,000	1,360,324	1,371,370
	AMERICAN INTERNATIONAL GROUP INC	SEMI-ANN. 5.850% 01/16/2018, 180,000	179,014	181,179
	AMERICAN TOWER CORP	SEMI-ANN. 7.125% 10/15/2012, 500,000	512,816	513,750
	AMERICREDIT PRIME AUTO RECBLES TR	MONTHLY 5.340% 08/08/2010, 5,676,334	5,672,852	5,688,094
	AMERIGAS PARTNERS	SEMI-ANN. 7.125% 05/20/2016, 500,000	481,734	485,000
	AMES TRUE TEMPER	10.00%, 250,000	149,097	151,875
	AMES TRUE TEMPER	SEMI-ANN. 10.000% 07/15/2012, 250,000	226,379	137,500
	AMSTEL FUNDING CORP	0.000% 02/21/2008, 6,000,000	5,955,375	5,955,375
	ANADARKO FINANCE CORP	SEMI-ANN. 7.500% 05/01/2031, 1,435,000	1,568,834	1,613,395
	ANADARKO PETROLEUM CORP	QUARTERLY FLOATING 09/15/2009, 1,120,000	1,120,000	1,102,667
	ANADARKO PETROLEUM CORP	SEMI-ANN. 6.450% 09/15/2036, 1,530,000	1,529,749	1,558,054
	ANGIOTECH PHARMACEUTICAL	7.75%, 250,000	214,273	218,750
	ANGIOTECH PHARMACEUTICAL	SEMI-ANN. 7.750% 04/01/2014, 250,000	233,620	209,375
	AOL TIME WARNER INC	SEMI-ANN. 6.875% 05/01/2012, 631,000	651,045	664,449
	AOL TIME WARNER INC	SEMI-ANN. 7.625% 04/15/2031, 84,000	90,121	92,956
	AOL TIME WARNER INC	SEMI-ANN. 7.700% 05/01/2032, 670,000	725,542	744,407
	ASB FINANCE LTD.	0.000% 01/22/2008, 5,500,000	5,484,031	5,484,031
	ASHTEAD HLDGS	8.63%, 250,000	227,794	232,500
	ASHTEAD HLDGS	SEMI-ANN. 8.625% 08/01/2015, 250,000	225,179	218,750
	ASIF GLOBAL FINANCING XIX	SEMI-ANN. 4.900% 01/17/2013, 113,000	108,325	110,567
	ASSOCIATED MATERIAL INC	11.25%, 1,000,000	640,004	690,000
	ASSOCIATED MATERIAL INC	SEMI-ANN. FLOATING 03/01/2014, 1,000,000	704,139	640,000
	ASSOCIATES CORP OF NORTH AMERICA	SEMI-ANN. 6.250% 11/01/2008, 3,200,000	3,219,543	3,229,677
	AT&T INC	SEMI-ANN. 5.100% 09/15/2014, 509,000	478,320	503,734
	ATLANTIS ONE FDG CORP	0.000% 01/28/2008, 6,700,000	6,673,016	6,673,016
	AVAGO TECHNOLOGIES	11.88%, 500,000	539,488	550,000
	AVAGO TECHNOLOGIES	SEMI-ANN. 10.125% 12/01/2013, 500,000	522,083	523,125
	AVAGO TECHNOLOGIES	SEMI-ANN. 11.875% 12/01/2015, 500,000	549,769	534,375
	BALDOR ELECTRIC CO	8.63%, 676,000	718,468	731,770
	BALDOR ELECTRIC CO	SEMI-ANN. 8.625% 02/15/2017, 750,000	762,822	772,500
	BANC OF AMERICA FUNDING TRUST	MONTHLY FLOATING 05/20/2036, 1,288,051	1,287,795	1,273,203
	BANC OF AMERICA MORTGAGE TRUST	MONTHLY FLOATING 02/25/2035, 1,581,713	1,517,225	1,549,933
	BANCAJA US DEBT SAU	QUARTERLY FLOATING 07/10/2008, 5,000,000	5,000,747	4,989,725
	BANK OF AMERICA CORP	3.88%, 3,812,000	3,879,455	3,954,950
	BANK OF AMERICA CORP	SEMI-ANN. 3.875% 01/15/2008, 4,450,000	4,447,871	4,448,763
	BANK OF STLD TRSY DV	0.000% 01/18/2008, 3,600,000	3,591,415	3,591,415
	BANK OF STLD TRSY DVS ZCP	0.000% 01/15/2008, 1,900,000	1,896,195	1,896,195
	BANKAMERICA CORP	0.000% 01/09/2008, 5,500,000	5,493,864	5,493,864
	BARCLAYS BANK PLC	SEMI-ANN. 5.450% 09/12/2012, 700,000	698,698	717,490
	BARCLAYS BANK PLC	SEMI-ANN. FLOATING 12/31/2049, 100,000	100,000	103,915
	BARCLAYS CAP	SEMI-ANN. FLOATING 03/20/2008, 900,000	899,903	899,903
	BARCLAYS U S FDG CORP	0.000% 02/13/2008, 5,500,000	5,468,532	5,468,532
	BARTON CAPITAL CORP	0.000% 01/28/2008, 6,700,000	6,673,016	6,673,016
	BAUSCH & LOMB INC	SEMI-ANN. 9.875% 11/01/2015, 500,000	510,981	507,500
	BEAR STEARNS ARM TRUST	MONTHLY FLOATING 06/25/2034, 1,465,000	1,396,028	1,446,630
	BEAR STEARNS ARM TRUST	MONTHLY FLOATING 03/25/2035, 244,582	239,940	242,293
	BEAR STEARNS COS INC	SEMI-ANN. 4.000% 1/31/2008, 5,220,000	5,214,338	5,211,685
	BEAR STEARNS TRUST	MONTHLY FLOATING 08/25/2035, 110,599	107,981	108,514
	BELLSOUTH CORP	ANNUAL FLOATING 04/26/2021, 400,000	395,728	398,577

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2007
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(C) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	CORPORATE DEBT INSTRUMENTS (CONTINUED):
	BELLSOUTH CORP	SEMI-ANN. 4.750% 11/15/2012, 28,000	26,395	27,701
	BERRY PLASTIC HLDGS CORP	SEMI-ANN. 10.250% 03/01/2016, 500,000	488,346	437,500
	BERRY PLASTICS CORP	8.88%, 280,000	273,386	278,600
	BERRY PLASTICS CORP	SEMI-ANN. 8.875% 09/15/2014, 500,000	507,898	475,000
	BEVERAGE PACKAGING HLDGS	SEMI-ANN. 9.500% 06/15/2017, 750,000	1,006,554	858,315
	BEVERAGE PACKAGING HLDGS	SEMI-ANN. 8.000% 12/15/2016, 500,000	670,700	667,974
	BK OF SCOTLAND PLC	SEMI-ANN. 5.250% 02/21/2017, 210,000	209,866	214,038
	BLOUNT INC	8.88%, 500,000	519,863	530,000
	BLOUNT INC	SEMI-ANN. 8.875% 08/01/2012, 500,000	505,688	501,250
	BMW VEHICLE OWNER TRUST	MONTHLY 5.300% 05/25/2009, 656,996	656,925	657,357
	BNP PARIBAS	MONTHLY FLOATING 04/03/2008, 3,000,000	2,999,649	2,999,649
	BOISE CASCADE LLC/FINANCE CORP	SEMI-ANN. 7.125% 10/15/2014, 500,000	492,273	483,750
	BOMBARDIER INC	8.00%, 11/15/14, 476,000	502,392	512,890
	BOMBARDIER INC	SEMI-ANN. 8.000% 11/15/2014, 500,000	505,364	522,500
	BONTEN MEDIA GROUP INC	SEMI-ANN. 9.000% 06/01/2015, 250,000	249,538	218,125
	BRITISH TELECOMMUNICATIONS	SEMI-ANN. FLOATING 12/15/2010, 530,000	581,282	581,595
	BUFFALO THUNDER	SEMI-ANN. 9.375% 12/15/2014, 250,000	250,000	222,500
	CABLECOM LUXEMBOURG	SEMI-ANN. 8.000% 11/01/2016, 750,000	1,012,665	1,047,522
	CABLEVISION SYSTEMS CORP	SEMI-ANN. 8.000% 04/15/2012, 500,000	495,360	485,000
	CAFCO LLC	0.000% 01/31/2008, 6,700,000	6,670,018	6,670,018
	CALYON NORTH AMERICA I	0.000% 01/23/2008, 2,900,000	2,891,352	2,891,352
	CALYON NORTH AMERICA I	0.000% 01/18/2008, 2,600,000	2,594,229	2,594,229
	CANWEST MEDIA INC	8.00%, 57,000	55,149	56,288
	CANWEST MEDIA INC	SEMI-ANN. 8.000% 09/15/2012, 489,091	485,382	461,580
	CAPITAL CORP AMERICA	QUARTERLY FLOATING 04/17/2009, 100,000	96,628	71,000
	CAPITAL LEASE FUNDING	MONTHLY 6.867% 01/22/2026, 299,241	308,034	305,259
	CAPITAL ONE AUTO FINACE TRUST	MONTHLY 4.810% 03/15/2010, 453,183	452,139	453,368
	CAPITAL ONE AUTO FINACE TRUST	MONTHLY 5.310% 07/15/2009, 144,450	144,405	144,492
	CAPITAL ONE MASTER TRUST	MONTHLY 4.050% 02/15/2011, 2,410,000	2,395,003	2,405,233
	CAPITAL ONE MASTER TRUST	MONTHLY 6.310% 06/15/2011, 925,000	930,457	929,076
	CAPITAL ONE PRIME AUTO RECBLES TR	MONTHLY 5.221% 10/15/2008, 1,463,415	1,463,415	1,465,347
	CARDINAL HEALTH 409 INC	9.50%, 416,000	394,292	402,480
	CARDINAL HEALTH 409 INC	SEMI-ANN. 9.500% 04/15/2015, 1,250,000	1,261,683	1,159,375
	CARMAX AUTO OWNER TRUST	MONTHLY 4.130% 05/15/2009, 41,101	41,025	41,096
	CARMAX AUTO OWNER TRUST	MONTHLY 5.290% 06/15/2009, 662,019	661,730	662,364
	CARMAX AUTO OWNER TRUST	MONTHLY 5.320% 01/15/2010, 1,400,000	1,402,312	1,402,522
	CARMAX AUTO TRUST	MONTHLY 5.300% 03/15/2010, 3,562,395	3,560,966	3,567,599
	CASTLE HOLDCO 4 LTD	SEMI-ANN. 9.875% 05/15/2015, 250,000	493,008	302,920
	CATERPILLAR FIN SERV	SEMI-ANN. 3.800% 02/08/2008, 3,400,000	3,395,371	3,395,743
	CCH I HOLDINGS LLC	9.92%, 500,000	305,663	311,250
	CCH I HOLDINGS LLC	SEMI-ANN. 9.920% 04/01/2014, 500,000	477,351	293,125
	CCH I LLC/CCH I CAPITAL CORP	11.00%, 750,000	632,104	646,875
	CCH I LLC/CCH I CAPITAL CORP	SEMI-ANN. 11.000% 10/01/2015, 750,000	725,999	611,250
	CCH II LLC/CCH II CAPITAL CORP	SEMI-ANN. 10.250% 09/15/2010, 500,000	504,450	490,000
	CENTENNIAL COMMUNICATIONS CORP	SEMI-ANN. 10.125% 06/15/2013, 453,000	471,657	475,650
	CHESAPEAKE CORP	SEMI-ANN. 7.000% 12/15/2014, 500,000	588,878	440,004
	CHESAPEAKE ENERGY CORP	SEMI-ANN. 2.500% 05/15/2037, 850,000	835,532	944,562
	CHESAPEAKE ENERGY CORP	SEMI-ANN. 6.500% 08/15/2017, 500,000	466,445	482,500
	CHESAPEAKE ENERGY CORP	SEMI-ANN. 6.625% 01/15/2016, 250,000	243,029	244,375
	CHESAPEAKE ENERGY CORP	SEMI-ANN. 6.875% 01/15/2016, 1,000,000	981,502	990,000
	CHUKCHANSI ECO DEV AUTH	SEMI-ANN. 8.000% 11/15/2013, 250,000	251,173	243,750
	CIE GEN GEOPHYSIQUE	SEMI-ANN. 7.750% 05/15/2017, 500,000	500,000	505,000
	CIRSA FINANCE	SEMI-ANN. 8.750% 05/15/2014, 500,000	712,729	679,853
	CITIBANK CREDIT CARD ISSUANCE TRUST	SEMI-ANN. 3.500% 08/16/2010, 2,713,000	2,671,174	2,691,603
	CITIBANK CREDIT CARD ISSUANCE TRUST	QUARTERLY FLOATING 01/15/2010, 1,870,000	1,870,367	1,870,443
	CITIBANK CREDIT CARD MASTER TRUST	SEMI-ANN. 6.050% 01/15/2010, 1,000,000	1,003,337	1,000,628
	CITIBANK OMNI MASTER ZCP	0.000% 02/01/2008, 1,400,000	1,392,839	1,392,839
	CITIGROUP FDG INC	0.000% 04/18/2008, 5,500,000	5,420,800	5,420,800
	CITIGROUP FDG INC	MONTHLY FLOATING 04/23/2009, 500,000	500,000	496,961
	CITIGROUP GLOBAL MARKETS	QUARTERLY FLOATING 03/07/2008, 2,300,000	2,299,209	2,301,129
	CITIGROUP INC	SEMI-ANN. 5.300% 10/17/2012, 2,450,000	2,445,624	2,481,875

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2007
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(C) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	CORPORATE DEBT INSTRUMENTS (CONTINUED):
	CITIGROUP MORTGAGE LOAN TRUST	MONTHLY FLOATING 09/25/2035, 1,258,714	1,253,305	1,266,860
	CITIGROUP MORTGAGE LOAN TRUST	MONTHLY FLOATING 08/25/2035, 78,091	75,163	76,531
	CITIGROUP MORTGAGE LOAN TRUST	MONTHLY FLOATING 08/25/2035, 111,523	109,637	109,946
	CITIZENS COMMUNICATIONS CORP	SEMI-ANN. 9.250% 05/15/2011, 750,000	790,276	811,875
	CLAIRES STORES INC	9.25%, 375,000	250,568	257,500
	CLAIRES STORES INC	10.50%, 125,000	68,005	70,000
	CLAIRES STORES INC	SEMI-ANN. 10.500% 06/01/2017, 125,000	125,000	66,875
	CLAIRES STORES INC	SEMI-ANN. 9.250% 06/01/2015, 125,000	125,000	86,250
	CLAIRES STORES INC	SEMI-ANN. 9.625% 06/01/2015, 250,000	240,536	161,250
	CLEAR CHANNEL COMM	SEMI-ANN. 5.750% 01/15/2013, 1,000,000	914,440	828,038
	CLEAR CHANNEL COMM	SEMI-ANN. 5.500% 12/15/2016, 500,000	426,380	364,320
	CLEAR CHANNEL COMM	SEMI-ANN. 6.250% 03/15/2011, 880,000	873,690	796,400
	CLEVELAND ELEC ILLUM CO	SEMI-ANN. 5.700% 04/01/2017, 40,000	39,942	39,060
	CLIPPER RECEIVABLES CO	0.000% 02/04/2008, 7,000,000	6,968,267	6,968,267
	CMP SUSQUEHANNA	9.88%, 500,000	381,446	388,750
	CMP SUSQUEHANNA	SEMI-ANN. 9.875% 05/15/2014, 500,000	485,545	375,000
	CODELCO INC	4.75%, 10/15/14, 223,000	216,937	220,212
	CODELCO INC	SEMI-ANN. 4.750% 10/15/2014, 223,000	206,597	214,672
	CODERE FINANCE (LUXEMBOURG) SA	SEMI-ANN. 8.250% 06/15/2015, 750,000	984,978	1,079,815
	COLUMBIA HCA HEALTHCARE CORP	SEMI-ANN. 7.190% 11/15/2015, 100,000	96,958	85,735
	COLUMBIA HCA HEALTHCARE CORP	SEMI-ANN. 7.750% 07/15/2036, 707,000	659,456	568,048
	COMCAST CORP	SEMI-ANN. 6.500% 01/15/2017, 70,000	71,643	72,986
	COMMRCL MTG LEASE-BACKED SEC LLC	MONTHLY 6.746% 06/20/2031, 1,179,932	1,221,900	1,259,402
	COMMUNITY HEALTH SYSTEMS INC	SEMI-ANN. 8.875% 07/15/2015, 1,000,000	1,003,234	1,018,750
	CONOCO FUNDING CO	6.35%, 195,000	209,764	213,525
	CONOCO FUNDING CO	7.25%, 3,000	3,556	3,600
	CONOCO FUNDING CO	SEMI-ANN. 6.350% 10/15/2011, 195,000	200,668	207,116
	CONOCO FUNDING CO	SEMI-ANN. 7.250% 10/15/2031, 3,000	3,391	3,510
	CONOCO INC	SEMI-ANN. 6.950% 04/15/2029, 850,000	927,089	970,780
	CONOCOPHILLIPS	SEMI-ANN. 4.750% 10/15/2012, 25,000	24,039	25,211
	CONSTELLATION BRANDS INC	7.25%, 224,000	209,320	213,360
	CONSTELLATION BRANDS INC	SEMI-ANN. 7.250% 05/15/2017, 250,000	250,000	231,250
	CONSTELLATION BRANDS INC	SEMI-ANN. 8.000% 02/15/2008, 395,000	395,525	395,494
	CONTINENTAL AIRLINES	SEMI-ANN. 6.545% 08/02/2020, 215,361	213,513	216,438
	CONTINENTAL AIRLINES	SEMI-ANN. 5.983% 04/19/2022, 500,000	500,644	467,295
	CONTINENTAL CABLEVISION	SEMI-ANN. 9.000% 09/01/2008, 600,000	637,425	611,306
	COOPERATIVE ASSN TRACTOR DEALERS INC	0.000% 01/02/2008, 5,500,000	5,499,204	5,499,204
	COX COMMUNICATIONS INC	SEMI-ANN. 3.875% 10/01/2008, 234,000	230,262	231,361
	CPG INTERNATIONAL I INC	SEMI-ANN. 10.500% 07/01/2013, 779,000	791,243	736,155
	CROWN AMERICAS LLC	SEMI-ANN. 7.750% 11/15/2015, 500,000	495,788	515,000
	CS FIRST BOSTON MTG SECURITIES CORP	MONTHLY 4.832% 04/15/2037, 544,000	506,667	523,175
	CSC HOLDINGS INC	SEMI-ANN. 6.750% 04/15/2012, 500,000	473,924	478,125
	CURZON FUNDING LLC ZCP	0.000% 01/29/2008, 5,000,000	4,980,750	4,980,750
	CVS CORP BDS PASSTHRU CT	MONTHLY 6.036% 12/10/2028, 886,890	888,876	851,557
	CVS LEASE	MONTHLY 5.880% 01/10/2028, 222,727	221,161	215,824
	DAIMLER CHRYSLER MASTER OWNER TR	MONTHLY 5.190% 08/08/2009, 958,977	958,331	959,722
	DAIMLER CHRYSLER MASTER OWNER TR	MONTHLY FLOATING 04/15/2010, 4,500,000	4,489,285	4,498,164
	DAIMLERCHRYSLER NA HLDGS	SEMI-ANN. 4.050% 06/04/2008, 603,000	598,116	600,678
	DAIMLERCHRYSLER NA HLDGS	SEMI-ANN. 7.200% 09/01/2009, 21,000	21,673	21,655
	DAIMLERCHRYSLER NA HLDGS	SEMI-ANN. 7.300% 01/15/2012, 656,000	683,658	699,370
	DAIMLERCHRYSLER REV	0.000% 01/02/2008, 5,500,000	5,499,083	5,499,083
	DANSKE CORPORATION ZCP	0.000% 02/01/2008, 5,500,000	5,477,503	5,477,503
	DAVITA INC	7.25%, 03/15/15, 500,000	512,025	522,500
	DAVITA INC	SEMI-ANN. 7.250% 03/15/2015, 500,000	484,958	501,250
	DEAN FOODS CO	7.00%, 06/01/16, 408,000	365,579	373,320
	DEAN FOODS CO	SEMI-ANN. 7.000% 06/01/2016, 500,000	492,686	445,000
	DEL LABORATORIES INC	8%, 113,000	121,312	120,910
	DEL LABORATORIES INC	SEMI-ANN. 8.000% 02/01/2012, 750,000	693,845	780,000
	DELTA AIR LINES INC	SEMI-ANN. 6.821% 08/10/2022, 600,000	600,000	567,750
	DEPFA BANK PLC	0.000% 01/22/2008, 5,500,000	5,483,990	5,483,990
	DETROIT EDISON CO	SEMI-ANN. 5.875% 03/01/2010, 944,113	945,784	945,793
	DETROIT EDISON CO	SEMI-ANN. 6.125% 10/01/2010, 153,000	154,258	158,622

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2007
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(C) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	CORPORATE DEBT INSTRUMENTS (CONTINUED):
	DEUTSCHE BK FINL LLC ZCP	0.000% 01/03/2008, 5,500,000	5,498,503	5,498,503
	DEUTSCHE TELE INTL FINANCE	SEMI-ANN. 5.250% 07/22/2013, 3,000	2,848	2,988
	DEUTSCHE TELE INTL FINANCE	30,000	30,503	30,975
	DEUTSCHE TELE INTL FINANCE	SEMI-ANN. 5.750% 03/23/2016, 530,000	503,844	530,497
	DEX MEDIA INC	SEMI-ANN. FLOATING 11/15/2013, 500,000	435,567	455,000
	DEXIA CREDIT LOCAL SA NY	MONTHLY FLOATING 03/28/2008, 4,900,000	4,899,601	4,901,068
	DEXIA DELAWARE LLC	0.000% 01/03/2008, 3,300,000	3,299,071	3,299,071
	DEXIA DELEQARE LLC	0.000% 02/08/2008, 5,500,000	5,471,263	5,471,263
	DIGICEL GROUP LTD	8.88%, 250,000	239,043	243,750
	DIGICEL GROUP LTD	9.13%, 510,000	486,962	498,525
	DIGICEL GROUP LTD	SEMI-ANN. 8.875% 01/15/2015, 250,000	250,000	228,750
	DIGICEL GROUP LTD	SEMI-ANN. 9.125% 01/15/2015, 510,000	491,770	465,375
	DIGICEL LIMITED	SEMI-ANN. 9.250% 09/01/2012, 500,000	517,041	509,400
	DISCOVER CARD MASTER TRUST	MONTHLY FLOATING 08/15/2010, 4,500,000	4,497,917	4,501,248
	DISCOVER CARD MASTER TRUST	MONTHLY FLOATING 09/15/2010, 175,000	174,802	174,918
	DISCOVER CARD MASTER TRUST	MONTHLY FLOATING 01/15/2008, 895,000	894,952	895,094
	DOLE FOOD CO INC	SEMI-ANN. 7.250% 06/15/2010, 500,000	464,268	455,000
	DOMINION RES(VIR)	SEMI-ANN. 4.125% 02/15/2008, 188,000	187,589	187,750
	DOMINION RESOURCES INC	SEMI-ANN. 5.125% 12/15/2009, 174,000	171,387	175,630
	DOUGLAS DYNAMICS LLC	SEMI-ANN. 7.750% 01/15/2012, 250,000	239,596	216,250
	DRESSER RAND GROUP	SEMI-ANN. FLOATING 11/01/2014, 250,000	240,946	249,375
	DUKE ENERGY CORP	SEMI-ANN. 5.625% 11/30/2012, 1,329,000	1,316,869	1,379,349
	DYNEGY HLDGS INC	SEMI-ANN. 7.750% 06/01/2019, 625,000	614,683	576,563
	DYNEGY HLDGS INC	SEMI-ANN. 8.375% 05/01/2016, 500,000	508,987	488,750
	E TRADE FINANCIAL CORP	7.38%, 250,000	197,980	201,875
	E TRADE FINANCIAL CORP	SEMI-ANN. 7.375% 09/15/2013, 250,000	257,275	192,500
	EASTMAN KODAK CO	SEMI-ANN. 7.250% 11/15/2013, 3,332,000	3,225,851	3,332,000
	ECHOSTAR DBS CORP	SEMI-ANN. 7.000% 10/01/2013, 500,000	494,805	505,000
	EDCON HOLDINGS	QUARTERLY FLOATING 06/15/2014, 500,000	645,270	614,975
	EDISON MISSION ENERGY	SEMI-ANN. 7.000% 05/15/2017, 500,000	501,167	491,250
	EDISON MISSION ENERGY	SEMI-ANN. 7.200% 05/15/2019, 500,000	501,770	491,250
	EDISON MISSION ENERGY	SEMI-ANN. 7.500% 06/15/2013, 250,000	247,040	256,250
	EDISON MISSION ENERGY	SEMI-ANN. 7.750% 06/15/2016, 500,000	493,603	515,000
	EL PASO CORP	SEMI-ANN. 7.750% 01/15/2032, 405,000	394,422	411,106
	EL PASO CORP	SEMI-ANN. 7.800% 08/01/2031, 697,000	677,149	707,355
	EL PASO NATURAL GAS	SEMI-ANN. 7.500% 11/15/2026, 74,000	72,597	77,737
	EL PASO NATURAL GAS	SEMI-ANN. 8.375% 06/15/2032, 70,000	74,606	81,998
	EL PASO NATURAL GAS	SEMI-ANN. 8.625% 01/15/2022, 204,000	218,951	235,063
	ELAN FINANCE CORP	SEMI-ANN. 7.750% 11/15/2011, 250,000	245,300	235,000
	ELAN FINANCE CORP	SEMI-ANN. 8.875% 12/01/2013, 250,000	251,079	246,250
	ENCORE ACQUISITION CO	SEMI-ANN. 6.000% 07/15/2015, 750,000	687,378	675,000
	ENERGY FUTURE	10.88%, 910,000	931,319	948,675
	ENERGY FUTURE	SEMI-ANN. 10.875% 11/01/2017, 910,000	910,000	914,550
	ENERGY FUTURE HLDGS	SEMI-ANN. 11.250% 11/01/2017, 5,100,000	4,990,606	5,151,000
	EQUISTAR CHEMICALS	SEMI-ANN. 7.550% 02/15/2026, 409,000	397,665	331,290
	ESTERLINE TECHNOLOGIES CORP	SEMI-ANN. 6.625% 03/01/2017, 500,000	500,000	495,000
	EUROPCAR GROUPE	SEMI-ANN. 8.125% 05/15/2014, 500,000	717,873	672,324
	EXCO RESOURCES INC	SEMI-ANN. 7.250% 01/15/2011, 500,000	501,500	481,250
	EXPORTFINANS A/S	SEMI-ANN. 5.500% 05/25/2016, 1,053,000	1,047,306	1,115,750
	FA-MAC	MONTHLY FLOATING 02/15/2019, 837,302	837,106	832,588
	FAIRWAY FINANCE CORP	0.000% 01/11/2008, 5,000,000	4,992,083	4,992,083
	FCE BANK	ANNUAL 7.125% 01/16/2012, 750,000	1,030,361	946,312
	FCE BANK	ANNUAL 7.125% 01/15/2013, 250,000	337,047	310,210
	FERRO CORP	SEMI-ANN. 9.125% 01/01/2009, 500,000	502,546	512,500
	FIRST DATA CORP	9.88%, 875,000	830,071	853,125
	FIRST DATA CORP	SEMI-ANN. 9.875% 09/24/2015, 875,000	838,020	813,750
	FIRSTENERGY CORP	SEMI-ANN. 6.450% 11/15/2011, 81,000	82,456	83,642
	FIRSTENERGY CORP	SEMI-ANN. 7.375% 11/15/2031, 1,108,000	1,191,822	1,215,740
	FISHER SCIENTIFIC INTERNATIONAL	SEMI-ANN. 6.125% 07/01/2015, 663,000	642,970	658,580
	FISHER SCIENTIFIC INTERNATIONAL	SEMI-ANN. 6.750% 08/15/2014, 375,000	373,851	384,359
	FONTAINEBLEAU LAS VEGAS HLDGS	SEMI-ANN. 10.250% 06/15/2015, 250,000	250,000	216,875

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2007
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(C) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	CORPORATE DEBT INSTRUMENTS (CONTINUED):
	FOODCORP	SEMI-ANN. 8.875% 06/15/2012, 375,000	537,396	531,327
	FORD MOTOR CO	7.45%, 07/16/31, 147,000	114,197	116,498
	FORD MOTOR CO	SEMI-ANN. 7.450% 07/16/2031, 625,000	486,584	464,063
	FORD MOTOR CO	SEMI-ANN. 8.000% 12/15/2016, 1,000,000	983,059	849,411
	FORD MOTOR CREDIT CO	SEMI-ANN. 7.000% 10/01/2013, 1,036,000	924,940	865,463
	FORD MOTOR CREDIT CO	SEMI-ANN. 7.250% 10/25/2011, 1,603,000	1,518,514	1,388,453
	FORD MOTOR CREDIT CO	SEMI-ANN. 7.375% 02/01/2011, 677,000	627,682	606,258
	FORD MOTOR CREDIT CO	SEMI-ANN. 7.375% 10/28/2009, 5,322,000	5,094,984	5,009,311
	FORD MOTOR CREDIT CO	SEMI-ANN. 7.875% 06/15/2010, 181,000	172,630	167,003
	FORD MOTOR CREDIT CO	SEMI-ANN. 9.875% 08/10/2011, 375,000	377,535	354,686
	FORD MOTOR CREDIT CO	SEMI-ANN. 7.800% 06/01/2012, 50,000	50,000	43,833
	FORTIS BANQUE LUX	0.000% 02/29/2008, 5,300,000	5,255,310	5,255,310
	FREESCALE SEMICONDUCTOR INC	10.13%, 746,000	619,017	630,370
	FREESCALE SEMICONDUCTOR INC	SEMI-ANN. 10.125% 12/15/2016, 750,000	765,848	618,750
	FREESCALE SEMICONDUCTOR INC	SEMI-ANN. 9.125% 12/15/2014, 1,250,000	1,246,700	1,062,500
	GALAXY ENTERTAINMENT FIN	9.88%, 514,000	544,667	555,120
	GALAXY ENTERTAINMENT FIN	SEMI-ANN. 9.875% 12/15/2012, 800,000	824,572	844,000
	GALLEON CAP LLC	0.000% 01/31/2008, 4,000,000	3,982,067	3,982,067
	GAYLORD ENTERTAINMENT CO	SEMI-ANN. 8.000% 11/15/2013, 500,000	509,060	497,500
	GENERAL ELEC CAP CORP	SEMI-ANN. 5.450% 01/15/2013, 42,000	42,479	43,288
	GENERAL ELEC CAP CORP	QUARTERLY FLOATING 01/03/2008, 7,700,000	7,700,034	7,700,000
	GENERAL ELEC CAP CORP	ANNUAL FLOATING 09/15/2067, 100,000	135,314	139,163
	GENERAL ELEC CAP CORP	SEMI-ANN. FLOATING 11/15/2067, 60,000	62,165	61,949
	GENERAL ELEC CAP CORP	SEMI-ANN. FLOATING 09/15/2067, 400,000	799,961	805,895
	GENERAL ELECTRIC CO	SEMI-ANN. 5.000% 02/01/2013, 225,000	217,399	227,863
	GENERAL MOTORS	8.38%, 07/15/33, 3,272,000	2,761,081	2,846,640
	GENERAL MOTORS	SEMI-ANN. 8.375% 07/15/2033, 1,750,000	1,578,211	1,408,750
	GENERAL MOTORS	SEMI-ANN. 8.375% 07/15/2033, 1,533,000	1,287,101	1,234,065
	GENERAL MOTORS ACCEPT CORP	6.75%, 2,804,000	2,593,257	2,643,610
	GENERAL MOTORS ACCEPT CORP	SEMI-ANN. 5.625% 05/15/2009, 2,278,000	2,218,148	2,149,216
	GENERAL MOTORS ACCEPT CORP	SEMI-ANN. 6.750% 12/01/2014, 526,000	495,222	424,245
	GEORGIA PACIFIC CORP	SEMI-ANN. 7.000% 01/15/2015, 250,000	250,839	243,125
	GEORGIA PACIFIC CORP	SEMI-ANN. 7.125% 01/15/2017, 250,000	250,000	243,125
	GEORGIA PACIFIC CORP	SEMI-ANN. 7.750% 11/15/2029, 525,000	483,236	480,375
	GEORGIA PACIFIC CORP	SEMI-ANN. 8.000% 01/15/2024, 500,000	474,844	465,000
	GERRESHEIMER HLDGS GMBH	SEMI-ANN. 7.875% 03/01/2015, 300,000	390,845	447,936
	GLITNIR BANKI HF	SEMI-ANN. 6.330% 07/28/2011, 590,000	590,000	576,788
	GLITNIR BANKI HF	SEMI-ANN. 6.375% 09/25/2012, 680,000	678,562	667,059
	GLITNIR BANKI HF	SEMI-ANN. FLOATING 06/15/2016, 1,060,000	1,055,148	1,067,828
	GMAC COMMERCIAL MORTGAGE SEC	MONTHLY FLOATING 07/15/2009, 2,201,852	(522)	2,509
	GMAC COMMERCIAL MORTGAGE SEC	MONTHLY 6.700% 05/15/2030, 409,141	414,363	408,678
	GMAC LLC	SEMI-ANN. 6.875% 09/15/2011, 1,865,000	1,728,745	1,595,496
	GMAC LLC	SEMI-ANN. 8.000% 11/01/2031, 4,194,000	4,452,416	3,518,242
	GOLDMAN SACHS CAPITAL II	SEMI-ANN. FLOATING 12/31/2049, 60,000	54,142	53,420
	GOLDMAN SACHS GROUP INC	4.13%, 93,000	94,746	96,720
	GOLDMAN SACHS GROUP INC	5.45%, 120,000	123,680	125,100
	GOLDMAN SACHS GROUP INC	SEMI-ANN. 5.450% 11/01/2012, 120,000	119,863	122,335
	GOLDMAN SACHS GROUP INC	SEMI-ANN. 5.625% 01/15/2017, 910,000	909,434	888,684
	GOLDMAN SACHS GROUP INC	SEMI-ANN. 6.750% 10/01/2037, 700,000	665,658	685,845
	GOLDMAN SACHS GROUP INC	SEMI-ANN. 4.125% 01/15/2008, 2,700,000	2,698,818	2,699,031
	GOLDMAN SACHS GROUP LP	0.000% 02/25/2008, 5,500,000	5,459,835	5,459,835
	GOLDMAN SACHS GROUP LP	SEMI-ANN. 4.500% 06/15/2010, 286,000	277,690	285,059
	GOODMAN GLOBAL HLDGS	SEMI-ANN. FLOATING 06/15/2012, 367,000	367,688	365,165
	GOODMAN GLOBAL HLDGS	SEMI-ANN. 7.875% 12/15/2012, 500,000	487,504	515,000
	GOODYEAR TIRE & RUBBER CO	SEMI-ANN. 6.375% 03/15/2008, 373,000	371,444	373,746
	GOODYEAR TIRE & RUBBER CO	SEMI-ANN. FLOATING 03/01/2011, 869,000	926,498	923,313
	GRAHAM PACKAGING CO	SEMI-ANN. 9.875% 10/15/2014, 1,250,000	1,255,813	1,150,000
	GRAPHIC PACKAGING INTL INC	SEMI-ANN. 8.500% 08/15/2011, 110,000	109,807	108,900
	GRAPHIC PACKAGING INTL INC	SEMI-ANN. 9.500% 08/15/2013, 1,000,000	1,023,167	987,500
	GREAT LAKES DREDGE & DOCKS CORP	SEMI-ANN. 7.750% 12/15/2013, 291,000	277,868	272,085
	GREAT WEST LIFE & ANNUITY INS CO	0.000% 03/17/2008, 3,000,000	2,969,600	2,969,600

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2007
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(C) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	CORPORATE DEBT INSTRUMENTS (CONTINUED):
	GREAT WEST LIFE	0.000% 01/07/2008, 2,500,000	2,497,958	2,497,958
	GROHE HOLDINGS	SEMI-ANN. 8.625% 10/01/2014, 1,250,000	1,557,531	1,623,789
	GS AUTO LOAN TRUST	MONTHLY 4.450% 05/17/2010, 5,509,563	5,488,591	5,500,689
	HARBORVIEW MORTGAGE LOAN TRUST	MONTHLY FLOATING 02/25/2036, 936,362	928,933	927,803
	HARLEY DAVIDSON MOTORCYCLE TRUST	MONTHLY 5.360% 10/15/2010, 1,107,543	1,107,033	1,108,617
	HARRAHS OPERATING CO INC	SEMI-ANN. 5.625% 06/01/2015, 500,000	436,950	365,000
	HARRAHS OPERATING CO INC	SEMI-ANN. 6.500% 06/01/2016, 500,000	455,550	372,500
	HARRY & DAVID OPERATIONS CORP	SEMI-ANN. 9.000% 03/01/2013, 319,000	295,510	293,480
	HBOS TRE SVC PLC NY BR	5.260% 01/09/2008, 3,000,000	3,000,000	3,000,000
	HCA INC	9.13%, 70,000	73,634	75,075
	HCA INC	SEMI-ANN. 6.250% 02/15/2013, 250,000	226,622	218,750
	HCA INC	SEMI-ANN. 6.375% 01/15/2015, 750,000	650,636	633,750
	HCA INC	SEMI-ANN. 9.125% 11/15/2014, 70,000	70,000	72,800
	HCA INC	SEMI-ANN. 9.250% 11/15/2016, 1,010,000	1,029,308	1,060,500
	HCA INC	SEMI-ANN. 9.625% 11/15/2016, 1,415,000	1,455,694	1,496,363
	HELIX ENERGY SOLUTIONS GROUP INC	SEMI-ANN. 9.500% 01/15/2016, 250,000	250,000	254,375
	HELLAS TELECOM II	QUARTERLY FLOATING 01/15/2015, 500,000	660,810	674,005
	HERTZ CORP	10.5%, 500,000	517,646	553,750
	HERTZ CORP	SEMI-ANN. 10.500% 01/01/2016, 500,000	528,495	517,500
	HERTZ CORP	SEMI-ANN. 8.875% 01/01/2014, 750,000	768,028	760,313
	HEXION U S FIN CORP	SEMI-ANN. 9.750% 11/15/2014, 1,000,000	1,023,326	1,080,000
	HONDA AUTO RECEIVABLES	MONTHLY 5.410% 11/21/2009, 1,625,000	1,631,410	1,630,839
	HONDA AUTO RECEIVABLES	MONTHLY 5.070% 02/18/2010, 336,066	335,438	336,584
	HONDA AUTO RECEIVABLES	MONTHLY 5.250% 03/15/2009, 443,000	442,826	443,317
	HONDA AUTO RECEIVABLES	MONTHLY 3.870% 04/20/2009, 1,111,851	1,107,687	1,108,949
	HONDA AUTO RECEIVABLES	MONTHLY 5.325% 06/21/2008, 776,686	776,686	777,546
	HOST MARRIOTT LP	7.00%, 08/15/12, 529,000	543,092	554,128
	HOST MARRIOTT L P	SEMI-ANN. 7.000% 08/15/2012, 529,000	525,504	529,000
	HOUSEHOLD FINANCE CORP	SEMI-ANN. 4.125% 11/16/2009, 91,000	88,387	89,958
	HOUSEHOLD FINANCE CORP	SEMI-ANN. 7.000% 05/15/2012, 757,000	796,699	793,156
	HOVNANIAN K ENTERPRISE INC	8.63%, 500,000	390,005	392,500
	HOVNANIAN K ENTERPRISE INC	SEMI-ANN. 8.625% 01/15/2017, 500,000	526,890	365,000
	HSBC AMERICAS INC	0.000% 01/10/2008, 5,500,000	5,492,850	5,492,850
	HSBC AUTOMOTIVE TRUST	MONTHLY 5.320% 05/17/2010, 2,281,719	2,280,788	2,283,477
	HSBC CAP/144A	SEMI-ANN. FLOATING 12/31/2049, 293,000	264,174	269,707
	HSBC FINANCE CORP	SEMI-ANN. 6.750% 05/15/2011, 279,000	289,553	289,425
	HSBC FINANCE CORP	QUARTERLY FLOATING 05/21/2008, 1,600,000	1,600,000	1,599,813
	HUB INTL HOLDINGS	SEMI-ANN. 9.000% 12/15/2014, 250,000	250,000	223,125
	HYUNDAI AUTO RECEIVABLES TRUST	MONTHLY 5.250% 09/15/2009, 1,960,436	1,959,335	1,961,400
	IDEARC INC	SEMI-ANN. 8.000% 11/15/2016, 1,000,000	1,013,150	917,500
	IMPRESS METAL PACKAGING HLDGS	SEMI-ANN. 9.250% 09/15/2014, 750,000	940,410	1,123,951
	INDYMAC INDA	MONTHLY FLOATING 11/25/2037, 706,225	705,842	707,328
	INEOS GROUP HLDGS	SEMI-ANN. 7.875% 02/15/2016, 1,500,000	1,823,578	1,857,206
	ING AMER HLDGS INC	0.000% 03/18/2008, 5,500,000	5,444,122	5,444,122
	INMARSAT FINANCE	SEMI-ANN. FLOATING 11/15/2012, 503,000	467,512	488,539
	INTELSAT	SEMI-ANN. 8.250% 01/15/2013, 592,000	588,577	594,960
	INTELSAT	SEMI-ANN. 8.625% 01/15/2015, 250,000	254,977	251,250
	INTELSAT BERMUDA	SEMI-ANN. 11.250% 06/15/2016, 250,000	263,911	258,125
	INTELSAT LTD	7.63%, 04/15/12, 530,000	443,244	451,825
	INTELSAT LTD	SEMI-ANN. 7.625% 04/15/2012, 750,000	705,649	615,000
	INTL LEASE FIN CORP	0.000% 03/11/2008, 5,500,000	5,445,138	5,445,138
	INVISTA	SEMI-ANN. 9.250% 05/01/2012, 1,000,000	1,037,197	1,035,000
	INVITEL HOLDINGS FRN BDS	QUARTERLY FLOATING 02/01/2013, 250,000	339,836	357,288
	JARDEN CORP	SEMI-ANN. 7.500% 05/01/2017, 500,000	500,000	430,000
	JARDEN CORP	7.50%, 435,000	379,628	387,150
	JEFFERSON SMURFIT CORP	SEMI-ANN. 8.250% 10/01/2012, 500,000	478,056	492,500
	JOHN HANCOCK GLOB FDG	QUARTERLY FLOATING 04/03/2009, 5,000,000	5,002,819	5,014,615
	JOHNSON DIVERSEY	9.63%, 750,000	776,300	791,250
	JOHNSON DIVERSEY	SEMI-ANN. FLOATING 05/15/2013, 500,000	440,976	505,000
	JOHNSON DIVERSEY	SEMI-ANN. 9.625% 05/15/2012, 750,000	752,801	766,875
	KABEL DEUTSCHLAND GMBH	SEMI-ANN. 10.625% 07/01/2014, 500,000	548,398	525,000

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2007
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(C) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	CORPORATE DEBT INSTRUMENTS (CONTINUED):
	KAUPTHING BANK	SEMI-ANN. 5.750% 10/04/2011, 260,000	258,928	244,530
	KAUPTHING BANK	SEMI-ANN. 7.125% 05/19/2016, 2,923,000	2,925,283	2,679,672
	KAUPTHING BANK	QUARTERLY FLOATING 04/12/2011, 1,765,000	1,765,853	1,721,717
	KBC FINL PRODS INTL	0.000% 01/31/2008, 8,400,000	8,364,580	8,364,580
	KERR MCGEE CORP	SEMI-ANN. 6.950% 07/01/2024, 570,000	612,815	608,873
	KEY ENERGY SERVICE	8.38%, 270,000	278,148	283,500
	KEY ENERGY SERVICE	SEMI-ANN. 8.375% 12/01/2014, 500,000	502,482	511,250
	KEYSTONE AUTOMOTIVE OPERATIONS INC	SEMI-ANN. 9.750% 11/01/2013, 125,000	120,350	91,875
	KINDER MORGAN ENERGY PARTNERS	SEMI-ANN. 6.000% 02/01/2017, 670,000	669,549	669,962
	KINDER MORGAN ENERGY PARTNERS	SEMI-ANN. 6.950% 01/15/2038, 270,000	279,483	283,364
	KONINKLIJKE KPN NV	SEMI-ANN. 8.000% 10/01/2010, 830,000	881,479	890,147
	L-3 COMMUNICATIONS CORP	SEMI-ANN. 6.375% 10/15/2015, 1,000,000	974,811	985,000
	LANDRYS RESTAURANTS	9.50%, 750,000	745,865	761,250
	LANDRYS RESTAURANTS	SEMI-ANN. 9.500% 12/15/2014, 750,000	711,731	742,500
	LANDSBANKI ISLAND	SEMI-ANN. 6.100% 08/25/2011, 1,560,000	1,559,700	1,537,472
	LB-UBS COMMERCIAL MORTGAGE TRUST	MONTHLY 4.954% 09/15/2030, 3,279,000	3,080,822	3,186,857
	LEGRAND PROMESSE	SEMI-ANN. 8.500% 02/15/2025, 250,000	286,548	290,837
	LEHMAN BROS CAP TR VII	SEMI-ANN. FLOATING 12/31/2049, 920,000	887,164	819,950
	LEHMAN BROS HLDGS INC	SEMI-ANN. 5.250% 02/06/2012, 210,000	209,820	207,792
	LEHMAN BROS HLDGS INC	SEMI-ANN. 6.200% 09/26/2014, 340,000	339,726	346,279
	LEHMAN BROS HLDGS INC	SEMI-ANN. 6.750% 12/28/2017, 1,890,000	1,888,607	1,948,021
	LEHMAN BROS HLDGS INC	SEMI-ANN. 7.000% 02/01/2008, 1,000,000	1,001,396	1,000,673
	LEHMAN BROS HLDGS INC	QUARTERLY FLOATING 04/02/2008, 4,000,000	4,000,281	3,988,876
	LEHMAN BROS HLDGS INC	0.000% 02/06/2008, 5,500,000	5,473,655	5,473,655
	LEVEL 3 FINANCING	SEMI-ANN. 9.250% 11/01/2014, 500,000	511,571	452,500
	LIN TELEVISION CORP	SEMI-ANN. 6.500% 05/15/2013, 500,000	470,041	470,625
	LOCAL TV FINANCE	SEMI-ANN. 9.250% 06/15/2015, 250,000	251,303	238,750
	LUCENT TECHNOLOGIE	SEMI-ANN. 6.450% 03/15/2029, 750,000	644,917	619,688
	M&I MARSHALL & ILSLEY BK	SEMI-ANN. 4.500% 08/25/2008, 4,000,000	3,975,958	3,981,300
	M&I MARSHALL & ILSLEY BK	QUARTERLY FLOATING 02/15/2008, 2,500,000	2,499,913	2,498,798
	MACQUARIE BANK LIMITED	0.000% 01/24/2008, 3,500,000	3,488,484	3,488,484
	MACQUARIE BANK LIMITED	0.000% 03/11/2008, 1,309,000	1,296,019	1,296,019
	MASONITE CORP	11.00%, 250,000	200,882	205,000
	MASONITE CORP	SEMI-ANN. 11.000% 04/06/2015, 250,000	205,420	195,000
	MASSEY ENERGY CO	SEMI-ANN. 6.875% 12/15/2013, 500,000	487,633	471,250
	MASTR ADJUSTABLE RATE MTGS TRUST	MONTHLY FLOATING 01/25/2036, 1,719,855	1,678,684	1,708,319
	MASTR SPECIALIZED LOAN TRUST	MONTHLY 6.000% 08/25/2034, 1,326,266	1,314,921	1,333,774
	MBNA CREDIT CARD MASTER NOTE TRUST	MONTHLY 3.300% 07/15/2010, 2,000,000	1,972,094	1,997,337
	MBNA CREDIT CARD MASTER NOTE TRUST	MONTHLY 4.200% 09/15/2010, 850,000	843,123	848,708
	MBNA CREDIT CARD MASTER NOTE TRUST	MONTHLY 2.650% 11/15/2010, 1,785,000	1,746,744	1,768,764
	MBNA MASTER CREDIT CARD TRUST	QUARTERLY FLOATING 09/15/2010, 960,000	960,060	960,440
	MECACHROME INTL INC	SEMI-ANN. 9.000% 05/15/2014, 250,000	316,703	387,443
	MEDIANEWS GROUP INC	SEMI-ANN. 6.875% 10/01/2013, 250,000	232,602	156,250
	MERRILL LYNCH & CO	SEMI-ANN. 4.831% 10/27/2008, 7,500,000	7,465,079	7,486,140
	MERRILL LYNCH & CO	SEMI-ANN. 6.375% 10/15/2008, 258,000	261,659	260,303
	MERRILL LYNCH & CO	SEMI-ANN. 3.125% 07/15/2008, 300,000	295,722	295,684
	MERRILL LYNCH & CO	0.000% 01/14/2008, 5,500,000	5,490,328	5,490,328
	MERRILL LYNCH MORTGAGE TRUST	MONTHLY FLOATING 11/12/2037, 2,923,000	2,807,957	2,913,547
	MEXICO(UNITED MEXICAN STATES)	5.63%, 34,000	35,346	36,040
	MGM MIRAGE INC	SEMI-ANN. 6.625% 07/15/2015, 1,000,000	943,656	937,500
	MGM MIRAGE INC	SEMI-ANN. 6.750% 09/01/2012, 537,000	521,753	522,904
	MGM MIRAGE INC	SEMI-ANN. 6.750% 04/01/2013, 500,000	498,895	485,000
	MGM MIRAGE INC	SEMI-ANN. 7.500% 06/01/2016, 500,000	502,515	495,000
	MGM MIRAGE INC	SEMI-ANN. 8.500% 09/15/2010, 555,000	570,827	575,813
	MICHAELS STORES INC	11.38%, 625,000	585,484	598,438
	MICHAELS STORES INC	10.0%, 11/01/14, 500,000	483,472	495,000
	MICHAELS STORES INC	SEMI-ANN. 10.000% 11/01/2014, 500,000	511,868	475,000
	MICHAELS STORES INC	SEMI-ANN. 11.375% 11/01/2016, 625,000	653,638	573,438
	MILLICOM INTERNATIONAL CELLULAR	SEMI-ANN. FLOATING 12/01/2013, 964,000	1,052,466	1,026,660
	MIRAGE RESORTS INC	SEMI-ANN. 8.375% 02/01/2011, 290,000	294,881	296,525
	MIRANT AMERICAS GENERATION LLC	SEMI-ANN. 8.300% 05/01/2011, 500,000	513,589	501,250

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2007
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(C) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	CORPORATE DEBT INSTRUMENTS (CONTINUED):
	MIRANT NORTH AMERICA LLC	SEMI-ANN. 7.375% 12/31/2013, 625,000	611,833	626,563
	ML-CFC COMMERCIAL MORTGAGE TRUST	MONTHLY FLOATING 06/12/2050, 4,290,000	4,193,269	4,407,326
	MOBILE MINI	SEMI-ANN. 6.875% 05/01/2015, 500,000	497,933	455,000
	MOHEGAN TRIBAL GAMING	SEMI-ANN. 6.375% 07/15/2009, 411,000	405,539	411,000
	MOHEGAN TRIBAL GAMING	SEMI-ANN. 7.125% 08/15/2014, 461,000	448,780	446,018
	MOHEGAN TRIBAL GAMING	SEMI-ANN. 8.000% 04/01/2012, 70,000	70,842	71,050
	MOMENTIVE PERF MATERIALS INC	SEMI-ANN. 11.500% 12/01/2016, 500,000	494,429	432,500
	MOMENTIVE PERF MATERIALS INC	SEMI-ANN. 9.750% 12/01/2014, 750,000	750,000	690,000
	MOMENTIVE PERF MATERIALS INC	SEMI-ANN. 10.125% 12/01/2014, 250,000	250,000	228,750
	MORGAN STANLEY	QUARTERLY FLOATING 01/18/2008, 4,000,000	4,000,225	3,999,164
	MORGAN STANLEY	SEMI-ANN. 3.625% 04/01/2008, 305,000	303,376	303,709
	MORGAN STANLEY	SEMI-ANN. 4.750% 04/01/2014, 649,000	603,782	608,018
	MORGAN STANLEY	SEMI-ANN. 5.625% 01/09/2012, 1,080,000	1,078,345	1,098,627
	MORGAN STANLEY CAP I INC	MONTHLY 4.989% 08/13/2042, 1,549,000	1,456,392	1,507,787
	MORGAN STANLEY	0.000% 03/18/2008, 5,500,000	5,440,592	5,440,592
	MORGAN STANLEY MTG LOAN TRUST	MONTHLY FLOATING 07/25/2035, 1,987,287	1,975,001	2,031,282
	MORGAN STANLEY MTG LOAN TRUST	MONTHLY FLOATING 06/25/2037, 1,069,643	1,080,298	1,077,080
	MORGAN STANLEY MTG LOAN TRUST	MONTHLY FLOATING 08/25/2034, 769,288	765,746	775,232
	MORGAN STANLEY MORTGAGE TRUST	MONTHLY FLOATING 06/25/2036, 3,203,670	3,177,761	3,175,138
	MUELLER WATER PRODUCTS INC	SEMI-ANN. 7.375% 06/01/2017, 250,000	252,931	223,438
	MUFG CAPITAL FINANCE 1	SEMI-ANN. FLOATING 12/31/2049, 474,000	457,951	448,942
	NATEXIS BANQUES POPL	0.000% 01/02/2008, 6,500,000	6,499,085	6,499,085
	NATIONAL BEEF PACKING CO LLC	SEMI-ANN. 10.500% 08/01/2011, 250,000	256,250	237,500
	NATIONAL BK OF CANADA	4.870% 02/04/2008, 6,700,000	6,700,072	6,700,072
	NEFF CORP	10.00%, 06/01/15, 250,000	138,403	142,500
	NEFF CORP	SEMI-ANN. 10.000% 06/01/2015, 250,000	250,000	136,250
	NEIMAN-MARCUS GROUP INC	SEMI-ANN. 10.375% 10/15/2015, 1,000,000	1,072,645	1,041,250
	NELL AF SARL	8.38%, 1,500,000	1,259,057	1,282,500
	NELL AF SARL	SEMI-ANN. 8.375% 08/15/2015, 1,500,000	1,456,933	1,211,250
	NEWFIELD EXPLORATION CO	SEMI-ANN. 6.625% 04/15/2016, 500,000	480,901	490,000
	NEWFIELD EXPLORATION CO	SEMI-ANN. 7.625% 03/01/2011, 28,000	28,237	29,050
	NEWPAGE CORP	SEMI-ANN. 10.000% 05/01/2012, 500,000	534,733	502,500
	NEWS AMERICA INC	SEMI-ANN. 6.650% 11/15/2037, 50,000	49,277	51,574
	NIELSEN COMPANY	SEMI-ANN. FLOATING 08/01/2016, 500,000	481,577	450,494
	NIELSEN FINANCE LLC/CO	10.00%, 750,000	798,334	813,750
	NIELSEN FINANCE LLC/CO	SEMI-ANN. 10.000% 08/01/2014, 750,000	752,317	766,875
	NIELSEN FINANCE LLC/CO	FLOATING 08/01/2016, 1,250,000	718,735	878,125
	NISSAN AUTO RECEIVABLES	MONTHLY 5.520% 01/15/2009, 858,717	858,487	859,448
	NISSAN AUTO RECEIVABLES	MONTHLY 5.220% 09/15/2009, 2,533,155	2,533,883	2,536,521
	NISSAN AUTO RECEIVABLES	MONTHLY 5.263% 10/15/2008, 1,147,271	1,147,271	1,148,942
	NORCROSS SAFETY PRODS LLC	SEMI-ANN. 9.875% 08/15/2011, 375,000	385,458	386,250
	NORDEA BANK FLD	MONTHLY FLOATING 12/01/2008, 500,000	499,799	499,799
	NORDIC TELEPHONE CO	560,000	582,421	593,600
	NORDIC TELEPHONE CO	SEMI-ANN. 8.875% 05/01/2016, 1,250,000	1,304,224	1,281,250
	NORSKE SKOG OF CANADA	8.63%, 250,000	208,518	212,500
	NORSKE SKOG OF CANADA	SEMI-ANN. 7.375% 03/01/2014, 250,000	237,902	188,750
	NORSKE SKOG OF CANADA	SEMI-ANN. 8.625% 06/15/2011, 250,000	252,346	207,500
	NORTEK INC	SEMI-ANN. 8.500% 09/01/2014, 1,750,000	1,715,840	1,400,000
	NORTEL NETWORKS CORP	SEMI-ANN. 4.250% 09/01/2008, 531,000	521,554	521,044
	NORTEL NETWORKS LIMITED	SEMI-ANN. 10.125% 07/15/2013, 500,000	506,400	515,000
	NORTHWEST PIPE CO	SEMI-ANN. 7.125% 12/01/2025, 685,000	660,502	708,975
	NOVELIS INC	SEMI-ANN. FLOATING 02/15/2015, 625,000	608,230	587,500
	NRG ENERGY INC	SEMI-ANN. 7.250% 02/01/2014, 470,000	460,569	458,250
	NRG ENERGY INC	SEMI-ANN. 7.375% 02/01/2016, 1,000,000	985,033	975,000
	NTK HLDGS INC	10.75%, 1,000,000	585,000	632,500
	NTK HLDGS INC	SEMI-ANN. FLOATING 03/01/2014, 1,000,000	776,014	585,000
	NXP BV	9.50%, 10/15/15, 500,000	468,285	477,500
	NXP BV	SEMI-ANN. 7.875% 10/15/2014, 250,000	250,000	237,500
	NXP BV	SEMI-ANN. 8.625% 10/15/2015, 250,000	323,890	315,255
	NXP BV	SEMI-ANN. 9.500% 10/15/2015, 500,000	505,502	458,125
	OMI TRUST	MONTHLY 6.000% 05/15/2010, 272,576	27,232	14,528

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2007
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(C) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	CORPORATE DEBT INSTRUMENTS (CONTINUED):
	ONO FINANCE	SEMI-ANN. 10.500% 05/15/2014, 250,000	362,781	365,622
	ONO FINANCE	SEMI-ANN. 8.000% 05/16/2014, 750,000	925,268	988,254
	OPTI CANADA INC	SEMI-ANN. 7.875% 12/15/2014, 500,000	500,000	488,750
	ORASCOM TELECOM FINANCE	7.88%, 500,000	488,250	497,500
	ORASCOM TELECOM FINANCE	SEMI-ANN. 7.875% 02/08/2014, 1,000,000	989,860	945,000
	OSI RESTAURANT PTNRS/OSI CO-ISSUER	500,000	367,360	375,000
	OSI RESTAURANT PTNRS/OSI CO-ISSUER	SEMI-ANN. 10.000% 06/15/2015, 500,000	485,723	365,000
	OWENS-BROCKWAY GLASS	SEMI-ANN. 8.250% 05/15/2013, 296,000	296,579	307,100
	OWENS-BROCKWAY GLASS	SEMI-ANN. 8.875% 02/15/2009, 51,000	51,656	51,191
	PACIFIC GAS & ELECTRIC CO	SEMI-ANN. 5.800% 03/01/2037, 870,000	860,916	838,908
	PANAMSAT CORP	SEMI-ANN. 9.000% 08/15/2014, 368,000	372,502	369,840
	PANOLAM INDUSTRIES INTL	SEMI-ANN. 10.750% 10/01/2013, 451,000	440,265	392,370
	PARK PLACE ENTERTAINMENT	SEMI-ANN. 8.125% 05/15/2011, 56,000	58,085	52,080
	PARK PLACE ENTERTAINMENT	SEMI-ANN. 8.875% 09/15/2008, 547,000	555,765	565,642
	PARK PLACE ENTERTAINMENT	8.13%, 56,000	52,674	53,760
	PARKER DRILLING CO	SEMI-ANN. 9.625% 10/01/2013, 877,000	936,141	931,812
	PECO ENERGY TRANSITION TRUST	SEMI-ANN. 6.130% 03/01/2009, 2,565,094	2,578,897	2,580,300
	PEERMONT GLOBAL	SEMI-ANN. 7.750% 04/30/2014, 750,000	1,022,800	1,008,814
	PEMEX PROJECT FUNDING	115,000	121,573	123,050
	PEMEX PROJECT FUNDING	SEMI-ANN. 6.625% 06/15/2035, 115,000	120,072	121,214
	PETROPLUS FINANCE LTD	SEMI-ANN. 7.000% 05/01/2017, 750,000	742,755	686,250
	PHILLIPS PETROLEUM	SEMI-ANN. 8.750% 05/25/2010, 628,000	693,954	688,011
	PILGRIMS PRIDE CORP	8.38%, 250,000	248,548	253,750
	PILGRIMS PRIDE CORP	SEMI-ANN. 7.625% 05/01/2015, 500,000	502,317	491,250
	PILGRIMS PRIDE CORP	SEMI-ANN. 8.375% 05/01/2017, 250,000	249,147	245,000
	PINNACLE ENTERTAINMENT INC	SEMI-ANN. 7.500% 06/15/2015, 625,000	606,860	567,187
	PINNACLE FOODS HLD	9.25%, 1,000,000	935,882	955,000
	PINNACLE FOODS HLD	SEMI-ANN. 9.250% 04/01/2015, 1,000,000	990,186	912,500
	PINNACLE FOODS LLC/CORP	10.63%, 498,000	441,655	450,690
	PINNACLE FOODS LLC/CORP	SEMI-ANN. 10.625% 04/01/2017, 500,000	500,608	430,000
	PLAINS EXPLORATION & PRO	SEMI-ANN. 7.750% 06/15/2015, 500,000	489,397	500,000
	PLY GEM INDUSTRIES INC	9.00%, 500,000	404,625	415,000
	PLY GEM INDUSTRIES INC	SEMI-ANN. 9.000% 02/15/2012, 500,000	439,436	387,500
	POLYPORE INC	SEMI-ANN. 8.750% 05/15/2012, 750,000	960,564	1,060,352
	PREGIS CORP	SEMI-ANN. 12.375% 10/15/2013, 500,000	528,609	530,000
	PRIDE INTERNATIONAL INC	SEMI-ANN. 7.375% 07/15/2014, 407,000	408,657	418,192
	PRIME MORTGAGE TRUST	MONTHLY 8.000% 07/25/2034, 2,151,274	2,186,958	2,224,990
	PROGRESS ENERGY INC	SEMI-ANN. 7.100% 03/01/2011, 226,000	235,826	240,508
	QUEBECOR MEDIA INC	7.75%, 500,000	481,829	502,500
	QUEBECOR MEDIA INC	SEMI-ANN. 7.750% 03/15/2016, 500,000	491,540	480,000
	QUIKSILVER INC	6.88%, 500,000	436,102	445,000
	QUIKSILVER INC	SEMI-ANN. 6.875% 04/15/2015, 500,000	469,799	428,750
	QWEST COMMUNICATIONS INTL INC	7.50%, 63,000	64,641	65,835
	QWEST COMMUNICATIONS INTL INC	SEMI-ANN. 7.250% 02/15/2011, 781,000	765,162	781,000
	QWEST COMMUNICATIONS INTL INC	SEMI-ANN. 7.500% 02/15/2014, 787,000	771,192	785,032
	QWEST COMMUNICATIONS INTL INC	SEMI-ANN. 7.500% 11/01/2008, 264,000	263,764	265,320
	QWEST CORPORATION	SEMI-ANN. FLOATING 03/15/2012, 214,000	222,679	228,980
	R.H. DONNELLEY CORP	SEMI-ANN. 8.875% 01/15/2016, 1,500,000	1,503,129	1,402,500
	RABOBANK CAP FD TRST III	SEMI-ANN. FLOATING 12/31/2049, 391,000	359,377	349,957
	RABOBANK CAP FDG 2	SEMI-ANN. 5.260% 12/31/2049, 56,000	52,673	52,174
	RABOBANK USA FINL CORP	0.000% 02/21/2008, 5,500,000	5,462,990	5,462,989
	RADIO ONE INC	6.38%, 250,000	212,628	216,875
	RADIO ONE INC	SEMI-ANN. 6.375% 02/15/2013, 250,000	239,717	206,562
	RAINBOW NATIONAL SERVICES LLC	SEMI-ANN. 8.750% 09/01/2012, 449,000	465,996	461,909
	RAINBOW NATIONAL SERVICES LLC	SEMI-ANN. 10.375% 09/01/2014, 348,000	378,559	377,145
	RALI SERIES	MONTHLY FLOATING 12/25/2035, 3,221,813	3,202,380	3,205,319
	RBS GLOBAL & REXNORD CORP	11.75%, 625,000	641,741	654,688
	RBS GLOBAL & REXNORD CORP	SEMI-ANN. 11.750% 08/01/2016, 625,000	638,173	610,937
	RBS GLOBAL & REXNORD CORP	SEMI-ANN. 8.875% 09/01/2016, 625,000	638,725	593,750
	RBS GLOBAL & REXNORD CORP	SEMI-ANN. 9.500% 08/01/2014, 750,000	755,248	742,500
	REABLE THERAPEUTICS FIN LLC	SEMI-ANN. 10.875% 11/15/2014, 375,000	369,811	368,437

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2007
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(C) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	CORPORATE DEBT INSTRUMENTS (CONTINUED):
	REALOGY CORP	12.38%, 04/15/14, 1,607,000	1,110,216	1,132,695
	REALOGY CORP	SEMI-ANN. 10.500% 04/15/2014, 500,000	498,320	373,750
	REALOGY CORP	SEMI-ANN. 12.375% 04/15/2015, 1,120,000	1,035,824	705,600
	REGENCY ENERGY PARTNERS LP	SEMI-ANN. 8.375% 12/15/2013, 325,000	328,956	334,750
	RELIANT ENERGY INC	7.88%, 452,000	449,161	458,780
	RELIANT ENERGY INC	SEMI-ANN. 7.875% 06/15/2017, 500,000	497,565	495,000
	RENTAL SERVICE CORP	9.5%, 1,000,000	903,180	925,000
	RENTAL SERVICE CORP	SEMI-ANN. 9.500% 12/01/2014, 1,000,000	1,029,817	895,000
	RESIDENTIAL CAP LLC	SEMI-ANN. FLOATING 06/01/2012, 30,000	29,904	18,450
	RESIDENTIAL CAP LLC	QUARTERLY FLOATING 05/22/2009, 280,000	269,905	198,800
	RESIDENTIAL CAPITAL CORP	SEMI-ANN. FLOATING 02/22/2011, 490,000	467,483	305,025
	RESIDENTIAL CAP LLC	SEMI-ANN. FLOATING 11/21/2008, 307,000	305,275	244,065
	REYNOLDS AMERICAN INC	SEMI-ANN. 7.875% 05/15/2009, 565,000	577,713	585,616
	RIDDELL BELL HLDGS	8.38%, 125,000	115,146	117,500
	RIDDELL BELL HLDGS	SEMI-ANN. 8.375% 10/01/2012, 375,000	369,218	337,500
	RITE AID CORP	SEMI-ANN. 7.500% 03/01/2017, 250,000	250,072	220,312
	RITE AID CORP	SEMI-ANN. 9.375% 12/15/2015, 250,000	246,983	207,500
	RITE AID CORP	SEMI-ANN. 9.500% 06/15/2017, 250,000	246,216	206,875
	ROCKWOOD SPECIALTIES GROUP INC	SEMI-ANN. 7.625% 11/15/2014, 500,000	647,909	714,796
	ROGERS CABLE INC	SEMI-ANN. 7.875% 05/01/2012, 457,000	464,640	500,076
	ROGERS WIRELESS COMM INC	256,000	295,588	300,800
	ROGERS WIRELESS COMM INC	SEMI-ANN. 9.625% 05/01/2011, 256,000	272,775	291,413
	ROYAL BK OF SCOTLAND ZCP	0.000% 01/28/2008, 3,972,000	3,957,254	3,957,254
	SABINE PASS LNG LP	SEMI-ANN. 7.500% 11/30/2016, 500,000	503,995	477,500
	SABRE HOLDINGS CORPORATION	SEMI-ANN. FLOATING 03/15/2016, 750,000	694,408	667,500
	SALLY HOLDINGS INC	10.50%, 750,000	749,031	763,126
	SALLY HOLDINGS INC	SEMI-ANN. 10.500% 11/15/2016, 750,000	769,499	738,750
	SALLY HOLDINGS INC	SEMI-ANN. 9.250% 11/15/2014, 750,000	765,453	742,500
	SAN PASQUAL CASINO	SEMI-ANN. 8.000% 09/15/2013, 487,000	486,034	479,695
	SANTANDER CNTL HISPANO ZCP	0.000% 01/04/2008, 5,500,000	5,497,658	5,497,658
	SANTANDER PERPETUAL	SEMI-ANN. FLOATING 12/31/2049, 300,000	300,000	300,806
	SCALDIS & SCALDIS JO	0.000% 02/19/2008, 6,000,000	5,957,533	5,957,533
	SEALY MATTRESS CO	SEMI-ANN. 8.250% 06/15/2014, 500,000	500,000	477,500
	SEDNA FIN INC	QUARTERLY FLOATING 09/02/2008, 8,600,000	8,599,166	8,527,407
	SEITEL INC	SEMI-ANN. 9.750% 02/15/2014, 250,000	250,000	213,125
	SELECT MEDICAL CORP	7.63%, 250,000	221,746	226,250
	SELECT MEDICAL CORP	SEMI-ANN. 7.625% 02/01/2015, 250,000	223,876	213,750
	SEMINOLE HARD ROCK ENTERTAINMENT	QUARTERLY FLOATING 03/15/2014, 250,000	250,000	238,750
	SENSATA TECHNOLOGIES	SEMI-ANN. FLOATING 05/01/2014, 500,000	488,848	470,000
	SERENA SOFTWARE	SEMI-ANN. 10.375% 03/15/2016, 500,000	545,176	492,500
	SGS INTL INC	SEMI-ANN. 12.000% 12/15/2013, 250,000	250,000	247,812
	SHEFFIELD RECEIVABLES	0.000% 01/29/2008, 2,500,000	2,489,597	2,489,597
	SHEFFIELD RECEIVABLES	0.000% 02/14/2008, 6,000,000	5,961,867	5,961,867
	SHINGLE SPRINGS TRIBAL	SEMI-ANN. 9.375% 06/15/2015, 500,000	503,369	485,000
	SHINSEI FIN CAYMAN LTD	ANNUAL FLOATING 12/31/2049, 1,039,000	978,216	882,125
	SIGMA FIN INC MTN	SEMI-ANN. FLOATING 06/22/2017, 1,510,000	1,510,000	1,443,801
	SIGMA FIN INC MTN	SEMI-ANN. FLOATING 08/11/2016, 1,580,000	1,580,000	1,539,551
	SIMMONS CO	FLOATING 12/15/2014, 250,000	192,400	185,000
	SIMMONS CO	SEMI-ANN. 7.875% 01/15/2014, 250,000	237,679	231,250
	SLM CORP	3.63%, 03/17/08, 700,000	701,542	715,750
	SLM CORP	SEMI-ANN. 3.625% 03/17/2008, 1,300,000	1,295,676	1,289,116
	SMURFIT KAPPA FDG	SEMI-ANN. 7.750% 04/01/2015, 500,000	601,596	702,223
	SOCIETE GEN NO AMER	0.000% 01/11/2008, 5,500,000	5,492,063	5,492,063
	SOCIETE GENERALE NY	MONTHLY FLOATING 03/28/2008, 7,500,000	7,499,434	7,502,655
	SOUTHERN NATURAL GAS CO	SEMI-ANN. 5.900% 04/01/2017, 120,000	120,063	118,028
	SOUTHERN NATURAL GAS CO	SEMI-ANN. 8.000% 03/01/2032, 311,000	320,753	346,483
	SOUTHERN NATURAL GAS CO	SEMI-ANN. 8.000% 03/01/2032, 77,000	79,556	85,785
	SPANSION INC	11.25%, 01/15/16, 500,000	451,094	460,000
	SPANSION INC	SEMI-ANN. 11.250% 01/15/2016, 500,000	521,939	425,000
	SPCM	SEMI-ANN. 8.250% 06/15/2013, 375,000	488,183	560,605
	SPECTRUM BRANDS INC	7.38%, 750,000	578,200	588,750

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2007
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(C) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	CORPORATE DEBT INSTRUMENTS (CONTINUED):
	SPECTRUM BRANDS INC	11.00%, 351,000	315,900	332,573
	SPECTRUM BRANDS INC	SEMI-ANN. FLOATING 10/02/2013, 351,000	310,621	315,900
	SPECTRUM BRANDS INC	SEMI-ANN. 7.375% 02/01/2015, 750,000	633,988	555,000
	SPRINT CAP CORP	SEMI-ANN. 8.375% 03/15/2012, 2,093,000	2,312,761	2,266,769
	SPRINT CAP CORP	SEMI-ANN. 8.750% 03/15/2032, 230,000	276,883	259,255
	SPRINT CAP CORP	SEMI-ANN. 6.900% 05/01/2019, 20,000	20,237	19,867
	STATION CASINOS INC	6.88%, 750,000	564,831	573,750
	STATION CASINOS INC	SEMI-ANN. 6.875% 03/01/2016, 750,000	684,889	547,500
	STATION CASINOS INC	SEMI-ANN. 6.500% 02/01/2014, 1,000,000	940,852	750,000
	STONE CONTAINER CORP	SEMI-ANN. 8.000% 03/15/2017, 500,000	499,416	483,125
	STONE CONTAINER FIN CAN	7.38%, 250,000	244,178	248,750
	STONE CONTAINER FIN CAN	SEMI-ANN. 7.375% 07/15/2014, 250,000	237,767	235,625
	STRUCTURED ADJ RATE MTG LOAN TRUST	MONTHLY FLOATING 01/25/2035, 1,410,504	1,388,035	1,416,815
	SUBURBAN PROPANE PARTNERS L.P	SEMI-ANN. 6.875% 12/15/2013, 500,000	475,939	485,000
	SUNGARD DATA SYSTEMS INC	10.25%, 784,000	832,221	850,640
	SUNGARD DATA SYSTEMS INC	SEMI-ANN. 10.250% 08/15/2015, 1,114,000	1,157,540	1,139,065
	SUNGARD DATA SYSTEMS INC	SEMI-ANN. 3.750% 01/15/2009, 497,000	481,975	482,090
	SUNGARD DATA SYSTEMS INC	SEMI-ANN. 4.875% 01/15/2014, 138,000	123,626	121,095
	SUNGARD DATA SYSTEMS INC	SEMI-ANN. 9.125% 08/15/2013, 800,000	823,688	814,000
	SWEDBANK CORPORATE	0.000% 01/24/2008, 5,500,000	5,481,651	5,481,651
	SWEDBANK MORTAGE AB ZCP	0.000% 01/24/2008, 1,100,000	1,096,486	1,096,486
	SWISS RE FINCL PDTS CR ZCP	0.000% 03/11/2008, 5,500,000	5,443,854	5,443,854
	SYNIVERSE HLDGS INC	SEMI-ANN. 7.750% 08/15/2013, 250,000	246,648	241,250
	SYSTEMS ASSET	QUARTERLY 6.664% 09/15/2013, 224,165	230,899	230,890
	TARGA RESOURCES INC	SEMI-ANN. 8.500% 11/01/2013, 500,000	501,610	482,500
	TARGET CORP	SEMI-ANN. 4.000% 06/15/2013, 739,000	682,690	694,212
	TARGET CORP	4.00%, 06/15/13, 679,000	639,128	650,143
	TELECOM ITALIA CAPITAL	SEMI-ANN. 4.950% 09/30/2014, 307,000	283,113	295,666
	TELECOM ITALIA CAPITAL	SEMI-ANN. 5.250% 10/01/2015, 153,000	140,445	149,060
	TELECOM ITALIA CAPITAL	SEMI-ANN. 5.250% 11/15/2013, 160,000	150,066	158,133
	TENET HEALTHCARE CORP	SEMI-ANN. 6.375% 12/01/2011, 250,000	234,726	227,500
	TENET HEALTHCARE CORP	SEMI-ANN. 6.500% 06/01/2012, 250,000	232,627	222,500
	TENET HEALTHCARE CORP	SEMI-ANN. 7.375% 02/01/2013, 563,000	525,270	492,625
	TENET HEALTHCARE CORP	SEMI-ANN. 9.875% 07/01/2014, 500,000	505,959	476,250
	TENET HEALTHCARE CORP	6.38%, 3,000	2,746	2,820
	TENET HEALTHCARE CORP	6.50%, 250,000	223,899	230,000
	TENNECO AUTOMOTIVE INC	8.63%, 54,000	53,663	54,675
	TENNECO AUTOMOTIVE INC	SEMI-ANN. 10.250% 07/15/2013, 276,000	306,928	293,940
	TENNECO AUTOMOTIVE INC	SEMI-ANN. 8.625% 11/15/2014, 250,000	249,485	245,625
	TENNESSEE GAS PIPELINE	SEMI-ANN. 8.375% 06/15/2032, 28,000	30,006	32,431
	TEREOS EUROPE	SEMI-ANN. 6.375% 04/15/2014, 250,000	334,363	317,082
	TERWIN MORTGAGE TRUST	MONTHLY 4.750% 10/25/2037, 1,219,877	1,190,121	1,201,960
	THORNBURG MTG SECURITIES TRUST	MONTHLY FLOATING 09/25/2037, 1,985,529	1,957,603	1,967,722
	THORNBURG MTG TR	MONTHLY FLOATING 09/25/2037, 2,145,794	2,136,836	2,153,241
	TL ACQUISITIONS INC	SEMI-ANN. 10.500% 01/15/2015, 1,000,000	976,712	961,250
	TOYOTA AUTO REC TRST	MONTHLY 2.790% 01/15/2010, 434,248	432,387	433,964
	TRAVELPORT LLC	11.88%, 500,000	553,082	565,000
	TRAVELPORT LLC	SEMI-ANN. 11.875% 09/01/2016, 500,000	495,004	533,125
	TRAVELPORT LLC	SEMI-ANN. 9.875% 09/01/2014, 1,000,000	1,021,116	1,015,000
	TRIMAS CORP	SEMI-ANN. 9.875% 06/15/2012, 386,000	377,209	376,350
	TROPICANA ENTERTAINMENT	9.63%, 250,000	159,886	163,125
	TROPICANA ENTERTAINMENT	SEMI-ANN. 9.625% 12/15/2014, 250,000	250,972	158,750
	TRW AUTOMOTIVE INC	7.00%, 460,000	432,771	439,300
	TRW AUTOMOTIVE INC	SEMI-ANN. 7.000% 03/15/2014, 500,000	492,238	460,000
	TXU CORP	SEMI-ANN. 6.500% 11/15/2024, 60,000	56,793	43,765
	TXU CORP	SEMI-ANN. 6.550% 11/15/2034, 875,000	789,047	633,244
	TYCO INTERNATIONAL	SEMI-ANN. 6.000% 11/15/2013, 2,372,000	2,355,065	2,438,036
	TYCO INTERNATIONAL	SEMI-ANN. 6.125% 01/15/2009, 30,000	30,528	30,373
	TYCO INTERNATIONAL	SEMI-ANN. 6.125% 11/01/2008, 70,000	71,004	70,602
	TYCO INTERNATIONAL	SEMI-ANN. 6.750% 02/15/2011, 379,000	400,648	397,511
	TYCO INTERNATIONAL	SEMI-ANN. 6.875% 01/15/2029, 599,000	620,507	606,653

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2007
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(C) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	CORPORATE DEBT INSTRUMENTS (CONTINUED):
	TYCO INTERNATIONAL	SEMI-ANN. 7.000% 06/15/2028, 238,000	248,933	251,902
	TYCO INTERNATIONAL	SEMI-ANN. 6.375% 10/15/2011, 1,413,000	1,450,037	1,462,308
	UBS FINANCE (DELW) ZCP	0.000% 01/07/2008, 5,500,000	5,495,242	5,495,242
	UBS FINANCE (DELW) ZCP	0.000% 01/15/2008, 6,750,000	6,736,783	6,736,783
	UBS FINANCE (DELW) ZCP	0.000% 02/27/2008, 2,000,000	1,984,246	1,984,246
	UCAR FINANCE	SEMI-ANN. 10.250% 02/15/2012, 88,000	91,583	90,750
	UNICREDITO ITA BK IRE	0.000% 01/07/2008, 5,500,000	5,495,554	5,495,554
	UNITED RENTALS NORTH AMERICA INC	750,000	708,839	675,000
	UNITED RENTALS NORTH AMERICA INC	239,000	225,883	215,100
	UNITED RENTALS NORTH AMERICA INC	SEMI-ANN. 7.750% 11/15/2013, 1,000,000	979,119	870,000
	UNITED SURGICAL PARTNERS	8.88%, 20,000	20,051	20,450
	UNITED SURGICAL PARTNERS	SEMI-ANN. 8.875% 05/01/2017, 250,000	251,889	246,875
	UNITED TECHNOLOGIES CORP	SEMI-ANN. 5.400% 05/01/2035, 188,000	170,127	174,743
	UNIVERSAL CITY FLORIDA	8.38%, 250,000	254,798	260,000
	UNIVERSAL CITY FLORIDA	SEMI-ANN. 8.375% 05/01/2010, 250,000	251,638	251,250
	UNIVISION/UMBRELLA ACQUISITION INC	1,688,000	1,587,107	1,616,259
	UNIVISION/UMBRELLA ACQUISITION INC	SEMI-ANN. 9.750% 03/15/2015, 1,750,000	1,758,351	1,594,687
	UPC HOLDING B.V	SEMI-ANN. 8.625% 01/15/2014, 500,000	651,314	722,362
	US ONCOLOGY INC	SEMI-ANN. 9.000% 08/15/2012, 750,000	782,537	739,688
	US WEST COMMUNICATIONS GROUP	SEMI-ANN. 5.625% 11/15/2008, 10,000	9,909	9,950
	USAA AUTO OWNER TRUST	MONTHLY 4.550% 02/16/2010, 1,463,257	1,460,305	1,461,788
	USAA AUTO OWNER TRUST	MONTHLY 4.000% 12/15/2009, 1,583,710	1,575,909	1,579,558
	USAA AUTO OWNER TRUST	MONTHLY 4.830% 04/15/2010, 904,202	902,373	904,122
	USAA AUTO OWNER TRUST	MONTHLY 5.010% 09/15/2010, 934,389	933,522	935,960
	USAA AUTO OWNER TRUST	MONTHLY 5.337% 07/15/2008, 726,644	726,644	727,317
	VALASSIS COMMUNICATIONS INC	SEMI-ANN. 8.250% 03/01/2015, 250,000	250,000	222,812
	VANGUARD HEALTH HLDGS I	11.25%, 353,000	261,221	276,222
	VANGUARD HEALTH HLDGS II	9.00%, 715,000	704,452	718,575
	VANGUARD HEALTH HLDGS II	SEMI-ANN. 9.000% 10/01/2014, 715,000	713,535	688,187
	VANGUARD HEALTH HLDGS I	FLOATING 10/01/2015, 353,000	248,865	261,220
	VERIZON GLOBAL FUND	SEMI-ANN. 7.250% 12/01/2010, 419,000	439,408	449,139
	VERIZON GLOBAL FUND	SEMI-ANN. 7.375% 09/01/2012, 450,000	478,672	496,849
	VERSO PAPER HLDGS	SEMI-ANN. 11.375% 08/01/2016, 375,000	396,381	380,625
	VERSO PAPER HLDGS	SEMI-ANN. 9.125% 08/01/2014, 375,000	375,387	378,750
	VISANT HLDG CORP	SEMI-ANN. 8.750% 12/01/2013, 1,500,000	1,464,063	1,507,500
	VISTEON CORP	8.25%, 08/01/10, 325,000	298,871	306,312
	VISTEON CORP	SEMI-ANN. 8.250% 08/01/2010, 375,000	359,810	331,875
	VOLKSWAGEN AUTO LEASE TRUST	MONTHLY 5.550% 11/20/2008, 2,509,743	2,510,357	2,512,905
	VOLKSWAGEN CREDIT AUTO MASTER TR	MONTHLY FLOATING 07/20/2010, 1,000,000	996,690	998,655
	VWR FUNDING INC	7/15/2015, 1,000,000	952,499	1,025,000
	VWR FUNDING INC	SEMI-ANN. FLOATING 07/15/2015, 1,000,000	993,133	952,500
	WACHOVIA AUTO OWNER TRUST	MONTHLY 4.790% 04/20/2010, 1,407,446	1,403,199	1,406,887
	WACHOVIA AUTO OWNER TRUST	MONTHLY 4.060% 09/21/2009, 394,652	393,251	393,694
	WACHOVIA BANK COMMERCIAL MTG	MONTHLY 4.935% 04/15/2042, 837,000	784,238	810,601
	WACHOVIA BANK COMMERCIAL MTG	MONTHLY FLOATING 07/15/2042, 1,228,000	1,163,927	1,206,827
	WACHOVIA BK NATL ASSN MTN VR	QUARTERLY FLOATING 10/03/2008, 6,600,000	6,599,035	6,586,477
	WACHOVIA CAPITAL TRUST III	SEMI-ANN. FLOATING 12/31/2049, 628,000	610,281	561,149
	WACHOVIA CORPORATION	SEMI-ANN. 5.250% 08/01/2014, 1,590,000	1,529,345	1,554,600
	WAL MART STORES INC	QUARTERLY FLOATING 06/16/2008, 5,800,000	5,798,209	5,801,479
	WALMART FNDGCORP ZCP	0.000% 01/28/2008, 5,500,000	5,478,756	5,478,756
	WARNER CHILCOTT INC	SEMI-ANN. 8.750% 02/01/2015, 500,000	521,196	515,000
	WARNER MUSIC GROUP	SEMI-ANN. 7.375% 04/15/2014, 170,000	165,879	130,900
	WASTE SERVICES INC	9.50%, 500,000	497,660	507,500
	WASTE SERVICES INC	SEMI-ANN. 9.500% 04/15/2014, 500,000	527,139	487,500
	WDAC SUBSIDIARY CORP	SEMI-ANN. 8.500% 12/01/2014, 1,250,000	1,566,964	1,725,310
	WELLPOINT INC	SEMI-ANN. 5.875% 06/15/2017, 70,000	69,476	70,476
	WELLS FARGO & CO	SEMI-ANN. 5.300% 08/26/2011, 160,000	159,790	163,257
	WELLS FARGO & CO	SEMI-ANN. 6.375% 08/01/2011, 977,000	1,003,882	1,021,239
	WELLS FARGO MTG BACKED SEC TRUST	MONTHLY FLOATING 04/25/2036, 1,310,236	1,294,530	1,307,280
	WEST CORP	11.00%, 10/15/16, 1,000,000	1,016,026	1,035,000
	WEST CORP	SEMI-ANN. 11.000% 10/15/2016, 1,000,000	1,051,015	992,500

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2007
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(C) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	CORPORATE DEBT INSTRUMENTS (CONTINUED):
	WEST CORP	SEMI-ANN. 9.500% 10/15/2014, 500,000	501,593	490,000
	WESTPAC BANKING CORP	0.000% 02/26/2008, 5,500,000	5,457,864	5,457,864
	WEYERHAEUSER CO	SEMI-ANN. 6.750% 03/15/2012, 443,000	452,628	465,211
	WFS FINANCIAL OWNER TRUST	MONTHLY 4.170% 12/17/2009, 215,252	214,452	215,228
	WHITING PETROLEUM CORP	7.25%, 100,000	99,728	101,750
	WHITING PETROLEUM CORP	SEMI-ANN. 7.000% 02/01/2014, 443,000	423,449	438,570
	WHITING PETROLEUM CORP	SEMI-ANN. 7.250% 05/01/2013, 282,000	272,645	277,770
	WILLIAMS COMPANIES INC	SEMI-ANN. 7.500% 01/15/2031, 77,000	74,902	82,775
	WILLIAMS COMPANIES INC	SEMI-ANN. 7.750% 06/15/2031, 370,000	366,491	405,150
	WILLIAMS COMPANIES INC	SEMI-ANN. 7.875% 09/01/2021, 775,000	789,645	859,281
	WILLIAMS COMPANIES INC	SEMI-ANN. 8.750% 03/15/2032, 460,000	504,275	562,350
	WIND ACQUISITION FIN SA	SEMI-ANN. 10.750% 12/01/2015, 750,000	794,963	817,500
	WIND ACQUISITION FIN SA	SEMI-ANN. 9.750% 12/01/2015, 500,000	670,288	780,844
	WINDSTREAM CORP	SEMI-ANN. 8.625% 08/01/2016, 375,000	382,985	393,750
	WORLD OMNI AUTO RECEIVABLES TRUST	MONTHLY 5.300% 07/15/2009, 364,017	363,825	364,302
	WORLD OMNI AUTO RECEIVABLES TRUST	MONTHLY 5.320% 12/15/2009, 4,265,282	4,259,332	4,270,368
	WORLD OMNI AUTO RECEIVABLES TRUST	MONTHLY 3.540% 06/12/2009, 190,443	189,623	190,367
	WYETH	SEMI-ANN. 5.950% 04/01/2037, 810,000	804,642	812,149
	WYNN LAS VEGAS LLC	6.25%, 172,000	169,971	173,290
	WYNN LAS VEGAS LLC	SEMI-ANN. 6.625% 12/01/2014, 1,000,000	988,637	982,500
	XTO ENERGY INC	SEMI-ANN. 7.500% 04/15/2012, 276,000	293,115	301,708
	YANKEE ACQUISITION CORP	8.50%, 125,000	119,200	121,562
	YANKEE ACQUISITION CORP	9.75%, 120,000	114,253	116,699
	YANKEE ACQUISITION CORP	SEMI-ANN. 8.500% 02/15/2015, 125,000	125,000	115,156
	YANKEE ACQUISITION CORP	SEMI-ANN. 9.750% 02/15/2017, 125,000	125,000	114,375

	TOTAL CORPORATE DEBT INSTRUMENTS		885,769,115	879,220,618

	LOANS TO PLAN PARTICIPANTS:
	LOANS TO PLAN PARTICIPANTS	INTEREST RATE RANGE: 4.00% - 10.5%	303,212,236	303,212,236

	DERIVATIVES RECEIVABLE:
	DEC08 90 DAY STERLING — FUTURE LONG	VARIATION MARGIN, EX. 12/17/2008, SIZE 125,000	—	10,351
	DEC08 90 DAY STERLING — FUTURE LONG	FUTURE LONG, EX. 12/17/2008, CONTRACTS 16	10,351	(10,351)
	MAR08 90 DAY STERLING — FUTURE LONG	VARIATION MARGIN, EX. 03/19/2008, SIZE 125,000	—	(11,256)
	MAR08 90 DAY STERLING — FUTURE LONG	FUTURE LONG, EX. 03/19/2008, CONTRACTS 68	(11,256)	11,256
	SEP08 90 DAY STERLING — FUTURE LONG	VARIATION MARGIN, EX. 09/17/2008, SIZE 125,000	—	9,023
	SEP08 90 DAY STERLING — FUTURE LONG	FUTURE LONG, EX. 09/17/2008, CONTRACTS 8	9,023	(9,023)
	MAR08 10 YEAR BOND — FUTURE LONG	VARIATION MARGIN, EX. 03/11/2008, SIZE 100,000,000	—	(3,905)
	MAR08 10 YEAR BOND — FUTURE LONG	FUTURE LONG, EX. 03/11/2008/, CONTRACTS 1	(3,905)	3,905
	DEC08 EURODOLLAR CME — FUTURE LONG	VARIATION MARGIN, EX. 12/15/2008, SIZE 250,000	—	158,950
	DEC08 EURODOLLAR CME — FUTURE LONG	FUTURE LONG, EX. 12/15/2008, CONTRACTS 64	158,950	(158,950)
	JUN08 EURODOLLAR CME — FUTURE LONG	VARIATION MARGIN, EX. 06/16/2008, SIZE 250,000	—	155,061
	JUN08 EURODOLLAR CME — FUTURE LONG	FUTURE LONG, EX. 06/16/2008, CONTRACTS 148	155,061	(155,061)
	MAR08 EURODOLLAR CME — FUTURE LONG	VARIATION MARGIN, EX. 03/17/2008, SIZE 250,000	—	578,445
	MAR08 EURODOLLAR CME — FUTURE LONG	FUTURE LONG, EX. 03/17/2008, CONTRACTS 401	578,445	(578,445)
	MAR09 EURODOLLAR CME — FUTURE LONG	VARIATION MARGIN, EX. 03/16/2009, SIZE 250,000	—	300,263
	MAR09 EURODOLLAR CME — FUTURE LONG	FUTURE LONG, EX. 03/16/2009, CONTRACTS 103	300,263	(300,263)
	SEP08 EURODOLLAR CME — FUTURE LONG	VARIATION MARGIN, EX. 09/15/2008, SIZE 250,000	—	455,800
	SEP08 EURODOLLAR CME — FUTURE LONG	FUTURE LONG, EX. 09/15/2008, CONTRACTS 147	455,800	(455,800)
	SEP09 EURODOLLAR CME — FUTURE LONG	VARIATION MARGIN, EX. 09/14/2009, SIZE 250,000	—	128,538
	SEP09 EURODOLLAR CME — FUTURE LONG	FUTURE LONG, EX. 09/14/2009, CONTRACTS 62	128,538	(128,538)
	MAR08 US LONG BOND CBT — FUTURE LONG	VARIATION MARGIN, EX. 03/19/2008, SIZE 100,000	—	(124,598)
	MAR08 US LONG BOND CBT — FUTURE LONG	FUTURE LONG, EX. 03/19/2008, CONTRACTS 243	(124,598)	124,598
	MAR08 5 US 5 YR NOTE CBT — FUTURE LONG	VARIATION MARGIN, EX. 03/21/2008, SIZE 100,000	—	6,433
	MAR08 5 US 5 YR NOTE CBT — FUTURE LONG	FUTURE LONG, EX. 03/21/2008, CONTRACTS 29	6,433	(6,433)
	JUN09 90 DAY EURODOLLAR — FUTURE LONG	VARIATION MARGIN, EX. 06/15/2009, SIZE 250,000	—	293,088
	JUN09 90 DAY EURODOLLAR — FUTURE LONG	FUTURE LONG, EX. 06/15/2009, CONTRACTS 90	293,088	(293,088)
	OTC ECAL EURO DOLLAR OPTION	CALL SCTY, EX 07/08/2010, 900,000	47,384	82,281
	OTC EPUT EURO DOLLAR OPTION	PUT SCTY, EX 07/08/2010, 900,000	47,384	42,157
	SWAPTION RECEIVER	CALL SCTY, EX 09/14/2009, 15,400,000	65,835	128,903

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2007
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(C) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	DERIVATIVES RECEIVABLE — (CONTINUED):
	SWAPTION RECEIVER	CALL SCTY, EX 11/02/2009, 9,960,000	96,612	153,103
	SWAPTION	CALL SCTY, EX 11/06/2009, 6,100,000	58,682	100,657
	SWAPTION	CALL SCTY, EX 11/06/2009, 4,270,000	41,276	70,459
	HOTEL PLAZASGD RIGHTS	48,000 SHARES	0	167
	WHARF HOLDINGS HKD RIGHTS	82,625 SHARES	0	113,382
	BS IN RATE SWAP REC	1,346,000 SHARES	1,323,325	1,346,426
	BS IRS FIXED REC	4,700,000 SHARES	4,700,000	4,860,300
	CDS-ABX	600,000 SHARES	571,504	521,040
	CDS BARCLAYS	1,650,000 SHARES	1,643,343	1,637,641
	CDS BARCLAYS	3,100,000 SHARES	3,005,439	3,019,347
	CDS BARCLAYS	1,000,000 SHARES	1,000,000	1,000,000
	CDS BEAR STEARNS	4,050,000 SHARES	3,971,954	3,977,051
	CDS GOLDMAN	1,200,000 SHARES	1,205,243	1,168,779
	CDS GREENWHICH CAPITAL	400,000 SHARES	336,000	284,267
	CDS GREENWHICH CAPITAL MARKET	1,400,000 SHARES	1,383,416	1,314,844
	CDS LEHMAN BROTHERS	2,500,000 SHARES	2,507,333	2,434,957
	CDS 01/25/2038	500,000 SHARES	478,209	373,300
	CDS 06/20/2012	18,000,000 SHARES	17,478,536	17,098,133
	CDS 08/21/2017	3,300,000 SHARES	3,300,000	3,487,549
	CDS 09/20/2012	700,000 SHARES	700,000	678,957
	CDS 12/20/2012	2,900,000 SHARES	2,856,641	2,824,550
	CDS 06/20/2017	2,560,000 SHARES	2,560,000	2,560,000
	CDS-ABX 30.5 YR	500,000 SHARES	484,192	373,300
	CDS-ABX 38.8 YR	700,000 SHARES	663,250	607,880
	CDS-AES 10.1 YR	200,000 SHARES	200,000	176,280
	CDS-AES	200,000 SHARES	200,000	176,401
	CDS-AES 5.2 YR	200,000 SHARES	200,000	192,294
	CDS-CDX 06/20/2012	40,560,000 SHARES	39,889,544	38,534,095
	CDS-CDX 012/20/2012	13,100,000 SHARES	12,895,568	12,668,674
	CDS-F	600,000 SHARES	600,000	559,251
	CDS-GM 03/20/2012	2,900,000 SHARES	2,900,000	2,536,868
	CDS-HY8 06/20/2012	1,800,000 SHARES	1,800,000	1,680,596
	CDS-JUNEAU 12/20/2012	520,000 SHARES	520,000	520,000
	CDS-MBI 12/20/2012	610,000 SHARES	610,000	602,766
	CDS-RESCAP 12/20/2012	400,000 SHARES	350,000	284,267
	CDS-SLMA 06/20/2012	1,000,000 SHARES	1,000,000	952,882
	CDS-SLMA 09/20/2012	200,000 SHARES	200,000	195,021
	CDS-TRANCDX 12/20/2012	2,730,000 SHARES	2,730,000	2,575,292
	CDS-TXU 09/20/2012	100,000 SHARES	100,000	92,419
	CDX.NA.IG 06/20/2012	9,600,000 SHARES	9,551,134	9,016,077
	CREDIT SUISE FIRST BOSTON INC	900,000 SHARES	879,750	671,940
	DB INT RATE SWAP REC	10,500,000 SHARES	10,121,160	10,660,213
	F CRED DEF SWAP REC	500,000 SHARES	500,000	461,095
	GS INT RATE SWAP	29,447,000 SHARES	29,295,858	30,016,002
	GS IRS FIXED REC	10,600,000 SHARES	10,600,000	11,042,825
	INDEX SWAP — LEHM	17,700,000 SHARES	17,731,219	17,861,813
	IRS BARCLAYS	4,410,000 SHARES	4,336,528	4,390,132
	MORGAN STANLEY & CO INC	560,000 SHARES	560,000	557,538
	INF GBP 12/06/2008	1,000,000 SHARES	—	7,198
	INF GBP 12/15/2015	1,300,000 SHARES	—	100,418
	IRS JPY 03/19/2008	300,000,000 SHARES	—	6,268
	AUTOZONE BP GST	100,000 SHARES	—	168
	BLACK & DECKER BP MYC	100,000 SHARES	—	1,367
	CDS BEAR STEARNS	1,030,000 SHARES	1,030,000	1,030,000
	CDX IG9 10 YR	3,900,000 SHARES	11,079	13,334
	CDX IG9 5 YR	4,900,000 SHARES	—	36,697
	CSX IG9 5 YR	6,000,000 SHARES	3,640	44,935
	GAZPROM SP	3,000,000 SHARES	—	1,293
	GMAC	600,000 SHARES	—	17,118
	GOLDMAN SACHS INC	1,600,000 SHARES	—	17,654
	INF EURP	200,000 SHARES	—	982

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2007
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(C) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	DERIVATIVES RECEIVABLE — (CONTINUED):
	IRS EUR	1,500,000 SHARES	—	2,704
	IRS USD	30,700,000 SHARES	148,566	362,758
	KOHLS BP GST	100,000 SHARES	—	1,150
	NORDSTROM INC BP GST	100,000 SHARES	—	803
	SHERWIN WILLIAMS BP MYC	100,000 SHARES	—	653
	STAPLES INC BP MYC	100,000 SHARES	—	549
	TJX COMPANIES INC BP GST	100,000 SHARES	—	374
	VF BP MYC	100,000 SHARES	—	744
	WHIRLPOOL BP MYC	100,000 SHARES	—	951
	BRAZILIAN FORWARD CURRENCY CONTRACT	BRL, 961,750, RATE 1.9235, EX 03/04/08	500,000	535,379
	BRAZILIAN FORWARD CURRENCY CONTRACT	BRL, 82,797, RATE 2.0170, EX 07/02/08	41,049	45,292
	BRAZILIAN FORWARD CURRENCY CONTRACT	BRL, 2,276,768, RATE 1.8585, EX 07/02/08	1,225,057	1,245,464
	BRAZILIAN FORWARD CURRENCY CONTRACT	BRL, 1,618,268, RATE 1.8905, EX 07/02/08	856,000	885,244
	BRITISH FORWARD CURRENCY CONTRACT	GBP, 62,000, RATE .5026, EX 01/31/08	123,348	123,319
	CHINESE FORWARD CURRENCY CONTRACT	CNY, 1,225,572, RATE 7.4730, EX 01/10/08	164,000	167,949
	EURO FORWARD CURRENCY CONTRACT	EUR, 155,938, RATE .6816, EX 02/14/08	228,790	228,126
	EURO FORWARD CURRENCY CONTRACT	EUR, 688,642, RATE .6793, EX 02/14/08	1,013,681	1,007,435
	EURO FORWARD CURRENCY CONTRACT	EUR, 77,500, RATE .6812, EX 02/14/08	113,768	113,377
	MEXICAN FORWARD CURRENCY CONTRACT	MXN, 1,487,867, RATE 10.9402, EX 03/13/08	136,000	135,662
	MEXICAN FORWARD CURRENCY CONTRACT	MXN, 1,999,733, RATE 10.9275, EX 03/13/08	183,000	182,333
	MEXICAN FORWARD CURRENCY CONTRACT	MXN, 465,518, RATE 11.2470, EX 07/10/08	41,390	41,981
	MEXICAN FORWARD CURRENCY CONTRACT	MXN, 19,469,964, RATE 11.2270, EX 07/10/08	1,734,209	1,755,846
	MEXICAN FORWARD CURRENCY CONTRACT	MXN, 6,577,282, RATE 10.9988, EX 07/10/08	598,000	593,154
	POLISH FORWARD CURRENCY CONTRACT	PLN, 121,690, RATE 2.7481, EX 07/10/08	44,282	49,163
	RUSSIAN FORWARD CURRENCY CONTRACT	RUB, 1,111,550, RATE 25.8500, EX 01/11/08	43,000	45,297
	RUSSIAN FORWARD CURRENCY CONTRACT	RUB, 1,111,550, RATE 24.8050, EX 11/19/08	44,812	44,839
	SINGAPORE FORWARD CURRENCY CONTRACT	SGD, 25,617, RATE 1.4963, EX 5/22/08	17,120	17,941
	SINGAPORE FORWARD CURRENCY CONTRACT	SGD, 25,552, RATE 1.4956, EX 5/22/08	17,087	17,896
	SINGAPORE FORWARD CURRENCY CONTRACT	SGD, 13,769, RATE 1.4856, EX 5/22/08	9,268	9,644
	SOUTH KOREAN FORWARD CURRENCY CONTRACT	KRW, 19,957,952, RATE 932.4002, EX 05/30/08	21,405	21,472
	SOUTH KOREAN FORWARD CURRENCY CONTRACT	KRW, 19,881,548, RATE 932.9001, EX 05/30/08	21,311	21,390
	U.S. DOLLAR FORWARD CURRENCY CONTRACT	USD, 123,438, RATE 1.0000, EX 01/03/08	123,438	123,438
	U.S. DOLLAR FORWARD CURRENCY CONTRACT	USD, 106,000, RATE 1.0000, EX 01/10/08	106,000	106,000
	U.S. DOLLAR FORWARD CURRENCY CONTRACT	USD, 150,164, RATE 1.0000, EX 01/10/08	150,164	150,164
	U.S. DOLLAR FORWARD CURRENCY CONTRACT	USD, 728,000, RATE 1.0000, EX 01/10/08	728,000	728,000
	U.S. DOLLAR FORWARD CURRENCY CONTRACT	USD, 45,351, RATE 1.0000, EX 01/11/08	45,351	45,351
	U.S. DOLLAR FORWARD CURRENCY CONTRACT	USD, 543,445, RATE 1.0000, EX 01/17/08	543,445	543,445
	U.S. DOLLAR FORWARD CURRENCY CONTRACT	USD, 3,467,060, RATE 1.0000, EX 01/31/08	3,467,060	3,467,060
	U.S. DOLLAR FORWARD CURRENCY CONTRACT	USD, 87,884, RATE 1.0000, EX 02/07/08	87,884	87,884
	U.S. DOLLAR FORWARD CURRENCY CONTRACT	USD, 519,487, RATE 1.0000, EX 02/14/08	519,487	519,487
	U.S. DOLLAR FORWARD CURRENCY CONTRACT	USD, 24,344,400, RATE 1.0000, EX 02/14/08	24,344,400	24,344,400
	U.S. DOLLAR FORWARD CURRENCY CONTRACT	USD, 346,688, RATE 1.0000, EX 02/14/08	346,688	346,688
	U.S. DOLLAR FORWARD CURRENCY CONTRACT	USD, 284,985, RATE 1.0000, EX 02/14/08	284,985	284,985
	U.S. DOLLAR FORWARD CURRENCY CONTRACT	USD, 561,164, RATE 1.0000, EX 02/14/08	561,164	561,164
	U.S. DOLLAR FORWARD CURRENCY CONTRACT	USD, 345,274, RATE 1.0000, EX 02/14/08	345,274	345,274
	U.S. DOLLAR FORWARD CURRENCY CONTRACT	USD, 82,015, RATE 1.0000, EX 03/06/08	82,015	82,015
	U.S. DOLLAR FORWARD CURRENCY CONTRACT	USD, 1,177,050, RATE 1.0000, EX 03/06/08	1,177,050	1,177,050
	U.S. DOLLAR FORWARD CURRENCY CONTRACT	USD, 2,220,000, RATE 1.0000, EX 03/13/08	2,220,000	2,220,000
	EURO SPOT CURRENCY CONTRACT	EUR, 17,220, RATE .6834, EX 01/02/08	25,200	25,177
	EURO SPOT CURRENCY CONTRACT	EUR, 192,000, RATE .6801, EX 01/02/08	282,326	280,713
	EURO SPOT CURRENCY CONTRACT	EUR, 6,749, RATE .6798, EX 01/03/08	9,929	9,868
	JAPANESE SPOT CURRENCY CONTRACT	JPY, 396,197, RATE 113.9050, EX 01/04/08	3,478	3,546
	JAPANESE SPOT CURRENCY CONTRACT	JPY, 4,263,219, RATE 114.0600, EX 01/07/08	37,377	38,162
	JAPANESE SPOT CURRENCY CONTRACT	JPY, 4,353,943, RATE 112.7000, EX 01/08/08	38,633	38,974
	DEC08 90 DAY STERLING — FUTURE	VARIATION MARGIN, EX 12/17/2008, SIZE 125,000	1,200	2,389
	MAR08 90 DAY STERLING — FUTURE	VARIATION MARGIN, EX 03/19/2008, SIZE 125,000	2,550	5,076
	SEP08 90 DAY STERLING — FUTURE	VARIATION MARGIN, EX 09/17/2008, SIZE 125,000	400	796
	DEC08 EURODOLLAR-CME FUTURE LONG	VARIATION MARGIN, EX 12/15/2008, SIZE 250,000	10,400	10,400
	JUN08 EURODOLLAR-CME FUTURE LONG	VARIATION MARGIN, EX 6/16/2008, SIZE 250,000	22,200	22,200
	MAR08 EURODOLLAR-CME FUTURE LONG	VARIATION MARGIN, EX 3/17/2008, SIZE 250,000	35,088	35,088
	MAR09 EURODOLLAR-CME FUTURE LONG	VARIATION MARGIN, EX 3/16/2009, SIZE 250,000	19,312	19,312

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2007
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(C) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	DERIVATIVES RECEIVABLE — (CONTINUED):
	SEP08 EURODOLLAR-CME FUTURE LONG	VARIATION MARGIN, EX 9/15/2008, SIZE 250,000	22,050	22,050
	SEP09 EURODOLLAR-CME FUTURE LONG	VARIATION MARGIN, EX 9/14/2009, SIZE 250,000	12,400	12,400
	MAR08 US LONG BOND CBT — FUTURE	VARIATION MARGIN, Ex 3/19/2008, Size 100,000	167,062	167,063
	MAR08 US 5 YR NOTE — FUTURE	VARIATION MARGIN, Ex 3/31/2008, Size 100,000	9,516	9,516
	JUN09 90 DAY EURO — FUTURE	VARIATION MARGIN, Ex 6/15/2009, Size 250,000	16,875	16,875

	TOTAL DERIVATIVES RECEIVABLE		244,470,775	241,472,502

	U.S. GOVERNMENT AND FEDERAL AGENCY OBLIGATIONS:
	GNMA I MORTPASS	MONTHLY 7.500% 03/15/2029, 17,568	18,398	18,760
	UNITED STATES OF AMER TREAS BILLS	0.000% 03/13/2008, 1,305,000	1,297,297	1,297,297
	UNITED STATES OF AMER TREAS BILLS	0.000% 02/28/2008, 60,000	59,699	59,699
	UNITED STATES OF AMER TREAS BONDS	FLOATING 01/15/2025, 8,112,000	8,978,894	9,439,165
	UNITED STATES OF AMER TREAS BONDS	FLOATING 01/15/2026, 16,521,000	16,985,070	17,319,695
	UNITED STATES OF AMER TREAS BONDS	FLOATING 04/15/2028, 12,948,000	20,279,352	21,188,562
	UNITED STATES OF AMER TREAS BONDS	FLOATING 04/15/2032, 360,000	477,695	542,702
	UNITED STATES OF AMER TREAS BONDS	FLOATING 07/15/2016, 5,400,000	5,856,057	5,957,321
	UNITED STATES OF AMER TREAS BONDS	5,573,000 SHARES	9,069,331	9,159,136
	UNITED STATES OF AMER TREAS NOTES	25,876,000 SHARES	30,072,424	30,544,644
	UNITED STATES OF AMER TREAS NOTES	FLOATING 01/15/2009, 1,620,000	2,071,010	2,124,678
	UNITED STATES OF AMER TREAS NOTES	FLOATING 01/15/2010, 2,845,000	3,536,216	3,769,645
	UNITED STATES OF AMER TREAS NOTES	FLOATING 01/15/2011, 2,389,000	3,046,160	3,084,157
	UNITED STATES OF AMER TREAS NOTES	FLOATING 01/15/2014, 6,548,000	7,683,689	7,647,275
	UNITED STATES OF AMER TREAS NOTES	FLOATING 01/15/2016, 3,493,000	3,811,580	3,773,318
	UNITED STATES OF AMER TREAS NOTES	FLOATING 01/15/2027, 16,820,000	18,016,615	18,427,310
	UNITED STATES OF AMER TREAS NOTES	FLOATING 04/15/2010, 14,949,000	16,364,326	16,430,531
	UNITED STATES OF AMER TREAS NOTES	FLOATING 04/15/2011, 11,513,000	12,652,946	12,631,373
	UNITED STATES OF AMER TREAS NOTES	FLOATING 04/15/2029, 1,770,000	2,819,058	2,976,267
	UNITED STATES OF AMER TREAS NOTES	FLOATING 07/15/2012, 4,776,000	5,510,162	6,010,444
	UNITED STATES OF AMER TREAS NOTES	FLOATING 07/15/2013, 5,900,000	6,921,105	6,915,857
	UNITED STATES OF AMER TREAS NOTES	FLOATING 07/15/2014, 3,788,000	4,151,656	4,337,869
	UNITED STATES OF AMER TREAS NOTES	FLOATING 07/15/2015, 4,995,000	5,348,199	5,468,609
	UNITED STATES OF AMER TREAS NOTES	FLOATING 07/15/2017, 5,680,000	6,052,988	6,177,842
	UNITED STATES OF AMER TREAS NOTES	SEMI-ANN. 4.625% 02/29/2012, 4,600,000	4,763,157	4,827,125
	UNITED STATES OF AMER TREAS NOTES	SEMI-ANN. 4.625% 2/29/2008, 1,207,000	1,209,016	1,209,451
	UNITED STATES OF AMER TREAS NOTES	SEMI-ANN. 4.875% 10/31/2008, 10,000,000	10,114,629	10,121,090
	UNITED STATES OF AMER TREAS NOTES	SEMI-ANN. FLOATING 01/15/2017, 8,330,000	8,897,802	9,106,455
	UNITED STATES OF AMER TREAS NOTES	SEMI-ANN. FLOATING 04/15/2012, 8,000,000	8,450,535	8,536,420
	UNITED STATES OF AMER TREAS STRIP	SEMI-ANN. 0.000% 11/15/2021, 11,250,000	5,019,553	5,937,795
	UNITED STATES OF AMER TREAS STRIP	10,694,000 SHARES	5,644,293	5,636,807
	UNITED STATES TREASURY	SEMI-ANN. 0.000% 05/20/2009, 100,000	500,702	527,509

	TOTAL U.S. GOVERNMENT AND FEDERAL AGENCY OBLIGATIONS		235,679,614	241,204,808

	U.S. GOVERNMENT-SPONSORED ENTERPRISE OBLIGATIONS:
	FEDERAL HOME LOAN BANKS	0.000% 06/13/2008, 14,000,000	13,738,511	13,738,511
	FEDERAL HOME LOAN BANKS	SEMI-ANN. 3.875% 08/22/2008, 370,000	367,724	368,982
	FEDERAL HOME LOAN BANKS	SEMI-ANN. 5.50% 01/28/2008, 2,900,000	2,900,504	2,901,717
	FEDERAL HOME LOAN MORTGAGE CORP	MONTHLY 5.500% 05/01/2037, 8,068,567	7,925,634	8,052,926
	FEDERAL HOME LOAN MORTGAGE CORP	MONTHLY 5.500% 11/01/2037, 398,361	391,188	397,539
	FEDERAL HOME LOAN MORTGAGE CORP	MONTHLY 5.500% 12/01/2036, 694,918	683,056	693,571
	FEDERAL HOME LOAN MORTGAGE CORP	MONTHLY 6.000% 01/01/2038, 7,100,000	7,197,625	7,206,029
	FEDERAL HOME LOAN MORTGAGE CORP	MONTHLY 6.000% 09/01/2037, 2,982,323	3,007,370	3,026,860
	FEDERAL HOME LOAN MORTGAGE CORP	MONTHLY 6.000% 10/01/2037, 994,699	1,003,053	1,009,554
	FEDERAL HOME LOAN MORTGAGE CORP	MONTHLY 6.000% 11/01/2037, 1,996,206	2,012,971	2,026,016
	FEDERAL HOME LOAN MORTGAGE CORP	MONTHLY 6.000% 12/01/2037, 18,500,000	18,650,312	18,776,273
	FEDERAL HOME LOAN MORTGAGE CORP	MONTHLY 6.055% 01/01/2037, 2,505,716	2,539,681	2,548,048
	FEDERAL HOME LOAN MORTGAGE CORP	MONTHLY 6.114% 09/01/2037, 1,571,490	1,570,760	1,592,576
	FEDERAL HOME LOAN MORTGAGE CORP	SEMI-ANN. 4.650% 10/10/2013, 3,885,000	3,695,243	3,865,004
	FEDERAL HOME LOAN MORTGAGE CORP	SEMI-ANN. 4.750% 01/18/2011, 131,000	128,307	135,202
	FEDERAL HOME LOAN MORTGAGE CORP	SEMI-ANN. 5.125% 04/18/2011, 879,000	869,408	918,535
	FEDERAL HOME LOAN MORTGAGE CORP	SEMI-ANN. 5.250% 02/24/2011, 2,169,000	2,144,877	2,198,177

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2007
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(C) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	U.S. GOVERNMENT-SPONSORED ENTERPRISE OBLIGATIONS (CONTINUED):
	FEDERAL HOME LOAN MORTGAGE CORP	SEMI-ANN. 5.300% 05/12/2020, 920,000	884,834	919,572
	FEDERAL HOME LOAN MORTGAGE CORP	SEMI-ANN. 5.625% 03/15/2011, 250,000	255,078	264,794
	FEDERAL HOME LOAN MORTGAGE CORP	131,000 SHARES	138,052	140,589
	FEDERAL NATIONAL MORTGAGE ASSOC	0.000% 03/17/2008, 2,705,000	2,678,276	2,678,276
	FEDERAL NATIONAL MORTGAGE ASSOC	0.000% 03/20/2008, 9,000,000	8,915,470	8,915,470
	FEDERAL NATIONAL MORTGAGE ASSOC	0.000% 03/26/2008, 70,000	69,299	69,299
	FEDERAL NATIONAL MORTGAGE ASSOC	0.000% 03/31/2008, 525,000	519,126	519,126
	FEDERAL NATIONAL MORTGAGE ASSOC	0.000% 04/07/2008, 125,000	123,491	123,491
	FEDERAL NATIONAL MORTGAGE ASSOC	6.00%, 01/25/2038, 7,400,000	7,521,297	7,513,309
	FEDERAL NATIONAL MORTGAGE ASSOC	5.000% 01/25/2037, 45,300,000	44,314,724	44,195,813
	FEDERAL NATIONAL MORTGAGE ASSOC	5.50%, 03/15/2029, 1,000,000	991,484	998,750
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 5.500% 01/01/2037, 1,662,817	1,603,794	1,661,020
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 5.500% 02/01/2037, 2,551,943	2,475,983	2,549,186
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 5.500% 03/01/2037, 483,064	477,479	482,520
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 5.500% 04/01/2037, 678,070	658,889	677,311
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 5.500% 06/01/2037, 2,199,411	2,182,932	2,196,933
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 5.500% 07/01/2037, 200,000	197,656	199,774
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 5.500% 09/01/2037, 992,281	962,900	991,163
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 5.500% 10/01/2037, 500,000	497,656	499,437
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 5.500% 11/01/2036, 595,496	576,654	594,852
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 5.500% 11/01/2037, 999,999	995,312	998,873
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 5.500% 12/01/2037, 5,199,970	5,131,974	5,194,110
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 6.000% 01/01/2038, 1,649,146	1,661,579	1,674,805
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 6.000% 06/01/2036, 357,524	359,312	363,135
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 6.000% 09/01/2036, 171,293	172,176	173,981
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 6.000% 10/01/2036, 593,392	596,846	602,705
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 6.000% 10/01/2037, 3,487,067	3,511,474	3,541,321
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 6.000% 11/01/2036, 296,439	299,635	301,091
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 6.000% 11/01/2037, 3,945,840	3,951,856	4,007,232
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 7.000% 12/01/2027, 54,823	56,180	57,812
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 8.000% 08/01/2015, 45,346	47,734	47,768
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 8.000% 09/01/2015, 21,697	22,451	22,508
	FEDERAL NATIONAL MORTGAGE ASSOC	MONTHLY 9.000% 11/01/2021, 10,582	11,234	11,297
	FEDERAL NATIONAL MORTGAGE ASSOC	SEMI-ANN. 4.610% 10/10/2013, 3,655,000	3,471,021	3,652,511
	FEDERAL NATIONAL MORTGAGE ASSOC	SEMI-ANN. 5.625% 05/19/2011, 1,939,000	1,933,626	1,985,782
	FEDERAL NATIONAL MORTGAGE ASSOC	SEMI-ANN. 6.000% 04/18/2036, 740,000	736,325	793,532
	FEDERAL NATIONAL MORTGAGE ASSOC	400,000 SHARES	412,312	418,440
	FINANCING CORP	SEMI-ANN. 0.000% 04/05/2019, 160,000	87,537	94,503
	FREDDIE MAC	SEMI-ANN. 4.625% 12/19/2008, 8,050,000	8,063,943	8,093,518
	FREDDIE MAC	SEMI-ANN. 5.625% 11/23/2035, 1,381,000	1,265,802	1,415,234

	TOTAL U.S. GOVERNMENT-SPONSORED ENTERPRISE OBLIGATIONS		177,659,627	179,096,363

	OTHER:
	BARCLAYS DOMICILED MONEY MKT FUND FOR EBT	12 UNITS	12	12
	BUCKEYE OHIO TOB SETTLEMENT	SEMI-ANN. 5.875% 06/01/2047, 100,000	97,082	95,381
	DRAEGERWERK AG & CO KGAA/PREFERRED STOCK	2,194 SHARES	214,628	159,745
	EINHELL HANS/PREFERRED STOCK	1,600 SHARES	117,184	94,156
	FIRSTSERVICE CORP/PREFERRED STOCK	1,760 SHARES	0	34,496
	FRESENIUS/PREFERRED STOCK	82,324 SHARES	6,286,257	6,848,587
	GEN MOTORS CORP/PREFERRED STOCK	13,025 SHARES	240,963	250,731
	GENERAL MOTORS CORP/PREFERRED STOCK	16,825 SHARES	383,276	328,087
	GOLDEN ST TOB SECURITIZATION CORP	SEMI-ANN. 5.750% 06/01/2047, 200,000	186,504	186,530
	ISHARES INC MSCI EAFE INDEX	95,505 SHARES	7,891,070	7,497,143
	ISHARES INC MSCI SOUTH KOREA INDEX FUND	179,270 SHARES	9,353,331	11,598,770
	HYDRO-QUEBEC	SEMI-ANN. 6.300% 05/11/2011, 342,000	351,992	366,220
	SWEDEN(KINGDOM OF)	3.50%, 12/01/2028, 5,000,000	1,182,675	1,147,117
	TENNESSEE VALLEY AUTH PWR	SEMI-ANN. 7.125% 05/01/2030, 942,000	1,128,116	1,225,725
	UNITED MEXICAN STATES	SEMI-ANN. 5.625% 01/15/2017, 34,000	32,510	34,459
	UNITED MEXICAN STATES	SEMI-ANN. 6.750% 09/27/2034, 2,075,000	2,103,802	2,291,837
	UNITED MEXICAN STATES	SEMI-ANN. 7.500% 04/08/2033, 45,000	17,431	53,663

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2007
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(C) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	(D) COST	(E) CURRENT VALUE

	OTHER (CONTINUED):
	MIBA AG/PREFERRED STOCK	111 SHARES	22,066	20,692
	MONEY MARKET COLLATERAL	2,000,000 UNITS	2,000,000	2,000,000
	MONEY MARKET COLLATERAL GOLDMAN SACHS	475,000 UNITS	475,000	475,000
	PORSCHE AUTOMOBIL HOLDING/PREFERRED STOCK	2,686 SHARES	5,040,554	5,442,482
	SANACORP PHARMAHOLDING AG/PREFERRED STOCK	246 SHARES	10,463	9,351
	STO AG/PREFERRED STOCK	1,464 SHARES	129,412	119,330
	TOBACCO SETTLEMENT FIN AUTH WEST VA	SEMI-ANN. 7.467% 06/01/2047, 100,000	94,000	96,040
	VILLEROY & BOCH/PREFERRED STOCK	1,657 SHARES	25,981	29,847

	TOTAL OTHER		37,384,309	40,405,401

	TOTAL INVESTMENTS		$12,806,381,010	$13,685,127,957

	* PARTY-IN-INTEREST INVESTMENTS
	** INTEREST RATE IS NET OF ADMINISTRATIVE SERVICE FEES.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (ACQUIRED AND DISPOSED OF WITHIN YEAR)
FOR THE YEAR ENDED DECEMBER 31, 2007
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(C) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	(D) COSTS OF ACQUISITIONS	(E) PROCEEDS OF DISPOSITION

	CORPORATE DEBT INSTRUMENTS:
	ALLIED WASTE NORTH AMERICN INC	SEMI-ANN, 8.50%, 12/01/2008, 300,000	315,000	312,165
	AMERICAN EXPRESS CREDIT ACCT	MONTHLY FLOATING, 09/15/2009, 1,250,000	1,250,781	1,250,000
	AMERICAN EXPRESS CREDIT ACCT	MONTHLY FLOATING, 11/16/2009, 4,250,000	4,253,652	4,250,000
	AUSTRA CORP	ZERO COUPON, 09/20/2007, 5,500,000	5,426,067	5,462,783
	CALIFORNIA INFRASTRUCTURE & ECO	QUARTERLY, 6.42%, 12/26/2009, 1,398,378	1,400,781	1,398,378
	CAPITAL ONE MASTER TRUST	MONTHLY, 4.90%, 03/15/2010, 200,000	199,781	200,000
	CARMAX AUTO OWNRS TRUST	MONTHLY, 5.31%, 02/15/2008, 3,563,310	3,563,310	3,563,310
	CDRV INVESTORS INC	QUARTERLY FLOATING, 12/01/2011, 375,000	370,469	363,750
	CDRV INVESTORS INC	FLOATING, 01/01/2015, 01/01/2015, 1,750,000	1,268,341	1,547,683
	CITIBANK CREDIT CARD ISSUANCE TRUST	SEMI-ANN, 6.875%, 11/16/2009, 1,845,000	1,865,931	1,845,000
	COUNTRYWIDE AB CERT	MONTHLY FLOATING, 04/25/2032, 4,902	4,905	—
	CWABS, INC	MONTHLY FLOATING, 04/25/2032, 10,075	10,082	—
	DISCOVER CARD	MONTHLY FLOATING, 05/15/2010, 5,500,000	5,500,645	5,500,000
	DOBSON CELLULAR SYSTEMS INC	SEMI-ANN, 8.375%, 11/01/2011, 278,000	284,839	300,248
	EMBARQ CORPORATION	SEMI-ANN, 7.995%, 06/01/2036, 60,000	63,370	62,350
	FRENCH LICK RESORTS & CASINO	SEMI-ANN, 10.75%, 04/15/2014, 250,000	235,000	204,323
	GE CAPITAL	MONTHLY FLOATING, 09/15/2010, 5,500,000	5,500,430	5,500,000
	GMAC LLC	SEMI-ANN, 6.625%, 05/15/2012, 610,000	607,676	593,225
	GOTHAM FDG CORP	ZERO COUPON, 12/27/2007, 5,500,000	5,353,028	5,382,004
	GREEKTOWN HOLDINGS	SEMI-ANN, 10.75%, 12/01/2013, 250,000	270,625	249,375
	HSBC AUTOMOTIVE TRUST	MONTHLY, 5.40%, 06/17/2009, 694,363	694,341	694,363
	LEHMAN BROS HLDGS INC	SEMI-ANN, 6.00%, 07/19/2012, 460,000	459,531	458,859
	MAGNACHIP SEMICONDUCTOR	QUARTERLY FLOATING, 12/15/2011, 226,000	214,700	206,790
	MASTR ADJUSTABLE RATE MORTGAGES	MONTHLY FLOATING, 04/25/2046	—	14,233
	MBNA MASTER CREDIT CARD TRUST	MONTHLY, 6.50%, 04/15/2010, 1,200,000	1,211,250	1,200,000
	PACIFIC GAS & ELECTRIC CO	QUARTERLY, 6.48%, 12/26/2009, 5,378,252	5,399,681	5,378,252
	PLAYTEX PRODUCTS INC	SEMI-ANN, 9.375%, 06/01/2011, 500,000	517,500	501,875
	ROMULUS FUNDING CORP	ZERO COUPON, 09/04/2007, 2,304,000	2,275,615	2,282,550
	ROYAL BANK OF SCOTLAND	MONTHLY FLOATING, 07/03/2008, 700,000	699,594	698,996
	SCALDIS & SCALDIS JO	ZERO COUPON, 09/17/2007, 5,500,000	5,363,883	5,463,081
	TIME WARNER CABLE INC	SEMI-ANN, 5.850%, 05/01/2017, 290,000	289,330	290,853
	TIME WARNER CABLE INC	SEMI-ANN, 6.550%, 05/01/2037, 300,000	298,068	301,746
	USAA AUTO OWNER TRUST	MONTHLY, 3.160%, 02/17/2009, 971,567	965,039	971,567
	WACHOVIA AUTO OWNER TRUST	MONTHLY, 5.41%, 04/20/2009, 1,367,636	1,368,035	1,367,636
	VOLKSWAGEN	MONTHLY, 5.317%, 02/20/2008, 3,700,000	3,700,000	3,700,000
	30 YR PLAT POOL	MONTHLY, 6.00%, 12/01/2037, 44,100,000	44,602,313	44,500,417

	TOTAL CORPORATE DEBT INSTRUMENTS		105,803,593	106,015,812

	CORPORATE STOCK — PREFERRED:
	HENKEL KGAA	19,020 SHARES	2,227,891	2,558,040
	WHITBREAD	62,500 SHARES	—	196,188

	TOTAL CORPORATE STOCK — PREFERRED		2,227,891	2,754,228

	CORPORATE STOCK — COMMON:
	AB SAGAX	7,333 SHARES	88,020	86,626
	ABB GRAIN	47,300 SHARES	239,840	301,512
	ABG SUNDAL COLLIER	159,522 SHARES	400,239	394,347
	ABILIT CORP	2,900 SHARES	28,229	13,503
	ADEKA CORP	3,000 SHAREES	31,580	32,345
	ADIDAS AG	1,200 SHARES	76,912	69,534
	ADMIRALTY RESOURCES	140,000 SHARES	60,922	56,505
	AEROVIRONMENT INC	500 SHARES	8,500	12,177
	AGL ENERGY	67,900 SHARES	925,001	857,651
	AGRICORE UNITED	2,500 SHARES	35,995	46,096

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (ACQUIRED AND DISPOSED OF WITHIN YEAR)
FOR THE YEAR ENDED DECEMBER 31, 2007
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(C) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	(D) COSTS OF ACQUISITIONS	(E) PROCEEDS OF DISPOSITION

	CORPORATE STOCK — COMMON (CONTINUED):
	AIR LIQUIDE	11,880 SHARES	1,508,242	1,613,986
	ALBA	4,401 SHARES	12,822	14,843
	ALCO HOLDINGS	36,000 SHARES	18,148	21,156
	ALLIANCE BOOTS PLC	109,000 SHARES	1,772,923	2,134,466
	ALLREAL HLDG	2,011 SHARES	246,957	239,122
	ALLTEL CORP	15,100 SHARES	796,019	1,078,481
	ALOKA CO	8,300 SHARES	96,576	121,646
	ALPEN CO	19,300 SHARES	293,385	279,390
	ALPHAMERIC	205,072 SHARES	212,202	46,086
	AMCOR	147,400 SHARES	902,332	862,017
	AMEC	4,201 SHARES	47,865	49,829
	AMERICAN PUBLIC EDUCATION INC	2,000 SHARES	40,000	64,325
	AMLIN	198,230 SHARES	1,239,337	1,176,036
	AMP	207,920 SHARES	2,038,611	1,904,430
	AMSTRAD	27,091 SHARES	80,000	81,049
	ANRITSU CORP	22,000 SHARES	97,369	92,240
	ANTOFAGASTA	301,000 SHARES	2,663,717	3,125,187
	AOC HLDGS	33,600 SHARES	489,672	563,282
	ARNEST ONE	38,200 SHARES	366,250	250,823
	ARROW ENERGY	31,200 SHARES	86,012	66,689
	ASAHI PRETEC	12,700 SHARES	241,184	290,213
	ASATSU DK	15,200 SHARES	482,540	497,375
	ASPREVA PHARMACEUTICALS CORP	9,400 SHARES	192,334	242,217
	ASTELLAS PHARMA INC	71,000 SHARES	3,117,255	3,194,030
	ASX LTD	92,510 SHARES	3,891,295	3,957,205
	ATRIUM LJUNGBERG	2,800 SHARES	19,228	32,511
	AUSPINE	2,971 SHARES	9,780	9,050
	BABCOCK & BROWN LTD	4,200 SHARES	114,377	101,394
	BANKINTER	461 SHARES	39,694	41,256
	BEAZLEY GROUP	92,095 SHARES	265,480	283,127
	BEIERSDORF	31,600 SHARES	2,144,093	2,284,897
	BEKAERT	3,003 SHARES	373,884	416,740
	BIOMET INC	150,600 SHARES	5,528,677	6,927,600
	BMB CORP	40,200 SHARES	159,548	194,022
	BML INC	12,900 SHARES	249,880	186,520
	BORAL LTD	42,400 SHARES	311,060	241,056
	BRITISH SKY BROADCASTING GROUP	75,500 SHARES	968,014	1,006,505
	C&C GROUP	265,500 SHARES	2,587,874	3,728,572
	CABLE & WIRELESS	929,608 SHARES	3,071,949	3,627,012
	CALSONIC KANSEI	89,000 SHARES	462,031	402,859
	CANADIAN REAL ESTATE INV TRUST	300 SHARES	7,676	7,865
	CANWEST GLOBAL	8,590 SHARES	85,129	64,249
	CAPITAL ONE FINANCIAL CORP	0 SHARES	—	46
	CARMIKE CINEMAS INC	39,200 SHARES	1,311,339	1,005,222
	CASINO GUICHARD-PERRACHON	28,997 SHARES	2,886,906	3,009,027
	CASTELLUM	86,000 SHARES	1,219,930	1,083,413
	CATTLES	9,000 SHARES	77,668	81,343
	CH OFFSHORE	5,000 SHARES	1,306	2,069
	CHIBA KOGYO BANK	1,300 SHARES	13,614	17,046
	CHINA AVAIATION OIL	17,000 SHARES	17,336	32,167
	CHIYODA CO	20,100 SHARES	453,791	296,900
	CHONG HING BANK LTD	45,000 SHARES	124,794	113,904
	CHUKYO BANK	19,000 SHARES	58,226	58,212
	CINRAM INT’L INCOME FUND	18,550 SHARES	432,093	353,648
	CITADEL BROADCASTING CORP	2,995 SHARES	12,882	18,131

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (ACQUIRED AND DISPOSED OF WITHIN YEAR)
FOR THE YEAR ENDED DECEMBER 31, 2007
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(C) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	(D) COSTS OF ACQUISITIONS	(E) PROCEEDS OF DISPOSITION

	CORPORATE STOCK — COMMON (CONTINUED):
	CITYCON	182,000 SHARES	1,386,985	1,187,061
	CLARCOR INC	18,600 SHARES	570,687	591,546
	CNOOC	2,956,000 SHARES	2,404,976	3,413,898
	CNP ASSURANCES	17,400 SHARES	—	31,557
	COCHLEAR	7,400 SHARES	407,286	481,564
	COFFEY INT’L	1,400 SHARES	5,129	4,393
	COGECO INC	300 SHARES	12,068	12,370
	COLOWIDE	4,500 SHARES	21,364	20,993
	COMET HOLDINGS	800 SHARES	130,858	189,082
	COMET HOLDINGS	42 SHARES	—	—
	COMPELLENT TECH INC	200 SHARES	2,700	4,622
	COMSYS HOLDINGS CORP	1,000 SHARES	8,046	7,418
	CONWERT IMMOBILIEN INVEST	5,509 SHARES	—	—
	COOPER ENERGY	15,300 SHARES	10,257	8,563
	CORPORACION FINANCIERA ALBA	17,551 SHARES	974,152	1,237,696
	CREDIT CORP GROUP	22,200 SHARES	196,001	152,984
	CREDITO VALTELLINESE	229 SHARES	—	652
	CREDITO VALTELLINESE	68,000 SHARES	1,198,135	1,285,027
	D&M HOLDINGS INC	4,000 SHARES	16,530	16,734
	D/S NORDEN	4,860 SHARES	216,805	288,907
	D/S NORDEN	722 SHARES	630,438	744,452
	DAIDO STEEL CO	9,000 SHARES	70,814	64,283
	DAIKI ALUMINUM INDUSTRY CO	52,000 SHARES	338,524	318,850
	DATA DOMAIN INC	1,000 SHARES	15,000	22,950
	DAVID JONES	110,400 SHARES	238,992	407,683
	DAVIS SERVICE GROUP	73,912 SHARES	954,791	859,885
	DEEP YELLOW	96,800 SHARES	46,883	41,711
	DEEP YELLOW	96,800 SHARES	—	—
	DERWENT LONDON	2,987 SHARES	124,886	105,658
	DEVINE	8,400 SHARES	6,886	9,989
	DISCOVER FINANCIAL SERVICES	27,400 SHARES	597,452	495,927
	DO & CO REST & CATERING	440 SHARES	—	—
	DO & CO REST & CATERING	1,538 SHARES	25,365	59,388
	DOMTAR CORPORATION	67,300 SHARES	425,715	544,605
	DOWNER EDI	60,400 SHARES	259,909	331,595
	DRAGON OIL	27,432 SHARES	98,399	124,344
	DRAX GROUP	167,034 SHARES	2,572,208	2,109,946
	DUNDEE REAL ESTATE INV TRUST	8,400 SHARES	282,898	359,553
	DUPONT FABROS TECH	8,100 SHARES	170,100	179,040
	DYNEGY INC	3,453 SHARES	34,392	34,259
	EACESS	661 SHARES	363,316	429,519
	ECS HLDGS	661,000 SHARES	211,250	306,545
	EDF	25,320 SHARES	1,392,471	2,557,033
	EGANAGOLDPFEIL HOLDINGS	334,000 SHARES	160,514	40,893
	EL.EN.	2,123 SHARES	76,413	80,315
	ELISA	139,200 SHARES	4,247,621	3,621,810
	EMPLOYERS HOLDINGS INC	1,700 SHARES	28,900	33,709
	ENERGY DEVELOPMENT	71,600 SHARES	273,199	264,411
	ENPLAS CORP	2,700 SHARES	51,949	44,461
	ENSIGN ENERGY SERVICES INC	12,590 SHARES	252,017	218,382
	ESTERLINE TECH CORP	27,000 SHARES	1,127,220	1,436,269
	EVIALIS	1,954 SHARES	91,349	94,344
	F.B.D. HOLDINGS	24,824 SHARES	901,220	867,700
	F&c ASSET MAN	86,794 SHARES	320,270	277,260
	FABERGE	66,624 SHARES	906,874	920,469

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (ACQUIRED AND DISPOSED OF WITHIN YEAR)
FOR THE YEAR ENDED DECEMBER 31, 2007
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(C) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	(D) COSTS OF ACQUISITIONS	(E) PROCEEDS OF DISPOSITION

	CORPORATE STOCK — COMMON (CONTINUED):
	FINMECCANICA SPA	53,600 SHARES	1,183,400	1,680,429
	FINTECH GLOBAL INC	40 SHARES	9,207	8,052
	FIONIA BANK	34 SHARES	9,862	10,012
	FIRST PACIFIC CO	288,000 SHARES	174,620	172,952
	FONCIERE DES MURS	1,596 SHARES	59,246	54,388
	FORZANI GROUP	6,430 SHARES	129,158	110,861
	FOXHOLLOW TECHS INC	65 SHARES	1,483	1,375
	FUJI OIL CO	30,900 SHARES	261,471	237,663
	FYFFES	20,075 SHARES	28,419	29,223
	GENESYS	103,165 SHARES	170,457	192,114
	GENOPTIX INC	6,200 SHARES	105,400	162,176
	GEODIS	3,921 SHARES	—	37,117
	GERDAU AMERISTEEL CORP	46,500 SHARES	466,074	527,485
	GEVEKO	471 SHARES	3,504	5,141
	GLORY	26,100 SHARES	507,768	613,815
	GLU MOBILE	31,200 SHARES	358,800	347,510
	GMO INTERNET INC	40,500 SHARES	226,937	152,023
	GODO STEEL	103,000 SHARES	509,743	433,580
	GREAT SOUTHERN	117,000 SHARES	258,166	188,168
	GREY WOLF INC	182,000 SHARES	1,275,068	1,256,325
	GROUPE LAPERRIER & VERREAULT INC	10,300 SHARES	293,806	404,193
	GRUPO FERROVIAL	13,811 SHARES	1,301,792	1,176,930
	GUANGDONG INVESTMENT	128,000 SHARES	65,298	63,569
	GUOCOLAND	3,000 SHARES	7,097	11,248
	GUOCOLAND	1,000 SHARES	—	1,272
	G4S PLC	613,704 SHARES	2,375,352	2,641,934
	HASTINGS DIVERSIFIED UTILITIES FUND	29,605 SHARES	62,924	77,171
	HELICAL BAR PLC	24,197 SHARES	206,427	215,939
	HENDERSON EUROTRUST	2,495 SHARES	24,267	24,750
	HIGH CO	15,000 SHARES	198,671	197,067
	HON KWOK LAND INVESTMENT CO	498,000 SHARES	197,281	213,381
	HOUSEWARE INT’L	6,200 SHARES	8,925	9,867
	HSBC HOLDINGS	187,000 SHARES	3,406,677	3,348,092
	HTL INTERNATIONAL HOLDINGS	1,000 SHARES	745	566
	HUB INTERNATIONAL	2,600 SHARES	76,005	101,238
	HUBER & SUHNER	14,826 SHARES	491,341	977,014
	HUFVUDSTADEN	127,393 SHARES	1,519,053	1,258,861
	HUSKY INJECTION MOLDING SYSTEMS CO	47,210 SHARES	337,393	380,879
	HYRO LIMITED	656,900 SHARES	147,566	131,230
	H20 RETAILING CORP	3,000 SHARES	25,070	25,014
	IBERPAPEL GESTION SA	363 SHARES	9,678	11,533
	IBIDEN CO	4,000 SHARES	2,055,026	2,125,897
	ICHIKOH INDUSTRIES	20,000 SHARES	54,822	55,697
	IDU CO	10 SHARES	8,697	12,771
	IIDA HOME MAX CO LTD	16,500 SHARES	299,205	261,649
	INDOFOOD AGRI RESOURCES LTD	222 SHARES	101	—
	INNVEST REAL ESTATE INVESTMENT	4,800 SHARES	61,679	57,588
	INTER LINK FOODS	14,000 SHARES	105,492	45,209
	INTERSEROH	12,400 SHARES	476,442	718,852
	INTERVEST OFFICES	2,745 SHARES	114,811	110,569
	IRESS MARKET TECH	16,500 SHARES	99,643	109,481
	ITALMOBILIARE SPA	79 SHARES	10,219	9,665
	IWATE (BANK OF)	1,000 SHARES	62,798	57,865
	JABIRU METALS LTD	192,200 SHARES	174,713	190,114
	JAPAN RADIO CO	81,000 SHARES	237,631	246,165

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (ACQUIRED AND DISPOSED OF WITHIN YEAR)
FOR THE YEAR ENDED DECEMBER 31, 2007
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(C) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	(D) COSTS OF ACQUISITIONS	(E) PROCEEDS OF DISPOSITION

	CORPORATE STOCK — COMMON (CONTINUED):
	JINHUI HLDGS CO	97,000 SHARES	43,842	61,024
	JUST GROUP	67,706 SHARES	278,036	292,632
	KADOKAWA GROUP HLDGS	12,300 SHARES	400,635	320,818
	KAGA ELECTRONICS CO	9,200 SHARES	132,340	141,189
	KAGOSHIMA BANK	42,000 SHARES	310,919	305,604
	KANTO NATURAL GAS DEV CO	2,000 SHARES	12,681	12,548
	KELDA GROUP	225,153 SHARES	4,143,053	4,222,259
	KEMIRA GROWHOW	12,386 SHARES	151,479	203,189
	KEOPS A/S	5,735 SHARES	22,598	25,125
	KINTETSU WORLD EXPRESS	2,300 SHARES	78,489	77,610
	KIRAYAKA HOLDINGS INC	16,000 SHARES	28,177	25,716
	KISSEI PHARMACEUTICAL CO	20,000 SHARES	346,906	405,994
	KLOVERN	52,681 SHARES	244,914	195,115
	KME GROUP	0 SHARES	1	1
	KOJIMA CO	21,700 SHARES	174,424	171,209
	KONAKA CO	14,200 SHARES	177,814	118,005
	KONINKLIJKE	137,400 SHARES	2,286,638	2,315,424
	KONINKLIJKE	319 SHARES	10,508	10,872
	KUNGSLEDEN	119,403 SHARES	1,863,021	1,395,696
	KURIMOTO	31,000 SHARES	75,872	55,492
	KYODO PRINTING CO	37,000 SHARES	142,878	130,533
	L.C. DEVELOPMENT	1,184,000 SHARES	172,948	363,843
	LADBROKES	192,000 SHARES	1,411,692	1,529,985
	LATECOERE	4,930 SHARES	152,587	140,531
	LEGACY HOTELS	36,300 SHARES	473,721	457,083
	LEONI	797 SHARES	34,068	39,440
	LEVEL 3 COMMUNICATIONS INC	72,151 SHARES	182,757	472,720
	LIBERTY INT’L	138,173 SHARES	3,426,882	2,906,491
	LIMELIGHT NETWORKS INC	1,900 SHARES	28,500	36,563
	LINDE	41,800 SHARES	4,442,737	5,148,049
	LOOPNET INC	24,900 SHARES	374,546	425,436
	LOW & BONAR	21,793 SHARES	60,309	61,442
	LOW KENG HUAT	236,000 SHARES	—	58,246
	LOW KENG HUAT	236,000 SHARES	173,409	108,747
	MACARTHUR COAL LTD	22,800 SHARES	161,551	155,755
	MAFFEI	10,486 SHARES	41,572	42,804
	MAINFREIGHT	6,800 SHARES	27,144	35,011
	MAPELEY	16,376 SHARES	1,213,042	703,572
	MARSTON’S	4,016 SHARES	26,692	35,506
	MARUBENI CORP	271,000 SHARES	2,107,896	2,310,015
	MARUI GROUP CO	19,300 SHARES	216,394	229,513
	MAXVALU TOKAI CO	200 SHARES	2,974	3,065
	MAYR-MELNHOF KARTON	3,523 SHARES	512,003	717,092
	MCDONALDS HOLDINGS CO	13,800 SHARES	241,453	235,516
	MDS INC	400 SHARES	7,214	6,971
	MEDIA SQUARE	126,160 SHARES	55,457	13,994
	MEIJI DIARIES CORP	227,966 SHARES	1,988,421	1,490,488
	MEIWA ESTATE CO	17,000 SHARES	263,428	239,055
	MERCK KGAA	18,000 SHARES	—	34,774
	MERMAID MARINE AUSTRALIA	76,400 SHARES	93,716	119,083
	METROVACESA SA	7,640 SHARES	844,899	853,363
	MINARA RESOURCES	102,300 SHARES	563,542	542,098
	MISYS	243,344 SHARES	1,079,652	1,192,553
	MITO SECURITIES	6,000 SHARES	27,188	27,408
	MITSUBISHI SECURITIES CO	47,000 SHARES	609,885	460,652

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (ACQUIRED AND DISPOSED OF WITHIN YEAR)
FOR THE YEAR ENDED DECEMBER 31, 2007
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(C) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	(D) COSTS OF ACQUISITIONS	(E) PROCEEDS OF DISPOSITION

	CORPORATE STOCK — COMMON (CONTINUED):
	MORITA CORP	6,000 SHARES	32,173	30,825
	MVV ENERGIE AG	13,525 SHARES	—	22,275
	NAMCO BANDAI HOLDINGS INC	7,400 SHARES	102,781	121,482
	NAMURA SHIPBUILDING CO	100 SHARES	1,553	1,349
	NCC	1,684 SHARES	36,550	39,036
	NESTE OIL	58,000 SHARES	2,077,695	2,022,093
	NEW WORLD CHINA	335,200 SHARES	214,624	380,563
	NEXT MEDIA	66,000 SHARES	35,968	21,741
	NH HOTELES	46,188 SHARES	—	19,955
	NICHIREI CORP	311,000 SHARES	1,764,549	1,590,300
	NIEUWE STEEN INVESTMENTS	33,000 SHARES	970,480	918,092
	NIPPON KAYAKU CO	60,000 SHARES	496,818	484,147
	NIPPON METAL INDUSTRY CO	148,000 SHARES	697,733	574,128
	NIPPON SIGNAL CO	34,900 SHARES	260,699	225,488
	NIPPON YAKIN KOGYO CO	36,500 SHARES	350,453	286,780
	NISHIKAWA RUBBER CO	1,000 SHARES	12,305	12,430
	NISSAN SHATAI CO	71,000 SHARES	389,572	554,576
	NISSIN ELECTRIC CO	3,000 SHARES	11,032	11,860
	NITTO KOHKI CO	3,100 SHARES	67,833	68,169
	NORITSU KOKI CO	12,700 SHARES	235,888	262,616
	NORTEL NETWORKS CORP	3,800 SHARES	95,815	69,330
	NORTH WEST CO	12,400 SHARES	173,189	232,454
	NORTHGATE INFORMATION SOLUTIONS	491,953 SHARES	770,548	839,209
	NORTHGATE	8,071 SHARES	169,159	123,967
	NOVARTIS	32,620 SHARES	1,825,741	1,724,708
	OAKTON	64,400 SHARES	309,029	303,338
	OKABE CO	22,000 SHARES	112,874	122,266
	OKASAN HOLDINGS INC	73,000 SHARES	526,751	456,839
	OKINAWA ELECTRIC POWER CO INC	7,500 SHARES	452,690	418,506
	OPPENHEIMER HLDGS	1,570 SHARES	85,860	65,162
	ORCHARD PARADE HLDGS	46,000 SHARES	45,824	53,306
	ORIGIN ENERGY LTD	12,700 SHARES	94,563	112,628
	OSTJYDSK BANK	380 SHARES	—	1,553
	PALADIN ENERGY LTD	15,400 SHARES	117,322	104,564
	PANAHOME CORP	58,000 SHARES	398,445	382,151
	PARAMOUNT BED CO	7,600 SHARES	125,006	143,715
	PARAMOUNT RESOURCES	21,700 SHARES	402,036	321,539
	PARTYGAMING	783,813 SHARES	546,600	627,263
	PEOPLES FOOD HLDGS	232,000 SHARES	283,568	208,434
	PEPSICO INC	14,642 SHARES	955,391	996,375
	PETROCHINA CO	2,476,991 SHARES	2,721,044	3,237,298
	PIRELLI & CO REAL ESTATE	5,212 SHARES	398,973	307,629
	PORT BOUVARD LTD	167,082 SHARES	392,327	288,370
	PORT BOUVARD LTD	68,080 SHARES	—	26,077
	PRIMARY HEALTH PROPERTIES	9,595 SHARES	82,452	68,542
	PROMINA GROUP	36,778 SHARES	158,976	72,717
	PRUDENTIAL	138,800 SHARES	1,879,037	1,926,884
	PUNCH INT’L	397 SHARES	54,310	48,590
	PUNCH TAVERNS	1,200 SHARES	29,270	30,823
	Q.P. CORP	44,900 SHARES	390,655	412,640
	RALLY ENERGY CORP	13,900 SHARES	86,085	101,811
	READYMIX	2,613 SHARES	9,992	6,539
	REBEL SPORT	2,500 SHARES	7,532	8,890
	RECKITT BENCKISER	35,800 SHARES	1,876,167	2,015,459
	REPUBLIC SERVICES INC	196,950 SHARES	5,048,717	5,633,298

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (ACQUIRED AND DISPOSED OF WITHIN YEAR)
FOR THE YEAR ENDED DECEMBER 31, 2007
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(C) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	(D) COSTS OF ACQUISITIONS	(E) PROCEEDS OF DISPOSITION

	CORPORATE STOCK — COMMON (CONTINUED):
	REUTERS GROUP	195,161 SHARES	1,456,765	1,697,013
	RIGHT-ON CO	12,000 SHARES	114,159	140,318
	RIO TINTO	59,959 SHARES	2,971,535	4,562,845
	ROLLS ROYCE GROUP	13,260,800 SHARES	—	26,882
	RPC GROUP	20,209 SHARES	106,940	117,394
	SABMILLER	113,700 SHARES	3,032,737	3,071,355
	SANDVIK	161,000 SHARES	3,225,416	2,933,675
	SANDVIK	97,300 SHARES	42,699	41,928
	SANKEI BUILDING CO	3,500 SHARES	33,954	36,885
	SANKEN ELECTRIC CO	51,000 SHARES	282,441	283,127
	SANOFI-AVENTIS	23,465 SHARES	952,444	969,798
	SANYO ELECTRIC CREDIT CO	9,900 SHARES	157,457	252,787
	SANY SPECIAL STEEL CO	76,000 SHARES	493,831	561,634
	SAP AG	16,750 SHARES	854,418	929,209
	SAPPORO HLDGS	51,000 SHARES	375,524	355,039
	SAPUTO INC	6,100 SHARES	194,789	257,231
	SCHNEIDER ELECTRIC	28,207 SHARES	3,795,659	3,823,276
	SCOTTISH POWER	242,600 SHARES	3,073,897	3,549,804
	SEEK LIMITED	31,300 SHARES	249,749	258,931
	SECGRO PLC	92,813 SHARES	1,405,273	1,322,008
	SEVEN & I HOLDINGS CO LTD	65,800 SHARES	1,684,100	1,666,236
	SEVERN TRENT	12,301 SHARES	358,530	359,054
	SEZ HLDGS	33,600 SHARES	880,470	1,001,644
	SHAFTESBURY PLC	58,242 SHARES	918,063	818,013
	SHENYIN WANGUO	165,000 SHARES	50,584	49,153
	SHENZHEN EXPRESSWAY	190,000 SHARES	135,608	114,204
	SHINKO ELECTRIC CO	10,000 SHARES	31,212	27,912
	SHINSEI BANK	130,000 SHARES	742,034	420,983
	SHO-BOND CORP	5,200 SHARES	50,427	55,353
	SIAS	3,511 SHARES	57,896	53,433
	SINGAPORE SHIPPING	68,000 SHARES	17,681	18,185
	SINOTRANS	244,000 SHARES	93,260	93,312
	SKY NETWORK TELEVISION LTD	28,800 SHARES	127,860	118,989
	SKY PERFECT JSAT CORP	440 SHARES	278,875	229,433
	SLM CORP	54,730 SHARES	2,597,815	1,119,338
	SOARES DA COSTA	13,493 SHARES	43,598	44,211
	SOLSTAD	1,391 SHARES	36,776	37,033
	SOURCEFIRE INC	27,000 SHARES	405,000	421,217
	SP AUSNET	365,000 SHARES	430,432	440,900
	SP TELEMEDIA	41,800 SHARES	32,738	31,089
	SPAREBANKEN MORE	470 SHARES	20,879	19,930
	SPIRENT COMMS	21,707 SHARES	28,911	32,735
	SPONDA	38,670 SHARES	—	58,243
	SPONDA	40,111 SHARES	438,459	581,305
	SPOTLESS GROUP	66,100 SHARES	233,129	254,862
	SPSS INC	14,400 SHARES	426,280	566,216
	SSL INT’L	222,800 SHARES	1,930,507	1,969,858
	SSP	27,000 SHARES	132,056	132,056
	STAGE STORES INC	46,000 SHARES	969,931	933,918
	STAR CRUISES	81,000 SHARES	24,032	28,644
	STARBUCKS CORP	53,028 SHARES	1,402,591	1,494,251
	STARHUB LTD	45,000 SHARES	80,326	83,107
	STORA ENSO	88,964 SHARES	1,550,917	1,694,682
	STRAITS RESOURCES	69,300 SHARES	204,529	228,518
	SUMISHO COMPUTER SYSTEMS CORP	20,500 SHARES	395,674	406,704

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (ACQUIRED AND DISPOSED OF WITHIN YEAR)
FOR THE YEAR ENDED DECEMBER 31, 2007
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(C) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	(D) COSTS OF ACQUISITIONS	(E) PROCEEDS OF DISPOSITION

	CORPORATE STOCK — COMMON (CONTINUED):
	SUMITOMO BAKELITE CO	49,000 SHARES	434,739	346,905
	SUMITOMO OSAKA CEMENT CO	59,000 SHARES	151,544	146,163
	SUMITOMO WIRING SYSTEMS	3,000 SHARES	59,690	68,253
	SUNCORP METWAY LTD	13,622 SHARES	58,882	240,748
	SUPER CHEAP AUTO GROUP	29,800 SHARES	113,187	118,434
	SVENSKA CELLULOSA AB-SCA	145,800 SHARES	2,670,230	2,592,243
	SWITCH AND DATA FACILITIES CO	900 SHARES	15,300	17,986
	SYNGENTA	16,544 SHARES	2,433,076	3,333,203
	SYSCO CORP	26,745 SHARES	881,248	871,932
	TAIFOOK SECURITIES GROUP LTD	12,000 SHARES	8,870	8,156
	TAIHEI DENGYO KAISHA	4,000 SHARES	27,264	33,943
	TAKAMATSU CORP	800 SHARES	10,801	9,847
	TAKEFUJI CORP	2,140 SHARES	126,524	92,628
	TATTS GROUP LTD	82,700 SHARES	331,775	290,742
	TDG	3,921 SHARES	20,147	19,493
	TECHNOPOLIS	17,617 SHARES	173,386	160,550
	TIS INC	16,800 SHARES	358,398	354,826
	TOHO ZINC CO	8,000 SHARES	68,377	49,700
	TOHOKU PIONEER	10,400 SHARES	143,318	189,433
	TOKAI TOKYO SECURITIES	88,000 SHARES	492,267	442,681
	TOKYO RAKUTENCHI CO	2,000 SHARES	8,816	7,367
	TOMOTHERAPY	1,100 SHARES	20,900	25,928
	TONG REN TANG TECH CO	18,000 SHARES	34,533	41,673
	TOPPAN FORMS	4,700 SHARES	48,175	48,929
	TOTO	25,000 SHARES	215,420	178,289
	TOYO SECURITIES CO	56,000 SHARES	295,013	204,739
	TPV TECHNOLOGY	48,000 SHARES	31,345	28,832
	TRANSPACIFIC INDUSTRIES GROUP LTD	48,995 SHARES	410,940	527,587
	TRAVELERS	20,500 SHARES	938,461	1,136,420
	TRIBUNE CO	29,800 SHARES	905,799	1,009,050
	UBS	23,375 SHARES	1,390,579	1,233,345
	UNIBRA	68 SHARES	8,788	10,492
	UNIMAT LIFE CORP	18,400 SHARES	234,332	222,419
	UNIONE DI BANCHE ITALIANE SCPA	90,691 SHARES	2,543,437	2,553,823
	UNIQ	2,818 SHARES	9,541	11,144
	UNITED ENGINEERS	46,000 SHARES	106,043	108,943
	UNITED INDUSTRIAL CORP	22,400 SHARES	1,132,840	1,814,400
	UNITED OVERSEAS INS	17,000 SHARES	—	9,139
	UNITED OVERSEAS INS	17,000 SHARES	50,588	43,875
	URALITA	2,410 SHARES	20,086	21,788
	URBAN	194,500 SHARES	2,743,436	2,833,213
	UTD INT’L ENTERPRISE	185 SHARES	15,301	20,022
	VALORA HOLDING	439 SHARES	105,654	87,462
	VEDANTA RESOURCES	69,199 SHARES	2,347,372	2,926,418
	VILLAGE ROADSHOW	64,300 SHARES	107,347	166,738
	VOLVO	61,200 SHARES	125,804	220,943
	WACHOVIA CORP	86,726 SHARES	2,362,668	4,441,628
	WACOAL HOLDINGS CORP	5,000 SHARES	61,301	60,666
	WAI KEE HOLDINGS	256,000 SHARES	81,237	100,216
	WARTSILA	40,416 SHARES	2,694,348	2,724,490
	WBL CORPORATION	50,000 SHARES	156,083	148,255
	WEST AUST’N NEWSPAPERS HLDGS	61,100 SHARES	682,561	703,884
	WEST FRASER TIMBER CO	9,200 SHARES	353,101	265,350
	WHEELOCK PROPERTIES	44,000 SHARES	62,388	72,091
	WHITBREAD	55,851 SHARES	1,355,522	1,987,981

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (ACQUIRED AND DISPOSED OF WITHIN YEAR)
FOR THE YEAR ENDED DECEMBER 31, 2007
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(C) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	(D) COSTS OF ACQUISITIONS	(E) PROCEEDS OF DISPOSITION

	CORPORATE STOCK — COMMON (CONTINUED):
	WING TAI HOLDINGS	3,800 SHARES	—	1,909
	WOLFORD	400 SHARES	17,817	19,113
	WONG’S KONG KING INT’L	30,000 SHARES	4,630	6,179
	WOOLWORTHS LTD	144,400 SHARES	2,917,388	3,504,199
	WPP GROUP	212,300 SHARES	2,861,249	2,856,903
	YAMAZAKI BAKING CO	20,000 SHARES	144,045	175,715
	YELLOW PAGES INC	16,150 SHARES	204,297	220,329
	ZEPHYR	50 SHARES	87,659	69,717
	ZUKEN INC	300 SHARES	2,885	2,861

	TOTAL CORPORATE STOCK — COMMON		227,389,965	241,760,654

	DERIVATIVES:
	CCS INCOME TRUST	300 SHARES	12,929	12,109
	CHAMPION TECH HOLDINGS LTD	142,361 SHARES	—	5,380
	CREDITO VALTELLINE	229 SHARES	—	—
	EUX ACALL	EXPIRES 05/24/2007, Size 1,000, 10	—	3,876
	EUX APUT	EXPIRES 05/24/2007, Size 1,000, 10	—	3,698
	INDUSTRIAL & COMMRC’L BANK CHINA	22,111 SHARES	—	3,403
	SOUTH CHINA LTD	70,000 SHARES	—	4,010
	JUN 07 BDFUT	CALL SOCIETY 4098846, EX. 05/25/2007, 38	25,128	—
	P/CALL EURO DOLLAR FUT OPT	CALL SOCIETY 4098846, EX. 06/18/2007, 46	87,218	—
	P/CALL EURO DOLLAR FUT OPT	CALL SOCIETY 4098846, EX. 09/17/2007, 126	258,367	—
	P/CALL EURO DOLLAR FUT OPT	CALL SOCIETY 4098846, EX. 12/17/2007, 23	7,328	3,373
	P/CALL EURO DOLLAR OPT	CALL SOCIETY 4098846, EX. 12/17/2007, 40	80,100	—
	P/CALL EURO DOLLAR OPT	CALL SOCIETY 4098846, EX. 09/17/2007, 60	41,913	—
	P/CALL EURO DOLLAR OPT	CALL SOCIETY 4098846, EX. 06/18/2007, 114	217,645	—
	P/CALL EURO DOLLAR OPT	CALL SOCIETY 4098846, EX. 09/17/2007, 200	421,213	—
	P/CALL EURO DOLLAR OPT	CALL SOCIETY 4098846, EX. 12/17/2007, 32	78,210	—
	P/CALL EURO DOLLAR OPT	CALL SOCIETY 4098846, EX. 12/17/2007, 5	9,275	—
	P/CALL EURO DOLLAR OPT	CALL SOCIETY 4098846, EX. 09/17/2007, 40	4,575	—
	P/CALL USA TREASURY BONDS	CALL SOCIETY 4098846, EX. 08/24/2007, 58	46,540	12,398
	P/CALL USA TREASURY BONDS	CALL SOCIETY 4098846, EX. 02/23/2007, 18	12,153	6,629
	P/CALL USA TREASURY BONDS	CALL SOCIETY 4098846, EX. 08/24/2007, 74	52,401	16,911
	P/CALL USA TREASURY BONDS	CALL SOCIETY 4098846, EX. 05/25/2007, 34	13,467	—
	P/CALL USA TREASURY BONDS	CALL SOCIETY 4098846, EX. 11/20/2007, 58	70,024	9,107
	P/CALL USA TREASURY BONDS	CALL SOCIETY 4098846, EX. 12/21/2007, 8	2,165	—
	P/CALL USA TREASURY BONDS	CALL SOCIETY 40988D6, EX. 02/23/2007, 98	64,568	7,295
	P/CALL USA TREASURY BONDS	CALL SOCIETY 40988D6, EX. 02/23/2007, 60	16,784	17,316
	P/CALL USA TREASURY NOTES FUT 5 YR	CALL SOCIETY 40988D6, EX. 02/23/2007, 39	10,554	—
	P/CALL USA TREASURY NOTES FUT	CALL SOCIETY 4098846, EX. 08/24/2007, 7	2,332	1,606
	P/CALL USA TREASURY NOTES FUT	CALL SOCIETY 4098846, EX. 05/25/2007, 170	75,725	960
	P/CALL USA TREASURY NOTES FUT 5 YR	CALL SOCIETY 4098846, EX. 08/24/2007, 75	210,249	37,418
	P/CALL USA TREASURY NOTES FUT 5 YR	CALL SOCIETY 4098846, EX. 11/20/2007, 37	144,715	—
	P/CALL USA TREASURY NOTES FUT 5 YR	CALL SOCIETY 4098846, EX. 08/24/2007, 36	12,555	—
	P/PUT EURO DOLLAR FUT OPT	PUT SOCIETY 4098846, EX. 09/17/2007, 13	146	—
	P/PUT EURO DOLLAR FUT OPT	PUT SOCIETY 4098846, EX. 06/16/2007, 16	1,880	—
	P/PUT EURO DOLLAR FUT OPT	PUT SOCIETY 4098846, EX. 06/18/2007, 23	2,703	—
	P/PUT USA TREASURY NOTES	PUT SOCIETY 4098846, EX. 11/20/2007, 7	3,316	949
	P/PUT USA TREASURY BONDS	PUT SOCIETY 4098846, EX. 05/25/2007, 9	7,217	—
	P/PUT USA TREASURY NOTES	PUT SOCIETY 4098846, EX. 05/25/2007, 12	7,373	—
	SEP 07 BDFUT	CALL SOCIETY 4098846, EX. 08/24/2007, 44	33,907	1,155
	W/CALL USA TREASURY NOTE	CALL SOCIETY 4098846, EX. 08/24/2007, 21	6,339	2,442
	W/CALL USA TREASURY BONDS	CALL SOCIETY 40988D6, EX. 02/23/2007, 52	(37,928)	—
	W/CALL USA TREASURY BONDS	CALL SOCIETY 40988D6, EX. 02/23/2007, 22	(2,859)	—

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (ACQUIRED AND DISPOSED OF WITHIN YEAR)
FOR THE YEAR ENDED DECEMBER 31, 2007
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(C) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	(D) COSTS OF ACQUISITIONS	(E) PROCEEDS OF DISPOSITION

	DERIVATIVES (CONTINUED):
	W/CALL USA TREASURY BONDS	CALL SOCIETY 40988D6, EX. 02/23/2007, 65	(47,222)	—
	P/PUT OTC EPUT	PUT SOCIETY 40988D6, EX. 02/01/2007, 8,000,000	(24,480)	—
	P/CALL USA TREASURY NOTES	PUT SOCIETY 40988D6, EX. 12/21/2007, 30	(11,381)	—
	P/PUT USA TREASURY BONDS	PUT SOCIETY 40988D6, EX. 02/23/2007, 4	(1,543)	—
	P/PUT USA TREASURY BONDS	PUT SOCIETY 40988D6, EX. 02/23/2007, 56	(39,345)	(61,995)
	P/PUT USA TREASURY BONDS	PUT SOCIETY 40988D6, EX. 12/21/2007, 32	(11,215)	—
	P/PUT USA TREASURY BONDS	PUT SOCIETY 40988D6, EX. 02/22/2008, 19	(16,629)	(36,314)
	P/PUT USA TREASURY NOTES	PUT SOCIETY 40988D6, EX. 05/25/2007, 35	(14,872)	—
	CDS @ 140 BPS	QUARTERLY, 1.40%, EX. 06/20/2012, 1,100,000	1,112,106	1,067,368
	CDS CDXNAIGHVOL	QUARTERLY, 0.75%, EX. 06/20/2012, 2,700,000	2,606,243	2,622,086
	CDS GST	QUARTERLY, 0.75%, EX. 06/20/2012, 3,500,000	3,430,727	3,369,956
	CDS	MONTHLY, 0.115%, EX. 05/25/2046, 500,000	477,503	488,750
	CDS	600,000 SHARES	(600,000)	(600,000)
	CDS	SEMI-ANN, 5.25%, EX. 09/19/2037, 6,100,000	5,431,989	5,735,262
	CDS-ABX	800,000 SHARES	745,000	781,000
	CDS-ABX@242 BPS	MONTHLY, 2.42%, EX. 05/25/2046, 400,000	320,092	278,641
	CDS-CDX.HVOL.8@75 BPS	QUARTERLY, 0.75%, EX. 06/20/2012, 1,100,000	1,095,071	1,067,815
	CDS-CDXNAIGHVOL8@75 BPS	QUARTERLY, 0.75%, EX. 06/20/2012, 600,000	574,373	578,011
	CDS-DJ CDX.HV7@75 BPS	QUARTERLY, 0.75%, EX. 12/20/2011, 700,000	697,998	697,263
	CDS-DJ CDX.HV7@75 BPS	QUARTERLY, 0.75%, EX. 12/20/2011, 6,100,000	6,067,791	6,076,149
	CDS-DJ CDX.HV7@75 BPS	QUARTERLY, 0.75%, EX. 12/20/2011, 3,600,000	3,586,591	3,585,924
	CDS-DJ CDX.HV7@75 BPS	QUARTERLY, 0.75%, EX. 12/20/2011, 1,200,000	1,195,400	1,195,494
	CDS-DJ CDX.HV7@75 BPS	QUARTERLY, 0.75%, EX. 03/20/2012, 2,500,000	2,492,364	2,490,225
	CDS-DJ CDX.HV7@75 BPS	1,200,000 SHARES	1,194,443	1,201,249
	CDS-DJ HY.7 REC	1,000,000 SHARES	1,000,000	1,000,000
	CDS-DJ REC	22,800,000 SHARES	22,800,000	22,800,000
	CDS-DJ REC	QUARTERLY, 0.27%, EX. 09/20/2012, 1,000,000	1,000,000	1,000,000
	CDS-EK@233 BPS	QUARTERLY, 2.33%, EX. 09/20/2012, 400,000	400,000	398,834
	CDS-EK@335 BPS	QUARTERLY, 3.35%, EX. 06/20/2012, 300,000	300,000	317,422
	CDS-EK@352 BPS	QUARTERLY, 2.33%, EX. 09/20/2012, 250,000	250,000	263,320
	CDS-HVOL.7 @325 BPS	1,500,000 SHARES	1,500,000	1,500,000
	CDS-HVOL.7 @75 BPS	6,300,000 SHARES	6,300,000	6,300,000
	CDX.NA.IGHV8 @ 75BPS	QUARTERLY, 0.75%, EX. 06/20/2012, 2,400,000	2,384,392	2,386,693
	CDX.NAHY8	500,000 SHARES	(500,000)	(500,000)
	CDX.NAHY8	QUARTERLY, 2.75%, EX. 06/20/2012, 500,000	500,469	501,250
	CDS	QUARTERLY, 2.75%, EX. 05/26/2007, 300,000	300,000	300,000
	CDS	1,300,000 SHARES	1,300,000	1,300,000
	FXV LOCK	CALL SOCIETY, 7001976, EX. 08/24/2007, 1	—	450
	GS INT RATE SWAP FIXED	SEMI-ANN, 5.279%, EX. 01/31/2012, 6,100,000	6,100,000	6,378,943
	GS INT RATE SWAP REC	SEMI-ANN, 5.086%, EX. 01/12/2012, 6,300,000	6,300,000	6,541,651
	GS INT RATE SWAP REC	QUARTERLY, 5.505%, EX. 08/29/2017, 1,100,000	1,100,000	1,100,255
	GS INT RATE SWAP REC FWD	SEMI-ANN, 5.086%, EX. 01/12/2012, 1,190,000	1,114,304	1,120,487
	GS INT RATE SWAP REC	SEMI-ANN, 5.270%, EX. 02/02/2017, 5,700,000	5,700,000	5,980,419
	IRS CAD	100,000 SHARES	200	1,112
	IRS USD	28,800,000 SHARES	484,985	487,915
	IRS	SEMI-ANN, 5.306%, EX. 08/29/2017, 1,100,000	(1,100,000)	(1,104,919)
	IRS	SEMI-ANN, 5.310%, EX. 08/29/2017, 1,100,000	(1,100,000)	(1,104,567)
	IRS	QUARTERLY, 5.505%, EX. 08/29/2017, 1,100,000	1,100,000	1,100,244
	IRS	SEMI-ANN, 5.000%, EX. 09/19/2012, 3,100,000	2,785,319	3,032,730
	MASCO BP BOA	100,000 SHARES	—	1,009
	SWAPTION PAYER	9,200,000 SHARES	(2,138)	—
	SWAPTION RECIEVER	CALL SOCIETY 4098846, EX. 11/26/2007, 5,700,000	45,885	—
	OWR	3,600,000 SHARES	3,587,456	3,603,497
	DEC 07 CAN 10 YR FUTURE	EXPIRES 12/18/2007, SIZE 100,000, 2	—	910
	SEP 07 CAN 10 YR FUTURE	EXPIRES 09/19/2007, SIZE 100,000, 2	—	(4,336)

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (ACQUIRED AND DISPOSED OF WITHIN YEAR)
FOR THE YEAR ENDED DECEMBER 31, 2007
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(C) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	(D) COSTS OF ACQUISITIONS	(E) PROCEEDS OF DISPOSITION

	DERIVATIVES (CONTINUED):
	DEC 07 EURODOLLAR- CME FUTURE LONG	EXPIRES 12/17/2007, SIZE 250,000, 519	—	144,728
	DEC 07 EURO-BUND FUTURE	EXPIRES 12/06/2007, SIZE 100,000, 11	—	(22,448)
	SEP 07 EURO-BUND FUTURE	EXPIRES 09/06/2007, SIZE 100,000, 11	—	(31,536)
	JUN 07 EURO-BUND FUTURE	EXPIRES 06/07/2007, SIZE 100,000, 20	—	98,627
	MAR 07 JPN 10YR BOND	EXPIRES 03/09/2007, SIZE 100,000,000, 6	—	15,521
	SEP 07 JPN 10YR BOND FUTURE	EXPIRES 09/10/2007, SIZE 100,000,000, 2	—	19,994
	JUN 07 JPN 10YR BOND	EXPIRES 06/11/2007, SIZE 100,000,000, 3	—	(32,707)
	JUN 07 EURODOLLAR-CME FUTURE SHORT	EXPIRES 6/18/2007, SIZE 250,000, 138	—	51,448
	JUN 07 10YR US T-NOTE FUTURE	EXPIRES 06/20/2007, SIZE 100,000, 281	—	769,837
	JUN 08 LIFFE 90 DAY STERLING FUTURE	EXPIRES 06/18/2008, SIZE 125,000, 1	—	(1,368)
	SEP 07 TREASURY BOND CBT FUTURE SH	EXPIRES 9/19/2007, SIZE 100,000, 266	—	(288,178)
	SEP 07 10 YR T NOTE-CBT FUTURE LONG	EXPIRES 9/19/2007, SIZE 100,000, 1,017	—	(403,997)
	SEP 07 10 YR T NOTE-CBT FUTURE SHORT	EXPIRES 09/19/2007, SIZE 100,000, 318	—	(362,593)
	DEC 07 TREASURY BONDS-CBT FUTURE LG	EXPIRES 12/20/2007, SIZE 100,000, 269	—	979,544
	SEP 07 TREASURY BONDS-CBT FUTURE LONG	EXPIRES 09/19/2007, SIZE 100,000, 394	—	(323)
	JUN 07 TREASURY BONDS-CBT FUTURE SH	EXPIRES 06/30/2007, SIZE 100,000, 69	—	322,440
	DEC 07 JPN 10YR BOND	EXPIRES 12/11/2007, SIZE 100,000,000, 2	—	21,758
	JUN 07 US LONG BD (CBT)	EXPIRES 06/20/2007, SIZE 100,000, 457	—	(1,166,501)
	DEC 07 US LONG BD (CBT)	EXPIRES 12/19/2007, SIZE 100,000, 238	—	(566,469)
	DEC 07 US 10YR NOTE FUTURE	EXPIRES 12/19/2007, SIZE 100,000, 119	—	(101,623)
	DEC 07 US 10YR NOTE FUTURE	EXPIRES 12/19/2007, SIZE 100,000, 28	—	45,818
	DEC 07 US 10YR NOTE FUTURE	EXPIRES 12/19/2007, SIZE 100,000, 1,490	—	(4,133,463)
	JUN 07 US 2YR NOTE (CBT)	EXPIRES 06/29/2007, SIZE 100,000, 5	—	6,903
	JUN 07 US 5YR T NOTE CBT FUTURE	EXPIRES 06/29/2007, SIZE 100,000, 266	—	(301,120)
	DEC 07 US 5YR NOTE (CBT)	EXPIRES 12/31/2007, SIZE 100,000, 637	—	(544,508)
	JUN 07 US 5YR NOTE (CBT)	EXPIRES 06/29/2007, SIZE 100,000, 14	—	(17,570)
	SEP 07 US 5YR NOTE (CBT)	EXPIRES 09/28/2007, SIZE 100,000, 97	—	(18,735)
	DEC 07 US 5YR NOTE	EXPIRES 12/31/2007, SIZE 100,000, 47	—	152,712
	JUN 07 US 10YR T NOTE CBT FUTURE LONG	EXPIRES 06/20/2007, SIZE 100,000, 1,149	—	(999,463)
	DEC 07 US 2YR T NOTE CBT FUTURE SHORT	EXPIRES 12/31/2007, SIZE 200,000, 18	—	(24,086)
	SEP 07 US 2YR T NOTE CBT FUTURE SHORT	EXPIRES 09/28/2007, SIZE 100,000, 5	—	(7,941)
	JUN 07 US 5YR T NOTE CBT FUTURE SHORT	EXPIRES 06/29/2007, SIZE 100,000, 71	—	171,051
	SEP 07 US 5YR T NOTE CBT FUTURE SHORT	EXPIRES 09/28/2007, SIZE 100,000, 585	—	(293,841)
	W/CALL EURO DOLLAR FUTURE OPTION	CALL SOCIETY 4098846, EX. 06/18/2007, 39	(5,655)	—
	W/CALL EURO DOLLAR FUTURE OPTION	CALL SOCIETY 4098846, EX. 12/17/2007, 39	(17,118)	—
	W/CALL EURO DOLLAR OPTION	CALL SOCIETY 4098846, EX. 09/17/2007, 20	(6,900)	—
	W/CALL EURO DOLLAR OPTION	CALL SOCIETY 4098846, EX. 06/18/2007, 16	(1,720)	—
	W/CALL EURO DOLLAR OPTION	CALL SOCIETY 4098846, EX. 09/17/2007, 27	(5,465)	—
	W/CALL EURO DOLLAR OPTION	CALL SOCIETY 4098846, EX. 09/17/2007, 24	(7,180)	—
	W/CALL EURO DOLLAR OPTION	CALL SOCIETY 4098846, EX. 12/17/2007, 30	(3,788)	—
	W/CALL EURO DOLLAR 1 YEAR	CALL SOCIETY 4098846, EX. 03/16/2007, 32	(5,228)	—
	W/CALL MAR06 EURO DOLLAR	CALL SOCIETY 4098846, EX. 09/15/2007, 11	(2,008)	—
	W/CALL USA TREASURY NOTES	CALL SOCIETY 4098846, EX. 08/24/2007, 13	(2,598)	(20,761)
	W/CALL USA TREASURY NOTES	CALL SOCIETY 4098846, EX. 05/25/2007, 34	(14,356)	—
	W/CALL USA TREASURY NOTES	CALL SOCIETY 4098846, EX. 05/25/2007, 2	(900)	—
	W/CALL USA TREASURY NOTES	CALL SOCIETY 4098846, EX. 11/20/2007, 13	(6,458)	(1,464)
	W/CALL USA TREASURY NOTES	CALL SOCIETY 4098846, EX. 11/20/2007, 18	(4,067)	(895)
	W/CALL USA TREASURY NOTES	CALL SOCIETY 4098846, EX. 02/22/2008, 11	(3,746)	(2,442)
	W/CALL USA TREASURY NOTES	CALL SOCIETY 4098846, EX. 06/22/2007, 21	(3,395)	—
	W/CALL USA TREASURY NOTES	CALL SOCIETY 4098846, EX. 08/24/2007, 7	(3,356)	(3,973)
	W/CALL USA TREASURY NOTES	CALL SOCIETY 4098846, EX. 07/27/2007, 121	(29,973)	(5,628)
	W/CALL USA TREASURY NOTES	CALL SOCIETY 4098846, EX. 12/24/2007, 239	(84,821)	(225,660)
	W/CALL USA TREASURY NOTES	CALL SOCIETY 4098846, EX. 08/24/2007, 95	(21,853)	(9,994)
	W/CALL USA TREASURY NOTES	CALL SOCIETY 4098846, EX. 11/20/2007, 174	(60,599)	(57,015)
	W/CALL USA TREASURY NOTES	CALL SOCIETY 4098846, EX. 05/25/2007, 10	(3,561)	—

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (ACQUIRED AND DISPOSED OF WITHIN YEAR)
FOR THE YEAR ENDED DECEMBER 31, 2007
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(C) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	(D) COSTS OF ACQUISITIONS	(E) PROCEEDS OF DISPOSITION

	DERIVATIVES (CONTINUED):
	W/CALL USA TREASURY NOTES	CALL SOCIETY 4098846, EX. 08/24/2007, 49	(16,193)	—
	W/CALL USA TREASURY NOTES	CALL SOCIETY 4098846, EX. 11/20/2007, 188	(65,466)	(35,880)
	W/CALL USA TREASURY NOTES	CALL SOCIETY 4098846, EX. 05/25/2007, 174	(59,411)	—
	W/CALL USA TREASURY NOTES	CALL SOCIETY 4098846, EX. 08/24/2007, 150	(80,531)	(28,549)
	W/CALL USA TREASURY NOTES	CALL SOCIETY 4098846, EX. 11/20/2007, 16	(7,795)	(15,909)
	W/CALL USA TREASURY NOTES	CALL SOCIETY 4098846, EX. 05/25/2007, 362	(141,174)	—
	W/CALL USA TREASURY NOTES	CALL SOCIETY 4098846, EX. 08/18/2007, 15	(5,316)	—
	W/CALL USA TREASURY NOTES	CALL SOCIETY 4098846, EX. 09/21/2007, 26	(9,417)	—
	W/CALL USA TREASURY NOTES	CALL SOCIETY 4098846, EX. 11/20/2007, 38	(20,701)	(35,924)
	W/CALL USA TREASURY NOTES	CALL SOCIETY 4098846, EX. 02/22/2008, 39	(23,289)	(136,226)
	W/CALL USA TREASURY NOTES	CALL SOCIETY 4098846, EX. 11/20/2007, 30	(13,678)	—
	W/CALL USA TREASURY NOTES	CALL SOCIETY 4098846, EX. 12/25/2007, 32	(9,090)	—
	W/CALL USA TREASURY NOTES	CALL SOCIETY 4098846, EX. 12/21/2007, 33	(13,757)	(13,056)
	W/CALL USA TREASURY NOTES	CALL SOCIETY 4098846, EX. 12/21/2007, 15	(8,706)	—
	W/CALL USA TREASURY BONDS	CALL SOCIETY 4098846, EX. 06/22/2007, 12	(4,909)	—
	W/CALL USA TREASURY BONDS	CALL SOCIETY 4098846, EX. 06/22/2007, 55	(10,288)	—
	W/CALL USA TREASURY BONDS	CALL SOCIETY 4098846, EX. 07/27/2007, 13	(4,498)	(3,362)
	W/CALL USA TREASURY BONDS	CALL SOCIETY 4098846, EX. 07/27/2007, 7	(2,262)	(2,551)
	W/CALL USA TREASURY BONDS	CALL SOCIETY 4098846, EX. 08/24/2007, 74	(33,193)	(85,134)
	W/CALL USA TREASURY BONDS	CALL SOCIETY 4098846, EX. 08/24/2007, 22	(12,296)	—
	W/CALL USA TREASURY BONDS	CALL SOCIETY 4098846, EX. 06/22/2007, 1	(58)	—
	W/CALL USA TREASURY BONDS	CALL SOCIETY 4098846, EX. 08/24/2007, 122	(54,518)	(1,177)
	W/CALL USA TREASURY BONDS	CALL SOCIETY 4098846, EX. 08/24/2007, 141	(49,959)	—
	W/CALL USA TREASURY BONDS	CALL SOCIETY 4098846, EX. 08/24/2007, 21	(8,692)	—
	W/CALL USA TREASURY BONDS	CALL SOCIETY 4098846, EX. 02/23/2007, 7	(1,824)	(2,098)
	W/CALL USA TREASURY BONDS	CALL SOCIETY 4098846, EX. 11/20/2007, 35	(15,138)	(86,581)
	W/CALL USA TREASURY BONDS	CALL SOCIETY 4098846, EX. 05/25/2007, 53	(25,938)	(30,859)
	W/CALL USA TREASURY BONDS	CALL SOCIETY 4098846, EX. 08/24/2007, 37	(12,003)	—
	W/CALL USA TREASURY BONDS	CALL SOCIETY 4098846, EX. 10/26/2007, 7	(2,153)	—
	W/CALL USA TREASURY BONDS	CALL SOCIETY 4098846, EX. 10/26/2007, 4	(1,605)	—
	W/CALL USA TREASURY BONDS	CALL SOCIETY 4098846, EX. 11/20/2007, 22	(14,671)	—
	W/CALL USA TREASURY BONDS	CALL SOCIETY 4098846, EX. 05/25/2007, 17	(21,431)	—
	W/CALL USA TREASURY BONDS	CALL SOCIETY 4098846, EX. 02/23/2007, 8	(1,210)	—
	W/CALL USA TREASURY BONDS	CALL SOCIETY 4098846, EX. 02/23/2007, 16	(2,420)	—
	W/CALL USA TREASURY BONDS	CALL SOCIETY 4098846, EX. 05/25/2007, 170	(81,838)	(56,414)
	W/CALL USA TREASURY BONDS	CALL SOCIETY 4098846, EX. 05/25/2007, 69	(54,780)	(51,258)
	W/CALL USA TREASURY BONDS	CALL SOCIETY 4098846, EX. 08/24/2007, 67	(44,353)	(57,194)
	W/CALL USA TREASURY BONDS	CALL SOCIETY 4098846, EX. 05/25/2007, 146	(73,145)	—
	W/CALL USA TREASURY BONDS	CALL SOCIETY 4098846, EX. 08/24/2007, 8	(4,210)	—
	W/CALL USA TREASURY BONDS	CALL SOCIETY 4098846, EX. 03/23/2007, 14	(3,649)	—
	W/CALL USA TREASURY BONDS	CALL SOCIETY 4098846, EX. 03/23/2007, 15	(3,675)	—
	W/CALL USA TREASURY BONDS	CALL SOCIETY 4098846, EX. 05/25/2007, 55	(27,694)	—
	W/CALL USA TREASURY BONDS	CALL SOCIETY 4098846, EX. 08/24/2007, 16	(5,670)	—
	W/CALL USA TREASURY BONDS	CALL SOCIETY 4098846, EX. 12/25/2007, 24	(16,005)	—
	W/CALL USA TREASURY BONDS	CALL SOCIETY 4098846, EX. 05/25/2007, 23	(13,416)	—
	W/CALL USA TREASURY BONDS	CALL SOCIETY 4098846, EX. 05/25/2007, 8	(4,023)	—
	W/CALL USA TREASURY BONDS	CALL SOCIETY 4098846, EX. 12/21/2007, 8	(5,460)	(2,290)
	W/CALL USA TREASURY BONDS	CALL SOCIETY 4098846, EX. 12/21/2007, 14	(5,289)	—
	W/CALL USA TREASURY NOTES FUTURE	CALL SOCIETY 4098846, EX. 05/25/2007, 24	(16,208)	—
	W/CALL USA TREASURY NOTES FUTURE	CALL SOCIETY 4098846, EX. 06/22/2007, 28	(5,001)	—
	W/CALL USA TREASURY NOTES FUTURE	CALL SOCIETY 4098846, EX. 08/24/2007, 28	(9,048)	—
	W/CALL USA TREASURY NOTES FUTURE	CALL SOCIETY 4098846, EX. 02/23/2007, 24	(5,333)	(6,026)
	W/CALL USA TREASURY NOTES FUTURE	CALL SOCIETY 4098846, EX. 06/22/2007, 8	(1,710)	—
	W/CALL USA TREASURY NOTES FUTURE	CALL SOCIETY 4098846, EX. 10/26/2007, 19	(15,639)	—
	W/CALL USA TREASURY NOTES FUTURE	CALL SOCIETY 4098846, EX. 11/20/2007, 47	(25,703)	—

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (ACQUIRED AND DISPOSED OF WITHIN YEAR)
FOR THE YEAR ENDED DECEMBER 31, 2007
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(C) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	(D) COSTS OF ACQUISITIONS	(E) PROCEEDS OF DISPOSITION

	DERIVATIVES (CONTINUED):
	W/CALL USA TREASURY NOTES FUTURE	CALL SOCIETY 4098846, EX. 08/24/2007, 93	(32,394)	—
	W/CALL USA TREASURY NOTES FUTURE	CALL SOCIETY 4098846, EX. 10/26/2007, 63	(23,216)	(6,555)
	W/CALL USA TREASURY NOTES FUTURE	CALL SOCIETY 4098846, EX. 11/20/2007, 152	(83,662)	—
	W/CALL USA TREASURY NOTES FUTURE	CALL SOCIETY 4098846, EX. 11/20/2007, 15	(6,753)	(5,753)
	W/CALL USA TREASURY NOTES FUTURE	CALL SOCIETY 4098846, EX. 11/20/2007, 14	(3,102)	—
	W/CALL USA TREASURY NOTES	CALL SOCIETY 4098846, EX. 12/25/2007, 284	(109,231)	(149,795)
	W/CALL USA TREASURY NOTES 10 YR	CALL SOCIETY 4098846, EX. 05/25/2007, 29	(10,043)	(15,989)
	W/CALL USA TREASURY NOTES 5 YR FUT	CALL SOCIETY 4098846, EX. 05/25/2007, 55	(8,522)	—
	W/CALL USA TREASURY NOTES 5 YR FUT	CALL SOCIETY 4098846, EX. 10/26/2007, 8	(585)	—
	W/CALL USA TREASURY NOTES 5 YR FUT	CALL SOCIETY 4098846, EX. 12/21/2007, 24	(5,505)	—
	W/PUT USA TREASURY NOTES FUTURE	PUT SOCIETY 4098846, EX. 11/20/2007, 35	(19,513)	—
	W/PUT EURO DOLLAR FUTURE	PUT SOCIETY 4098846, EX. 09/17/2007, 31	(4,695)	—
	W/PUT EURO DOLLAR FUTURE	PUT SOCIETY 4098846, EX. 12/17/2007, 55	(25,425)	—
	W/PUT EURO DOLLAR OPTION	PUT SOCIETY 4098846, EX. 12/17/2007, 65	(20,700)	—
	W/PUT USA TREASURY NOTES 5 YR	PUT SOCIETY 4098846, EX. 11/20/2007, 53	(21,391)	—
	W/PUT USA TREASURY NOTES 5 YR	PUT SOCIETY 4098846, EX. 12/21/2007, 8	(2,710)	—
	W/PUT USA TREASURY NOTES	PUT SOCIETY 4098846, EX. 08/24/2007, 13	(1,989)	—
	W/PUT USA TREASURY NOTES	PUT SOCIETY 4098846, EX. 11/20/2007, 11	(2,027)	(1,583)
	W/PUT USA TREASURY NOTES	PUT SOCIETY 4098846, EX. 08/24/2007, 48	(32,151)	(2,879)
	W/PUT USA TREASURY NOTES	PUT SOCIETY 4098846, EX. 11/20/2007, 67	(32,931)	(1,238)
	W/PUT USA TREASURY NOTES	PUT SOCIETY 4098846, EX. 07/27/2007, 69	(28,764)	(20,112)
	W/PUT USA TREASURY NOTES	PUT SOCIETY 4098846, EX. 08/24/2007, 192	(79,243)	(3,410)
	W/PUT USA TREASURY NOTES	PUT SOCIETY 4098846, EX. 11/20/2007, 43	(15,676)	—
	W/PUT USA TREASURY NOTES	PUT SOCIETY 4098846, EX. 05/25/2007, 44	(12,263)	—
	W/PUT USA TREASURY NOTES	PUT SOCIETY 4098846, EX. 08/24/2007, 8	(1,585)	—
	W/PUT USA TREASURY NOTES	PUT SOCIETY 4098846, EX. 11/20/2007, 8	(3,585)	(1,468)
	W/PUT USA TREASURY NOTES	PUT SOCIETY 4098846, EX. 09/21/2007, 52	(13,521)	—
	W/PUT USA TREASURY NOTES	PUT SOCIETY 4098846, EX. 11/20/2007, 11	(1,633)	—
	W/PUT USA TREASURY NOTES	PUT SOCIETY 4098846, EX. 09/21/2007, 14	(5,399)	—
	W/PUT USA TREASURY BONDS	PUT SOCIETY 4098846, EX. 11/20/2007, 8	(4,585)	—
	W/PUT USA TREASURY BONDS	PUT SOCIETY 4098846, EX. 08/24/2007, 32	(11,840)	(881)
	W/PUT USA TREASURY BONDS	PUT SOCIETY 4098846, EX. 08/24/2007, 179	(107,808)	(2,984)
	W/PUT USA TREASURY BONDS	PUT SOCIETY 4098846, EX. 07/27/2007, 16	(4,795)	—
	W/PUT USA TREASURY BONDS	PUT SOCIETY 4098846, EX. 11/20/2007, 24	(6,630)	—
	W/PUT USA TREASURY BONDS	PUT SOCIETY 4098846, EX. 11/20/2007, 15	(2,269)	—
	W/PUT USA TREASURY BONDS	PUT SOCIETY 4098846, EX. 09/21/2007, 12	(7,909)	—
	W/PUT USA TREASURY BONDS	PUT SOCIETY 4098846, EX. 11/20/2007, 74	(25,630)	(19,089)
	W/PUT USA TREASURY BONDS	PUT SOCIETY 4098846, EX. 11/20/2007, 117	(44,774)	(8,588)
	W/PUT USA TREASURY BONDS	PUT SOCIETY 4098846, EX. 12/25/2007, 84	(60,143)	(27,870)
	W/PUT USA TREASURY BONDS	PUT SOCIETY 4098846, EX. 05/23/2008, 11	(8,880)	(9,966)
	W/PUT USA TREASURY BONDS	PUT SOCIETY 4098846, EX. 11/20/2007, 2	(1,178)	—
	W/PUT USA TREASURY BONDS	PUT SOCIETY 4098846, EX. 02/23/2007, 4	(793)	—
	W/PUT USA TREASURY BONDS	PUT SOCIETY 4098846, EX. 03/23/2007, 29	(4,839)	—
	W/PUT USA TREASURY BONDS	PUT SOCIETY 4098846, EX. 05/25/2007, 70	(37,791)	(68,319)
	W/PUT USA TREASURY BONDS	PUT SOCIETY 4098846, EX. 05/25/2007, 20	(11,963)	(20,725)
	W/PUT USA TREASURY BONDS	PUT SOCIETY 4098846, EX. 09/21/2007, 8	(2,460)	—
	W/PUT USA TREASURY BONDS	PUT SOCIETY 4098846, EX. 09/21/2007, 14	(4,633)	—
	W/PUT USA TREASURY BONDS	PUT SOCIETY 4098846, EX. 11/20/2007, 134	(81,299)	(43,371)
	W/PUT USA TREASURY BONDS	PUT SOCIETY 4098846, EX. 11/20/2007, 38	(13,091)	—
	W/PUT USA TREASURY BONDS	PUT SOCIETY 4098846, EX. 10/26/2007, 16	(5,545)	—
	W/PUT USA TREASURY BONDS	PUT SOCIETY 4098846, EX. 02/22/2008, 23	(29,104)	(36,770)
	W/PUT USA TREASURY BONDS	PUT SOCIETY 4098846, EX. 12/21/2007, 22	(9,499)	—
	W/PUT USA TREASURY BONDS	PUT SOCIETY 4098846, EX. 12/21/2007, 15	(7,659)	—
	W/PUT USA TREASURY BONDS	PUT SOCIETY 4098846, EX. 12/21/2007, 16	(8,170)	—
	W/PUT USA TREASURY BONDS	PUT SOCIETY 4098846, EX. 12/21/2007, 21	(19,692)	—

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (ACQUIRED AND DISPOSED OF WITHIN YEAR)
FOR THE YEAR ENDED DECEMBER 31, 2007
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(C) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	(D) COSTS OF ACQUISITIONS	(E) PROCEEDS OF DISPOSITION

	DERIVATIVES (CONTINUED):
	W/PUT USA TREASURY BONDS	PUT SOCIETY 4098846, EX. 12/21/2007, 15	(12,222)	—
	W/CALL USA TREASURY NOTES FUTURE	PUT SOCIETY 4098846, EX. 08/25/2007, 21	(4,489)	—
	W/CALL USA TREASURY NOTES FUTURE	PUT SOCIETY 4098846, EX. 07/27/2007, 36	(13,320)	—
	W/CALL USA TREASURY NOTES FUTURE	PUT SOCIETY 4098846, EX. 08/24/2007, 14	(3,180)	—
	W/CALL USA TREASURY NOTES FUTURE	PUT SOCIETY 4098846, EX. 05/25/2007, 17	(2,571)	—
	W/CALL USA TREASURY NOTES FUTURE	PUT SOCIETY 4098846, EX. 05/25/2007, 41	(11,767)	—
	W/CALL USA TREASURY NOTES FUTURE	PUT SOCIETY 4098846, EX. 11/20/2007, 23	(6,713)	—
	W/CALL USA TREASURY NOTES FUTURE	PUT SOCIETY 4098846, EX. 09/21/2007, 8	(1,835)	—
	W/CALL USA TREASURY NOTES FUTURE	PUT SOCIETY 4098846, EX. 11/20/2007, 46	(21,129)	(21,792)
	W/CALL USA TREASURY NOTES FUTURE	PUT SOCIETY 4098846, EX. 09/21/2007, 39	(15,055)	—
	W/CALL USA TREASURY NOTES FUTURE	PUT SOCIETY 4098846, EX. 11/20/2007, 243	(134,113)	(33,160)
	W/CALL USA TREASURY NOTES FUTURE	PUT SOCIETY 4098846, EX. 10/26/2007, 2	(334)	—
	W/CALL USA TREASURY NOTES FUTURE	PUT SOCIETY 4098846, EX. 11/20/2007, 16	(3,295)	—
	W/CALL USA TREASURY NOTES FUTURE	PUT SOCIETY 4098846, EX. 10/26/2007, 18	(2,722)	—
	W/CALL USA TREASURY NOTES FUTURE	PUT SOCIETY 4098846, EX. 11/20/2007, 69	(20,638)	—
	W/CALL USA TREASURY NOTES FUTURE	PUT SOCIETY 4098846, EX. 11/20/2007, 16	(4,294)	—
	W/CALL USA TREASURY NOTES FUTURE	PUT SOCIETY 4098846, EX. 11/20/2007, 40	(11,893)	—
	W/CALL USA TREASURY NOTES FUTURE	PUT SOCIETY 4098846, EX. 12/21/2007, 69	(32,295)	(5,397)
	W/CALL USA TREASURY NOTES FUTURE	PUT SOCIETY 4098846, EX. 12/21/2007, 38	(27,497)	(309)
	W/CALL USA TREASURY NOTES FUTURE	PUT SOCIETY 4098846, EX. 12/21/2007, 102	(61,817)	—
	W/CALL USA TREASURY NOTES 5 YR FUT	PUT SOCIETY 4098846, EX. 09/21/2007, 16	(6,919)	—
	W/CALL USA TREASURY NOTES 5 YR FUT	PUT SOCIETY 4098846, EX. 11/20/2007, 16	(9,294)	—
	W/CALL USA TREASURY NOTES 5 YR FUT	PUT SOCIETY 4098846, EX. 12/21/2007, 21	(7,878)	—
	W/CALL USA TREASURY NOTES 5 YR FUT	PUT SOCIETY 4098846, EX. 12/21/2007, 51	(18,869)	—
	CDS @ 140 BPS	1,100,000 SHARES	(1,100,000)	(1,100,000)
	CDS GREENWICH CAPITAL MRKTS INC	300,000 SHARES	(300,000)	(300,000)
	CDS	500,000 SHARES	(500,000)	(500,000)
	CDS-ABX@242 BPS	400,000 SHARES	(400,000)	(400,000)
	CDS-CDXNAIGHVOL8@75 BPS	600,000 SHARES	(600,000)	(600,000)
	CDS-CDX.HVOL.8@75 BPS	1,100,000 SHARES	(1,100,000)	(1,100,000)
	CDS-CDXNAIGHVOL8@75 BPS	2,700,000 SHARES	(2,700,000)	(2,700,000)
	CDS-CDXNAIGHVOL8@75 BPS	3,500,000 SHARES	(3,500,000)	(3,500,000)
	CDS-DJ CDX.HV7@75 BPS	700,000 SHARES	(700,000)	(700,000)
	CDS-DJ CDX.HV7@75 BPS	3,600,000 SHARES	(3,600,000)	(3,600,000)
	CDS-DJ CDX.HV7@75 BPS	1,200,000 SHARES	(1,200,000)	(1,200,000)
	CDS-DJ CDX.HV7@75 BPS	6,100,000 SHARES	(6,100,000)	(6,100,000)
	CDS-DJ CDX.HV7@75 BPS	3,600,000 SHARES	(3,600,000)	(3,600,000)
	CDS-DJ CDX.HV7@75 BPS	1,200,000 SHARES	(1,200,000)	(1,200,000)
	CDS-DJ CDX.HV7@75 BPS	2,500,000 SHARES	(2,500,000)	(2,500,000)
	CDS-DJ	1,000,000 SHARES	(1,042,715)	(1,031,500)
	CDS-DJ PAY	500,000 SHARES	(513,715)	(513,295)
	CDS-DJ PAY	500,000 SHARES	(513,715)	(520,972)
	CDS-DJ PAY	1,000,000 SHARES	(1,028,549)	(1,023,913)
	CDS-DJ PAY	1,000,000 SHARES	(1,036,368)	(1,027,049)
	CDS-DJ PAY	400,000 SHARES	(414,547)	(412,136)
	CDS-DJ PAY	400,000 SHARES	(414,869)	(418,378)
	CDS-DJ PAY	400,000 SHARES	(415,228)	(414,100)
	CDS-DJ PAY	400,000 SHARES	(415,228)	(411,636)
	CDS-DJ PAY	QUARTERLY, 3.00%, EX. 12/20/2011, 900,000	(920,288)	(900,000)
	CDS-DJ PAY	QUARTERLY, 3.00%, EX. 12/20/2011, 1,100,000	(1,130,892)	(1,101,125)
	CDS-DJ PAY	14,100,000 SHARES	(14,106,053)	(14,094,006)
	CDS-DJ PAY	QUARTERLY, 3.25%, EX. 12/20/2011, 400,000	(416,550)	(407,148)
	CDS-DJ PAY	QUARTERLY, 3.25%, EX. 12/20/2011, 1,800,000	(1,874,475)	(1,806,875)
	CDS-EK@233 BPS	400,000 SHARES	(400,000)	(400,000)
	CDS-EK@352 BPS	250,000 SHARES	(250,000)	(250,000)

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF ASSETS (ACQUIRED AND DISPOSED OF WITHIN YEAR)
FOR THE YEAR ENDED DECEMBER 31, 2007
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4I)

(A)	(B) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(C) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	(D) COSTS OF ACQUISITIONS	(E) PROCEEDS OF DISPOSITION

	DERIVATIVES (CONTINUED):
	CDS-HVOL. 7 @325 BPS	1,500,000 SHARES	(1,564,073)	(1,558,042)
	CDS-HVOL. 7 @75 BPS	6,300,000 SHARES	(6,308,839)	(6,299,216)
	CDX-NA.IGHV8 @75BP	2,400,000 SHARES	(2,400,000)	(2,400,000)
	CDX-ABX	800,000 SHARES	(800,000)	(800,000)
	CDX-DJ PAY	900,000 SHARES	(930,400)	(918,550)
	CDS	QUARTERLY, 2.75%, EX. 06/20/2012, 300,000	(303,227)	(293,063)
	CDS	SEMI-ANN, 2.75%, EX. 06/20/2012, 1,300,000	(1,312,042)	(1,269,937)
	GS INT RATE SWAP PAY	QUARTERLY, 5.05%, EX. 01/12/2012, 5,700,000	(5,700,000)	(5,701,596)
	GS INT RATE SWAP PAY	QUARTERLY, 5.36%, EX. 01/12/2012, 6,300,000	(6,300,000)	(6,301,613)
	GS INT RATE SWAP PAY	QUARTERLY, 5.36%, EX. 09/19/2037, 6,100,000	(6,100,000)	(6,057,662)
	GS INT RATE SWAP PAY	QUARTERLY, 5.36%, EX. 01/31/2032, 6,100,000	(6,100,000)	(6,099,998)
	GS INT RATE SWAP PAY FWD	QUARTERLY, 5.36%, EX. 01/12/2012, 1,190,000	(1,190,000)	(1,184,675)
	IRS GOLDMAN	QUARTERLY, 0.00%, EX. 09/19/2012, 3,100,000	(3,100,000)	(3,100,000)

	TOTAL DERIVATIVES		(3,225,186)	(8,430,659)

	TOTAL INVESTMENTS		$332,196,263	$342,100,035

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER: 002 — EIN: 13/4994650
SCHEDULE OF REPORTABLE TRANSACTIONS
FOR THE YEAR ENDED DECEMBER 31, 2007
(IRS FORM 5500 — SCHEDULE H — PART IV — LINE 4J)

						(H) CURRENT
				(F) EXPENSE		VALUE OF
(A) IDENTITY	(B) DESCRIPTION OF ASSET (INCLUDE			INCURRED		ASSET ON
OF PARTY	INTEREST RATE AND MATURITY IN	(C) PURCHASE	(D) SELLING	WITH	(G) COST OF	TRANSACTION	(I) NET GAIN
INVOLVED	CASE OF A LOAN)	PRICE	PRICE	TRANSACTION	ASSET	DATE	OR (LOSS)

	SERIES OF TRANSACTIONS — SCHEDULE H, PART IV, LINE 4J
*	JPMORGAN CHASE & CO COM STOCK, 72 BUYS	VARIOUS		218,902	487,292,892	487,073,988	—
*	JPMORGAN CHASE & CO COM STOCK, 126 SELLS		VARIOUS	243,876	507,744,780	634,408,522	126,419,866
*	JPMORGAN DOM LIQUIDITY FUND, 1,836 BUYS	1.00		—	3,637,348,330	3,637,348,330	—
*	JPMORGAN DOM LIQUIDITY FUND, 1,674 SELLS		1.00	—	3,546,676,771	3,546,676,771	—

NOTE 1: THE THRESHOLD FOR REPORTING TRANSACTIONS UNDER DEPARTMENT OF LABOR PROVISIONS IS FIVE PERCENT OF THE FAIR VALUE OF THE PLAN’S NET ASSETS AT THE BEGINNING OF THE YEAR OF $13,182,343,806. FIVE PERCENT OF THIS AMOUNT IS $659,117,190.

	NOTE 2: COLUMN ‘(E) LEASE RENTAL’ HAS BEEN OMITTED, AS THERE ARE NO DATA TO REPORT IN THIS COLUMN.

	* PARTY-IN-INTEREST INVESTMENTS

INDEX TO EXHIBITS
SEQUENTIALLY NUMBERED

Exhibit No.	Exhibits	Page At Which Located

23.1	Consent of Independent Registered Public Accounting Firm	74

SIGNATURE
The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Annual Report on Form 11-K to be signed on its behalf by the undersigned hereunto duly authorized.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
By:	/s/ Louis Rauchenberger
Louis Rauchenberger
JPMorgan Chase & Co. Managing Director and Controller (Principal Accounting Officer)

Date: June 18, 2008